Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

by and among

AG&E HOLDINGS INC.

American Gaming & Electronics, Inc.,

Advanced Gaming Associates LLC,

the COMPANY MEMBER

and

the COMPANY REPRESENTATIVE

Dated as of April 12, 2016

TABLE OF CONTENTS

Article I. DEFINITIONS		2
1.01.	Definitions.	2
Article II. THE MERGER		12
2.01.	The Merger.	12
2.02.	Plan of Merger.	12
2.03.	Closing; Effective Time.	12
2.04.	Effect of the Merger.	12
2.05.	Constituent Documents of Surviving Entity; Directors and Officers.	13
2.06.	Conversion of Equity Interests Merger Sub.	13
2.07.	Merger Consideration.	13
2.08.	Post-Closing Adjustment to Parent Note Amount.	14
2.09.	Fractional Shares.	15
2.10.	Delivery of Stock Consideration.	16
2.11.	Rights as Members; Transfers of Existing Company Interests.	17
2.12.	Dissenters’ or Appraisal Rights.	17
2.13.	Further Action.	17
Article III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY MEMBER		18
3.01.	Organizational Matters.	18
3.02.	Capital Structure.	18
3.03.	Authority and Due Execution.	19
3.04.	Non-Contravention and Consents.	19
3.05.	Financial Statements.	20
3.06.	Indebtedness.	21
3.07.	Litigation.	21
3.08.	Taxes.	21
3.09.	Title to Property and Assets.	24
3.10.	Intellectual Property.	24
3.11.	Accounts Receivable; Accounts Payable.	26
3.12.	Compliance; Permits.	26
3.13.	Brokers’ and Finders’ Fees.	26
3.14.	Restrictions on Business Activities.	26
3.15.	Employment Matters.	27
3.16.	Employee Benefit Plans.	27
3.17.	Environmental Matters.	30
3.18.	Material Contracts.	30

i

3.19.	Insurance.	30
3.20.	Transactions with Related Parties; Additional Member Interests.	31
3.21.	Books and Records.	31
3.22.	Absence of Changes.	31
3.23.	Product Warranties; Services.	31
3.24.	Customers and Suppliers.	31
3.25.	Bank Accounts; Letters of Credit.	32
3.26.	Assets Used in the Business.	32
3.27.	Dissenter’s or Appraisal Rights.	32
3.28.	Disclosures.	32
Article IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		33
4.01.	Organizational Matters.	33
4.02.	Authority and Due Execution.	33
4.03.	Non-Contravention and Consents.	33
4.04.	Litigation.	34
4.05.	Parent Common Stock.	34
4.06.	Brokers’ and Finders’ Fees.	35
4.07.	Parent SEC Filings.	35
4.08.	Opinion of Financial Advisors.	35
4.09.	Net Operating Loss Carry Forwards.	35
4.10.	Working Capital.	35
4.11.	Trailing Twelve Months Financial Performance.	35
4.12.	Title to Property and Assets.	36
4.13.	Real Property.	36
4.14.	Equipment.	36
4.15.	Assets.	36
4.16.	Compliance.	36
4.17.	Permits.	36
Article V. COVENANTS		36
5.01.	Conduct of Business Prior to the Closing; Notice of Certain Events.	36
5.02.	Closing Distributions.	39
5.03.	Access to Information.	39
5.04.	No Solicitation of Other Bids.	39
5.05.	Board Resolutions and Governance Issues.	40
5.06.	Resignations.	40
5.07.	Tax Matters.	40
5.08.	Tax Documentation.	41

5.09.	Company Employees.	41
5.10.	Employee Benefit Plans.	41
5.11.	Publicity.	41
5.12.	Tail Insurance.	41
5.13.	Competing Transaction.	42
5.14.	Preparation of the Parent Proxy Statement; Parent Stockholders Meeting.	44
5.15.	Stock Consideration Securities Matters.	44
5.16.	Release.	45
5.17.	Regulatory Matters.	45
5.18.	Closing Conditions.	46
5.19.	Further Assurances.	46
Article VI. CONDITIONS TO CLOSING		46
6.01.	Conditions to Obligations of All Parties.	46
6.02.	Conditions to Obligations of Parent and Merger Sub.	46
6.03.	Conditions to Obligations of the Company and the Company Member.	48
Article VII. INDEMNIFICATION		49
7.01.	Survival.	49
7.02.	Indemnification.	50
7.03.	Limitations on Indemnification	52
7.04.	Punitive Damages	53
7.05.	Claim Notice; Third Party Claim Procedures.	53
Article VIII. TERMINATION		54
8.01.	Termination.	54
8.02.	Effect of Termination.	56
Article IX. COMPANY REPRESENTATIVE		56
9.01.	Authorization of Company Representative.	56
9.02.	Compensation.	56
Article X. GENERAL PROVISIONS		57
10.01.	Notices.	57
10.02.	Interpretation.	58
10.03.	Counterparts.	58
10.04.	Entire Agreement.	58
10.05.	Company Disclosure Schedule.	58
10.06.	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial; Voluntary Nature of Agreement and Counsel.	58
10.07.	Severability.	59
10.08.	Remedies.	60
10.09.	Specific Performance.	60

10.10.	Assignment.	60
10.11.	Expenses.	60
10.12.	Extension; Waiver.	60
10.13.	Amendment.	60

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 12, 2016, is entered into by and among AG&E Holdings Inc., an Illinois corporation (“Parent”), American Gaming & Electronics, Inc., a Nevada corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), Advanced Gaming Associates LLC, a Pennsylvania limited liability company (the “Company”), the Company Member (as defined below), and Anthony Tomasello, in his capacity as the Company representative (the “Company Representative”).

A.     The parties intend to effect a merger of the Company with and into Merger Sub in accordance with this Agreement (the “Merger”) and the applicable Merger Statutes (as defined below). Upon consummation of the Merger at Closing (as defined below), the Company will cease to exist, and Merger Sub will remain a direct wholly-owned Subsidiary of Parent.

B.     As a result of the Merger, and in accordance with the applicable Merger Statutes, all of the outstanding Equity Interests (as defined below) in the Company immediately prior to the Effective Time (as defined below) (the “Existing Company Interests”) shall be converted into the right to receive the Merger Consideration (as defined below) as set forth herein.

C.     The board of directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and its stockholder, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend approval of this Agreement and the transactions contemplated hereby, including adoption of the Merger, by Parent, the stockholder of Merger Sub.

D.     The Board of Directors of Parent (the “Parent Board”) (and acting upon the recommendation of a special committee of the Parent Board consisting only of independent directors of Parent, the “Transaction Committee”) has (i) determined that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and, subject to Parent Stockholder Approval (as defined below), the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved, subject to the terms and conditions set forth in this Agreement, to recommend approval of this Agreement and the transactions contemplated hereby, including adoption of the Merger, by the stockholders of Parent.

E.     The Company Board (as defined below) and the Company Member (as defined below) have unanimously (i) determined that it is in the best interests of the Company and the Company Member, and declared it advisable, to enter into this Agreement, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.

F.     Each of Parent, Merger Sub, the Company Member and the Company desire to make certain representations, warranties and covenants in connection with the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

Article I.

DEFINITIONS

1.01.       Definitions. As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

“Acquisition Proposal” has the meaning set forth in Section 5.04(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Additional Member Interests” has the meaning set forth in Section 3.20(b).

“Adverse Recommendation Change” has the meaning set forth in Section 5.13(f).

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition and this Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

“Agreed Accounting Principles” means GAAP as applied consistently by Parent.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Confidentiality Agreement” has the meaning set forth in Section 5.13(d).

“Applicable Law” means all laws, statutes, constitutions, rules, regulations, principles of common law, resolutions, codes, ordinances, requirements, judgments, orders, decrees, injunctions, and writs of any Governmental Entity.

“Break-Up Fee” has the meaning set forth in Section 8.01(b)(v).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Chicago, Illinois are authorized or required by Applicable Law to be closed for business.

“Cap” has the meaning set forth in Section 7.03(b)(i).

“Change in Recommendation Notice” has the meaning set forth in Section 5.13(i).

“Claim Notice” has the meaning set forth in Section 7.05(a).

“Closing” has the meaning set forth in Section 2.03(a).

“Closing Date” has the meaning set forth in Section 2.03(a).

“Closing Distributions” has the meaning set forth in Section 5.02.

“Closing Stock Consideration” has the meaning set forth in Section 2.07(b)(i).

“Closing Working Capital” means the current assets of the Company, minus the current liabilities of the Company, in each case as applied using the Agreed Accounting Principles.

“Closing Working Capital Statement” has the meaning set forth in Section 2.08(a)(i).

“Code” means the United States Internal Revenue Code of 1986, as amended; provided that all references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

“Commercially Reasonable Efforts” means the commercially reasonable efforts that a prudent person desirous of achieving a result and having an incentive to and interest in achieving such result would use in similar circumstances to achieve that result as expeditiously as reasonably possible.

“Company” shall have the meaning set forth in the Preamble.

“Company Benefit Plans” has the meaning set forth in Section 3.16(a).

“Company Board” means the managing Company Member of the Company.

“Company Constituent Documents” has the meaning set forth in Section 3.01(b).

“Company Disclosure Schedule” means each schedule (dated as of the date of this Agreement) delivered to the Parent on behalf of the Company and prepared in accordance with Section 10.05.

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that has a material adverse effect on (i) the business, results of operations, prospects, condition (financial or otherwise), or assets of the Company, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (x) changes generally affecting the economy, financial or securities markets; (y) any outbreak or escalation of war or any act of terrorism; or (z) general changes in the conditions in the industry in which the Company operates; provided further, however, that any event, change and effect referred to in clauses (x), (y) or (z) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Company, taken as a whole, compared to other participants in the industries in which the Company conducts its business.

“Company Member” means a Person that is a member of the Company pursuant to the Company’s Constituent Documents owning any Existing Company Interests at the Effective Time.

“Company Member Fundamental Representations” has the meaning set forth in Section 7.01(a)(i).

“Company Member Indemnified Person” has the meaning set forth in Section 7.02(f).

“Company New Product Revenue” means the aggregate dollar amount of sales by the Surviving Entity following the Closing, as calculated by Parent in accordance with GAAP (as consistently applied by Parent) of the products listed in Exhibit A attached hereto.

“Company Projections” has the meaning set forth in Section 3.05(d).

“Company Representative” has the meaning set forth in the Preamble.

“Company Transaction Expenses” means (i) all costs and expenses incurred (whether prior to or as of the Closing) or which may be payable by the Company in connection with the preparation, negotiation, execution and performance of this Agreement, any Transaction Document and the transactions contemplated hereby and thereby, and (ii) bonuses, severance, change of control payments and other amounts payable by the Company to any employee of the Company in connection with the transactions contemplated by this Agreement pursuant to any retention, stay, transaction completion or similar transaction bonus contract, agreement or plan (including “double trigger” obligations which become payable following the Closing, any withholding Taxes and the employer portion of any employment Taxes related thereto) and unpaid by the Company as of the Closing Date.

“Company’s GAAP” means GAAP as consistently applied by the Company.

“Company Releasees” has the meaning set forth in Section 5.16(b).

“Company Releasors” has the meaning set forth in Section 5.16(a).

“Confidential Information” has the meaning set forth in Section 3.10(h).

“Confidentiality Agreement” has the meaning set forth in Section 5.03(b).

“Consent” means approval, consent, ratification, permission, waiver, order or authorization (including any Permit).

“Constituent Documents” means the articles or certificate of incorporation and bylaws of a corporation, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation or articles of organization and limited liability company operating agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

“Continuing Employees” has the meaning set forth in Section 5.09.

“Contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which the Company is a party or by which the Company, or any of its properties or assets, is bound.

“Damages” means any and all claims, demands, suits, proceedings, judgments, losses, charges, Taxes, penalties and fees, costs and expenses (including reasonable attorneys’ fees and expenses) sustained, suffered or incurred by an Indemnified Party in connection with, or related to, any matter which is the subject to the indemnification provisions hereof, subject to the limitations on indemnification set forth in Article VII.

“Disputed Amounts” has the meaning set forth in Section 2.08(d).

“Drop Dead Date” has the meaning set forth in Section 8.01.

“Effective Time” has the meaning set forth in Section 2.03(b).

“Employee Benefit Plan” means (i) any nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (ii) any qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (iii) any qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), (iv) any Employee Welfare Benefit Plan or fringe benefit plan or program, (v) any profit sharing, bonus, stock option, stock purchase, consulting, employment, severance or incentive plan, agreement or arrangement or (vi) any plan, agreement or arrangement providing benefits related to clubs, vacation, childcare, parenting, sabbatical or sick leave that is sponsored, maintained or contributed to by the Company or any ERISA Affiliate for the benefit of the employees, former employees, independent contractors or agents of the Company or any ERISA Affiliate or has been so sponsored, maintained or contributed to at any time prior to the Closing Date.

“Employee Benefit Plan Resolutions” has the meaning set forth in Section 5.10(a).

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

“Employment Agreement” has the meaning set forth in Section 6.02(g).

“Enforceability Exceptions” has the meaning set forth in Section 3.03(b).

“Environmental Law” means any Applicable Law relating or pertaining to the public health and safety or the environment or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, removal, discharge or disposal of Hazardous Materials, including (i) the Solid Waste Disposal Act, 42 U.S.C. 6901 et seq., as amended, (ii) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended, (iii) the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended, (iv) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended, (v) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended, (vi) the Emergency Planning and Community Right To Know Act, 15 U.S.C. § 2601 et seq., as amended, and (vii) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Subsidiary or other entity that would be considered a single employer with the Company or a subsidiary within the meaning of Section 414 of the Code.

“Equity Interests” means (i) with respect to any corporation, all shares, interests, participations or other equivalents of capital stock of such corporation, however designated, and any warrants, options or other rights to purchase or acquire any such capital stock and any securities convertible into or exchangeable or exercisable for any such capital stock, (ii) with respect to any partnership, all partnership interests, participations or other equivalents of partnership interests of such partnership, however designated, and any warrants, options or other rights to purchase or acquire any such partnership interests and any securities convertible into or exchangeable or exercisable for any such partnership interests, and (iii) with respect to any limited liability company, all units, interests, participations or other equivalents of membership interests of such limited liability company, however designated, and any warrants, options or other rights to purchase or acquire any such membership interests and any securities convertible into or exchangeable or exercisable for any such membership interests.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Company Interests” has the meaning set forth in the recitals.

“Fiduciary” has the meaning set forth in Section 3(21) of ERISA.

“Financial Statements” has the meaning set forth in Section 3.05(a).

“First Earn-out Stock Consideration” has the meaning set forth in Section 2.07(b)(i).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body (e.g., stock exchange) exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law and including, without limitation: (i) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (ii) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (iii) radioactive materials, asbestos containing materials, polychlorinated biphenyls or radon.

“Indebtedness” without duplication, means (i) all indebtedness (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise, (ii) all deferred indebtedness of the Company for the payment of the purchase price of property or assets purchased, (iii) all obligations of the Company to pay rent or other payment amounts under a lease of real or personal property which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP, (iv) any outstanding reimbursement obligation of the Company with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company, (v) any payment obligation of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (vi) all indebtedness for borrowed money secured by any Lien existing on property owned by the, whether or not indebtedness secured thereby shall have been assumed, (vii) all guaranties, endorsements, assumptions and other contingent obligations of the Company in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others, and (viii) all premiums, penalties and change of control payments required to be paid or offered in respect of any of the foregoing as a result of the consummation of the transactions contemplated by this Agreement regardless if any of such are actually paid.

“Indemnified Party” means a Person who is entitled to indemnification pursuant to Article VII.

“Indemnifying Party” means a Person hereto who is required to provide indemnification under Article VII.

“Independent Accountant” has the meaning set forth in Section 2.08(d).

“Intellectual Property” means any or all of the following and all rights in, arising out of or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists and all documentation relating to any of the foregoing, (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world, (iv) all Software, (v) all industrial designs and any registrations and applications therefor throughout the world, (vi) all maskworks and any registrations and applications therefor throughout the world, (vii) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world, (viii) all databases and data collections and all rights therein throughout the world, (ix) all moral and economic rights of authors and inventors, however denominated, throughout the world and (x) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Intervening Event” means a Company Material Adverse Effect (other than and not related to a Parent Acquisition Proposal) that was not known to the Parent Board or the Transaction Committee on or prior to the date of this Agreement.

“Investment Letter” has the meaning set forth in Section 4.05(b).

“Lease Agreements” has the meaning set forth in Section 3.09(b).

“Leased Real Property” has the meaning set forth in Section 3.09(b).

“Licensed Software” has the meaning set forth in Section 3.10(b).

“Lien” or “Liens” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Material Contract” means any of the following:

(i)     Any Contract that requires or may require future expenditures by the Company in excess of $25,000 or that might result in payments to the Company in excess of $25,000 over a period of one (1) year or less;

(ii)     Any Contract to which the Company is a party that is not terminable without penalty on notice of 90 days or less;

(iii)     Each Lease Agreement and each Contract or other right pursuant to which the Company uses or possesses any Personal Property (other than Personal Property owned by the Company);

(iv)     Any Contract with the Company Member, a member of the Company Board or officer of the Company, or any Affiliate of any of such Persons, including any Contract providing for the furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such Person;

(v)     Any Contract relating to the Intellectual Property of the Company, any Third Party Intellectual Property Rights or any Confidential Information;

(vi)     Any Contract containing any covenant (x) limiting the right of the Company to engage in any line of business, make use of any Intellectual Property, Third Party Intellectual Property Rights or any Confidential Information or compete with any Person in any line of business, (y) granting any exclusive distribution or supply rights or (z) otherwise having an adverse effect on the right of the Company to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any products or services.

(vii)     Any Contract between the Company and any current or former employee, consultant, manager or director of the Company pursuant to which benefits would vest or amounts would become payable or the terms of which would otherwise be altered by virtue of the consummation of the transactions contemplated by this Agreement or any other Transaction Document to which the Company is a party (whether alone or upon the occurrence of any additional or subsequent events);

(viii)     Any Contract that requires Consent to a change of control, merger or an assignment by operation of law of the Company, either before or after the Closing Date; or

(ix)     Any other Contract, or group of Contracts, the termination or breach of which would have, or would be reasonably expected to have, a Company Material Adverse Effect.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.07(b)(iii).

“Merger Filings” has the meaning set forth in Section 2.03(b).

“Merger Statutes” means the Entity Transactions Law of the Commonwealth of Pennsylvania, 15 Pa. Stat. and Cons. Stat. Ann. § 311 et seq. (specifically 15 Pa. Stat. and Cons. Stat. Ann. §§ 331-336) and Title 7 of the Nevada Revised Statutes (specifically Nev. Rev. Stat. Ann. § 92A).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Board” means the Board of Directors of Merger Sub.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Non-Control Party” has the meaning set forth in Section 7.05(b).

“Ordinary Course of Business” means, when used in reference to any Person, the ordinary course of business of such Person consistent with past custom and practice (including with respect to quantity and frequency) of such Person.

“Owned Software” has the meaning set forth in Section 3.10(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Acquisition Agreement” has the meaning set forth in Section 5.13(b).

“Parent Acquisition Proposal” has the meaning set forth in Section 5.13(b).

“Parent Board” has the meaning set forth in the Recitals.

“Parent Common Stock” means shares of Parent’s common stock, par value $1.00 per share.

“Parent Competing Transaction” has the meaning set forth in Section 5.13(a).

“Parent Disclosure Schedule” means each schedule (dated as of the date of this Agreement) delivered to the Company on behalf of Parent.

“Parent Indemnified Person” has the meaning set forth in Section 7.02(a).

“Parent Indemnified Taxes” means any and all Taxes without duplication, (i) imposed on the Company or Surviving Entity, or for which the Company, Surviving Entity or the Company Member may be liable, for any Pre-Closing Period and the portion of any Straddle Period ending on (and including) the Closing Date, (ii) resulting from the breach of the representations and warranties set forth in Section 3.08 (determined without regard to any materiality or knowledge qualifiers) or covenants set forth in Section 5.07, (iii) that are the employer’s portion of social security, Medicare, unemployment or other employment Taxes due as a result of any payments made to the Company Member pursuant to this Agreement, (iv) that are Transfer Taxes for which the Company Member is responsible pursuant to Section 5.07, (v) of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of the liability of the Company or Surviving Entity pursuant to Treasury Regulation § 1.1502-6(a) or any analogous or similar state, local or foreign law, or (vi) for which the Company may be liable as transferee or successor, by Contract or otherwise.

“Parent Note” has the meaning set forth in Section 2.07(b)(ii).

“Parent Note Amount” means the $1,000,000 principal amount of the Parent Note, as increased or decreased pursuant to Section 2.08 and the terms of the Parent Note.

“Parent or Merger Sub Material Adverse Effect” means any event, occurrence, fact, condition or change that has a material adverse effect on (i) the business, results of operations, prospects, condition (financial or otherwise), or assets of Parent or Merger Sub, taken as a whole, or (ii) the ability of Parent or Merger Sub to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i) a Parent or Merger Sub Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (x) changes generally affecting the economy, financial or securities markets; (y) any outbreak or escalation of war or any act of terrorism; or (z) general changes in the conditions in the industry in which Parent or Merger Sub operates; provided further, however, that any event, change and effect referred to in clauses (x), (y) or (z) immediately above shall be taken into account in determining whether a Parent or Merger Sub Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Parent or Merger Sub, taken as a whole, compared to other participants in the industries in which the Parent or Merger Sub conducts its business.

“Parent Proxy Statement” has the meaning set forth in Section 5.14(a).

“Parent Releasees” has the meaning set forth in Section 5.16(a).

“Parent Releasors” has the meaning set forth in Section 5.16(b).

“Parent SEC Filings” has the meaning set forth in Section 4.07(a).

“Parent Stockholder Approval” means the approval of this Agreement and the transactions contemplated hereby, including the consummation of the Merger and the payment of the Merger Consideration, by at least two-thirds of the outstanding shares of Parent Company Stock entitled to vote.

“Parent Stockholders Meeting” has the meaning set forth in Section 5.14(b).

“Parent Superior Proposal” has the meaning set forth in Section 5.13(e).

“Parent Working Capital” means the current assets of Parent, minus the current liabilities of Parent, minus the cash of Parent, in each case as applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of Parent’s audited financial statements for the most recent fiscal year.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” means all licenses, permits, authorizations, certificates, franchises, variances, waivers, consents and other approvals from any Governmental Entity.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

“Personal Property” means all of the machinery, equipment, computer hardware, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventories, supplies, plant, spare parts, and other tangible personal property.

“Pre-Closing Period” means any taxable period that ends on or before the Closing Date.

“Post-Closing Adjustment” has the meaning set forth in Section 2.08(a)(ii).

“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

“Proxy Date” has the meaning set forth in Section 5.14(b).

“Real Property” means all land, buildings, structures, improvements, and fixtures thereon, together with all rights of way, easements, privileges, and appurtenances pertaining or belonging thereto.

“Related Party Transactions” has the meaning set forth in Section 3.20(a).

“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.08(c).

“Review Period” has the meaning set forth in Section 2.08(b).

“Rights” has the meaning set forth in Section 3.02(c).

“SEC” means the United States Securities and Exchange Commission.

“Second Earn-out Stock Consideration” has the meaning set forth in Section 2.07(b)(i).

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Software” has the meaning set forth in Section 3.10(b).

“Statement of Objections” has the meaning set forth in Section 2.08(c).

“Stock Consideration” has the meaning set forth in Section 2.07(b)(i).

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity (i) of which the Person at the time owns Equity Interests or other ownership interests having ordinary voting power to elect a majority of the board of directors or other similar governing body of such corporation, limited liability company, partnership or other entity or having the right to more than 50% of the distributions to be made by such corporation, limited liability company, partnership or other entity (either generally or upon liquidation of such corporation, partnership or other entity), or (ii) the management of which is otherwise controlled by such Person.

“Surviving Entity” has the meaning set forth in Section 2.01.

“Target Working Capital” has the meaning set forth in Section 2.08(a)(ii).

“Tax” and “Taxes” means (i) any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, premium, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax by any authority, whether federal, state, local, domestic or foreign and whether disputed or not and, (ii) any liability of the Company for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing, tax indemnity or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Authority” means any entity, body, instrumentality, division, bureau or department of any federal, state or local or any foreign Governmental Entity, or any agent thereof (third party or otherwise), legally authorized to assess, lien, levy or otherwise collect, litigate or administer Taxes.

“Tax Items” has the meaning set forth in Section 3.08(a).

“Tax Reporting Documentation” has the meaning set forth in Section 5.08.

“Tax Return” means any report, return, form, declaration or other document or information required to be supplied to any Tax Authority or any person in connection with Taxes including any schedules or attachments thereto or any amendment thereof.

“Third Party Claim” means any Action or like matter which is asserted or threatened by a party other than the parties to this Agreement, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.

“Third Party Intellectual Property Rights” has the meaning set forth in Section 3.10(c).

“Threshold” has the meaning set forth in Section 7.03(a)(i).

“to the knowledge of the Company” or similar expressions, shall mean matters actually known, after reasonable inquiry of their direct reports, by Anthony Tomasello and any other member of the Company Board.

“to the knowledge of Parent or Merger Sub”, or similar expressions, shall mean matters actually known, after reasonable inquiry of Parent’s Chief Executive Officer or by any other member of the Parent Board.

“Transaction Committee” has the meaning set forth in the Recitals.

“Transaction Documents” means this Agreement and all other documents to be executed by any of the parties to this Agreement in connection with the consummation of the transactions contemplated in this Agreement, including, without limitation the Parent Note and the Investment Letter(s).

“Transfer Taxes” has the meaning set forth in Section 5.07(c).

“Unpaid Company Transaction Expenses” means any Company Transaction Expenses unpaid as of the Closing.

“Unpaid Company Indebtedness” means any Indebtedness of the Company unpaid as of the Closing.

“Voting Agreement” has the meaning set forth in Section 6.02(g).

Article II.

THE MERGER

2.01.      The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the Merger Statutes, at the Effective Time, the Company shall be merged with and into Merger Sub, and the separate existence of the Company shall cease. Merger Sub will continue as the surviving entity of the Merger (the “Surviving Entity”) and will remain a wholly-owned Subsidiary of Parent.

2.02.       Plan of Merger. This Agreement shall constitute an agreement and plan of merger for purposes of the applicable Merger Statutes.

2.03.       Closing; Effective Time.

(a)     Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Thompson Coburn LLP, 55 East Monroe, St., Suite 3700, Chicago, IL 60603, at 10:00 a.m. on a Business Day to be agreed upon by the parties, which shall be no earlier than the fifth Business Day after satisfaction or waiver of the conditions set forth in Article VI, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions; provided, further, that the parties may attend the Closing by means of remote communication and shall not be required to personally attend. The date on which the Closing actually takes place is referred to in the Agreement as the “Closing Date.”

(b)     Effective Time. Contemporaneously with or as promptly as practicable after the Closing, properly executed articles of merger and a statement of merger conforming to the requirements of the respective Merger Statutes (the “Merger Filings”) shall be filed with the Secretary of State of the State of Nevada and the Department of State of the Commonwealth of Pennsylvania, respectively. The Merger shall become effective at the time such Merger Filings are filed with the Secretary of State of the State of Nevada and the Department of State of the Commonwealth of Pennsylvania, respectively, or at such later time as may be specified in the respective Merger Filings with the consent of the Parent and the Company (the time at which the Merger becomes effective being referred to as the “Effective Time”).

2.04.       Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Merger Statutes. Without limiting the foregoing, from and after the Effective Time, the Surviving Entity shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity.

2.05.      Constituent Documents of Surviving Entity; Directors and Officers. Subject to the terms of this Agreement, the Constituent Documents of Merger Sub immediately prior to the Effective Time shall be the Constituent Documents of the Surviving Entity as of and immediately after the Effective Time.

2.06.       Conversion of Equity Interests Merger Sub. At the Effective Time, subject to the terms of this Agreement, automatically by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Company Member or any other Person, all of the Equity Interests of Merger Sub that are issued and outstanding immediately prior to the Effective Time shall be converted into validly issued, fully paid and nonassessable Equity Interests in the Surviving Entity, all such Equity Interests in the Surviving Entity to be held solely by Parent.

2.07.       Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, any holder thereof or any other Persons:

(a)     All Existing Company Interests owned by Parent, Merger Sub, the Company or any direct or indirect wholly owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time, if any, shall be cancelled and no consideration shall be paid or payable with respect thereto.

(b)     All Existing Company Interests outstanding immediately prior to the Effective Time (other than any Existing Company Interest to be cancelled pursuant to Section 2.07(a)) shall be converted (without duplication) into the right to receive:

(i)	Subject to adjustment as provided in this subsection:

(x)     at Closing, 5,303,816 unregistered shares of Parent Common Stock (the “Closing Stock Consideration”):

(y)     within 90 days after the date of the first anniversary of the Closing Date, 2,121,526 unregistered shares of Parent Common Stock (the “First Earn-out Stock Consideration”); provided that the Surviving Entity exceeds $4 million in Company New Product Revenue during the twelve consecutive months following the Closing Date; and

(z)     within 90 days after the date of the second anniversary of the Closing Date, 2,121,526 unregistered shares of Parent Common Stock (the “Second Earn-out Stock Consideration”); provided that the Surviving Entity exceeds $6 million in Company New Product Revenue during the twelve consecutive months following the date of the first anniversary of the Closing Date.

The Closing Stock Consideration (which represents 25% of Parent’s Common Stock issued and outstanding as of the date of this Agreement), the First Earn-out Stock Consideration (which represents 10% of Parent’s Common Stock issued and outstanding as of the date of this Agreement) and the Second Earn-out Stock Consideration (which represents 10% of Parent’s Common Stock issued and outstanding as of the date of this Agreement) is referred to herein collectively as the “Stock Consideration”.

In the event that, on or after the date of this Agreement and before the Effective Time, Parent changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Parent Common Stock, the number of shares of Parent Common Stock to be issued in exchange for the Existing Company Interests pursuant to the provisions of this Article II shall be equitably adjusted; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to the Parent Common Stock if (x) Parent issues additional shares of Parent Common Stock and receives consideration for such shares in a bona fide and wholly unrelated third party transaction subsequent to the Closing Date, or (y) Parent issues employee or director stock options, restricted stock awards, grants or similar equity awards subsequent to the Closing Date or Parent issues Parent Common Stock upon exercise or vesting of any such options, grants or awards.

(ii)     Principal in an amount initially equal to the Parent Note Amount, and interest due thereon, in each case payable in accordance with the terms of the promissory note delivered by Parent, as issuer, to the Company Member holding Existing Company Interests described in Section 2.07(b) above, as payee, substantially in the form attached hereto as Exhibit B, at Closing (the “Parent Note”).

(iii)     Together, the Stock Consideration and the obligations of Parent under the Parent Note constitute, and are referred to herein as, the “Merger Consideration”.

(c)     Withholding. Each of Parent, Merger Sub, the Company and the Surviving Entity shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement any amounts required to be deducted and withheld by it under any provision of federal, foreign, state or local Tax law. If any of Parent, Merger Sub, the Company or the Surviving Entity so withholds amounts, such amount will be paid to the applicable taxing authority on behalf of the Company Member, and such amounts shall be treated for all purposes of this Agreement as having been paid to the Company Member from whom such deduction or withholding and payment to a taxing authority was made.

2.08.       Post-Closing Adjustment to Parent Note Amount.

(a)     Adjustment Amount and Satisfaction of Adjustment Amount.

(i)     Within 90 days after the Closing Date, Parent shall prepare and deliver to the Company Representative a statement setting forth its calculation of Closing Working Capital, the Unpaid Company Transaction Expenses and the Unpaid Company Indebtedness which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein) and a calculation of Closing Working Capital and the amounts of the Unpaid Company Transaction Expenses and the Unpaid Company Indebtedness (the “Closing Working Capital Statement”). The Closing Working Capital Statement shall be prepared using the Agreed Accounting Principles.

(ii)     The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital minus zero ($0) (with zero ($0) as the “Target Working Capital”) minus the Unpaid Company Transaction Expenses minus the Unpaid Company Indebtedness.

(b)     Examination and Review. After receipt of the Closing Working Capital Statement, the Company Representative shall have 30 Business Days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, the Company Representative and its advisors shall have reasonable access to the personnel of, and work papers prepared by, Parent and/or Parent’s accountants to the extent that they relate to the Closing Working Capital Statement as the Company Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and preparing a Statement of Objections (defined below).

(c)     Objection. The Company Representative may object to the Closing Working Capital Statement by delivering to Parent a written statement setting forth the Company Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for the Company Representative’s disagreement therewith (the “Statement of Objections”); provided, that, the sole permissible ground for objections shall be that the Closing Working Capital was not calculated in accordance with the definition of such term set forth in the Agreed Accounting Principles; and provided, further that, the failure of the Company Representative to deliver such Statement of Objections within the Review Period will constitute the Company Representative’s irrevocable acceptance as final of the Closing Working Capital Statement as determined by Parent. If the Company Representative timely delivers a Statement of Objections prior to the expiration of the Review Period, Parent and the Company Representative shall negotiate in good faith to resolve such objections within 15 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Parent and the Company Representative, shall be final and binding.

(d)     Resolution of Disputes. If Parent and the Company Representative fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to a nationally recognized firm of independent certified public accountants who has (i) not been engaged by either Parent or Merger Sub, on the one hand, or the Company and the Company Member, on the other, within the two years prior to the date hereof and (ii) mutually selected by Parent and the Company Representative (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(e)     Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Parent, on the one hand, and by the Company Representative, on the other hand, based upon the percentage that the amount actually contested but not awarded to Parent or the Company Representative, respectively, bears to the aggregate amount actually contested by Parent and the Company Representative.

(f)     Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(g)     Satisfaction of Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, the Parent Note Amount shall be decreased dollar-for-dollar by absolute value of the Post-Closing Adjustment Amount. If the Post-Closing Adjustment is a positive number, the Parent Note Amount shall be increased dollar-for-dollar by the Post-Closing Adjustment Amount.

2.09.      Fractional Shares. In lieu of fractional shares of Parent Common Stock payable hereunder as Stock Consideration (if any), Parent shall deliver or cause to be delivered to the Company Member at the time Parent issues any shares of Parent Common Stock required to be issued and under this Agreement, cash in an amount equal to any fractional share of Parent Common Stock, if any, issuable to the Company Member multiplied by the per share price of such Parent Common Stock as of the date such Parent Common Stock was to be issued.

2.10.       Delivery of Stock Consideration.

(a)     On or promptly after the Effective Time (with respect to the Closing Stock Consideration) and within ten (10) days of all other applicable dates in accordance with Section 2.07(b)(i) (with respect to the First Earn-out Stock Consideration and Second Earn-out Stock Consideration), Parent shall (or shall cause an exchange agent selected by Parent in its sole discretion to) mail or deliver to the Company Member who was, immediately prior to the Effective Time, a holder of record of Existing Company Interests: (i) a letter of transmittal in customary form and containing such provisions as Parent or the exchange agent may reasonably specify (including (A) a provision specifying that the exchange of Existing Company Interests shall be effected, and risk of loss and title to Existing Company Interests shall pass only upon delivery of such Existing Company Interests to Parent or the exchange agent, and (B) a provision pursuant to which such Person agrees to be bound by the provisions of this Section 2.10, Article VII and the other applicable provisions of this Agreement), and (ii) reasonable requirements and instructions for use in effecting the surrender of Existing Company Interests in exchange for the Stock Consideration to which such Person may be entitled pursuant to this Article II. Upon delivery to Parent or the exchange agent (as applicable) of such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Existing Company Interests will be entitled to receive as promptly as practicable (but in no event more than ten (10) days) the Stock Consideration to which such Person is entitled hereunder and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in respect of such holder’s Existing Company Interests, after giving effect to any required deduction for Taxes, subject to the applicable notice requirements to the Company Representative set forth in Section 2.10(c) below. No interest will accrue or be paid with respect to any payment to be made upon surrender of Existing Company Interests.

(b)     All shares of Parent Common Stock to be issued pursuant to the Merger as Closing Stock Consideration shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock issued as Closing Stock Consideration, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable as Closing Stock Consideration pursuant to this Agreement; provided, that, for greater certainty, the record date for any Closing Distribution shall be (or be deemed to be) prior to the Effective Time; and, provided further, that all shares of Parent Common Stock to be issued pursuant to the Merger as First Earn-out Stock Consideration or Second Earn-out Stock Consideration shall not be considered issued and outstanding (for any purpose) until such Stock Consideration is delivered to the Company Member in accordance with Section 2.10. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Existing Company Interests until such Existing Company Interests are surrendered for exchange in accordance with this Section 2.10. Subject to the effect of Applicable Laws, following surrender of any such Existing Company Interests, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not yet paid to such holder, and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(c)     Parent and any exchange agent, as applicable, shall, upon written notice to the Company Representative, be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold under Applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Entity and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(d)     Any certificate representing Parent Common Stock, as applicable, issued to any Person pursuant to this Article II shall be imprinted with the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, OTHER THAN PURSUANT TO REGISTRATION UNDER SAID ACT OR IN CONFORMITY WITH THE LIMITATIONS OF RULE 144 OR OTHER EXEMPTION AS THEN IN EFFECT, WITHOUT FIRST OBTAINING IF REASONABLY REQUIRED BY AG&E HOLDINGS INC., (I) A WRITTEN OPINION OF COUNSEL SATISFACTORY TO AG&E HOLDINGS INC., WHICH MAY BE COUNSEL TO AG&E HOLDINGS INC., TO THE EFFECT THAT THE CONTEMPLATED SALE OR OTHER DISPOSITION WILL NOT BE IN VIOLATION OF SAID ACT, OR (II) A ‘NO-ACTION’ OR INTERPRETIVE LETTER FROM THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION TO THE EFFECT THAT SUCH STAFF WILL TAKE NO ACTION IN RESPECT OF THE CONTEMPLATED SALE OR OTHER DISPOSITION.”

2.11.       Rights as Members; Transfers of Existing Company Interests. All Existing Company Interests, when converted as provided in Section 2.07, shall no longer be outstanding and shall automatically be cancelled and retired, shall cease to exist, and shall thereafter represent only the right to receive for such Existing Company Interests the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock in accordance with this Article II. At the Effective Time, the holders of Existing Company Interests shall cease to be, and shall have no rights as, members of the Company, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Parent Common Stock as provided under this Article II. After the Effective Time, there shall be no further registration of transfers of Existing Company Interests on the Company’s transfer books pertaining to the Existing Company Interests.

2.12.       Dissenters’ or Appraisal Rights. No Company Member shall exercise, and each hereby waives, any dissenters’, appraisal or similar rights such Company Member has under Applicable Law with respect to the Existing Company Interests.

2.13.       Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity or the Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers, managers and directors of the Surviving Entity and the Parent, respectively, shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Article III.
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND THE COMPANY MEMBER

The Company and the Company Member, jointly and severally, hereby represent and warrant to Parent and Merger Sub (with the understanding and acknowledgement that neither Parent nor Merger Sub would not have entered into this Agreement without being provided with the representations and warranties set forth in this Article III and that the Parent and Merger Sub are relying on these representations and warranties), that, except as set forth in the Company Disclosure Schedule, subject to Section 10.05, the statements contained below are true and correct on the date hereof and at the Effective Time.

3.01.       Organizational Matters.

(a)     Organization, Standing and Power to Conduct Business. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania; has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the Company’s business and operations or the character or location of the properties and assets owned by it and used in the Company’s business and operations makes such qualification necessary, which jurisdictions are set forth on Section 3.01(a) and such jurisdictions are the only jurisdictions in which the nature of its business or operations or the ownership or leasing of its properties and assets makes such qualification necessary.

(b)     Constituent Documents. True and complete copies of the Constituent Documents of the Company, in each case as amended to date and currently in effect (such instruments and documents, the “Company Constituent Documents”), are set forth on Schedule 3.01(b). There has been no violation of any of the provisions of the Company Constituent Documents, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company Member or the Company Board.

(c)     No Subsidiaries. The Company does not have any Subsidiaries. The Company does not own beneficially or of record or have any interest in any Equity Interests of any Person or any Rights (as defined below) pursuant to which the Company is entitled to purchase any such Equity Interests. The Company is not a participant in any joint venture, partnership or similar arrangement.

(d)     Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of the Company.

(e)     Company Board; Officers. Schedule 3.01(e) accurately sets forth as of the date hereof: (i) the names of the members of the Company Board; (ii) the names of the members of each committee of the Company Board; and (iii) the names and titles of the officers of the Company.

3.02.       Capital Structure.

(a)     Equity Interests. The Company’s outstanding Existing Company Interests as of the date hereof are set forth on Schedule 3.02(a). As of the date hereof (and at the Effective Time), there are (and will be) no other issued or outstanding Existing Company Interests or other Equity Interests of the Company other than those set forth on Schedule 3.02(a). All of such Existing Company Interests are uncertificated and reflected solely in book-entry form on the books of the Company. All of the Existing Company Interests have been duly authorized, are fully paid and nonassessable, were issued in compliance with all Applicable Laws and are free and clear of all Liens.

(b)     Company Member. Anthony Tomasello is the sole Company Member, and owns all of the Existing Company Interests, as of the date hereof, and Anthony Tomasello will be the sole Company Member, and will own all of the Existing Company Interests, on the Closing Date.

(c)     No Rights Relating to Equity Interests. There are no outstanding options, warrants, calls, subscriptions, rights, convertible securities or other agreements or commitments of any character (whether or not currently exercisable) (collectively, “Rights”) pursuant to which the Company is or may be obligated to issue, grant, transfer or sell any issued or unissued Equity Interests (including any promise or commitment to grant or issue any Equity Interests to any employee or other provider of services to the Company) or to purchase or redeem any of its Equity Interests or make any other payments in respect thereof.

(d)     No Agreements Relating to Equity Interests. The Existing Company Interests are not subject to any voting trust agreement or any other contract or agreement relating to acquisition (including rights of first refusal or preemptive rights), registration under any federal or state securities laws, voting, dividend rights or disposition, in each case other than the Company Constituent Documents.

3.03.       Authority and Due Execution.

(a)     Authority. Each of the Company and the Company Member has all requisite limited liability company or other power and authority to enter into and to perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the Transaction Documents. The execution and delivery of this Agreement and the other Transaction Documents by each of the Company and the Company Member and the consummation by each of the Company and the Company Member of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company or other action on the part of each of the Company and the Company Member and no other proceedings on the part of the Company or the Company Member is necessary to authorize the execution and delivery of this Agreement, the other Transaction Documents or to consummate the Merger and the other transactions contemplated hereby and thereby.

(b)     Due Execution. This Agreement has been duly executed and delivered by each of the Company and the Company Member and, assuming due execution and delivery by the other parties hereto, constitutes the valid and binding obligation of each of the Company and the Company Member, enforceable against each of them in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including, without limitation, all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Enforceability Exceptions”). When each other Transaction Document to which the Company or the Company Member is or will be a party has been duly executed and delivered by the Company or the Company Member (as applicable), and assuming due execution and delivery by the other party(ies) thereto, such Transaction Document will constitute a legal, valid and binding obligation of the Company or the Company Member (as applicable), enforceable against each of the them in accordance with its terms, subject to the effect of any applicable Enforceability Exceptions.

3.04.       Non-Contravention and Consents.

(a)     Non-Contravention. The execution and delivery of this Agreement and each other Transaction Document by the Company and Company Member does not, and the performance of this Agreement and each other Transaction Document by the Company and Company Member will not, (i) conflict with or violate the Company Constituent Documents, (ii) conflict with or violate any Applicable Laws, or (iii) result in any breach or violation of or constitute a default (or any event that with notice or lapse of time or both would constitute a default) under, or impair the rights of the Company or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any Material Contract.

(b)     Contractual Consents. Except as set forth on Schedule 3.04(b), no Consent under any Material Contract is required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by the Company or the Company Member or the consummation of the transactions contemplated hereby or thereby.

(c)     Governmental Consents. Other than the filing of the Merger Filings or as set forth on Schedule 3.04(c), no Consent of any Governmental Entity is required to be obtained or made by the Company or the Company Member in connection with the execution, delivery and performance of this Agreement or any other Transaction Document by the Company or the consummation of the transactions contemplated hereby or thereby.

3.05.       Financial Statements.

(a)     Set forth on Schedule 3.05(a) are true and complete copies of (i) the Company’s audited financial statements (consisting of a balance sheet, statement of operations and statement of cash flows) as of and for the years ended December 31, 2014 and 2013, and (ii) the Company’s unaudited financial statements (consisting of a balance sheet and statement of operations) as of and for the nine–month period ended September, 2015 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with the Company’s GAAP consistently applied throughout the periods involved and fairly present in all material respects the financial position, results of operations and cash flows of the Company as of the dates, and for the periods, indicated therein. The Company’s GAAP is in accordance with GAAP, except as set forth on Schedule 3.05(a).

(b)     Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the Ordinary Course of Business subsequent to the date of the most recent Financial Statements and (ii) liabilities under Contracts incurred in the Ordinary Course of Business and not required under the Company’s GAAP to be reflected in the Financial Statements, which in both cases, are not material to the financial condition or operating results of the Company, except as set forth on Schedule 3.05(b). Except as set forth in the Financial Statements, the Company does not secure the guaranty or indemnification of any indebtedness of any other Person. For all periods covered by the Financial Statements, the Company has maintained books and records and a standard system of accounting established and administered in accordance with the Company’s GAAP. To the knowledge of the Company, the Company does not own, lease or use or hold for use in its business or operations any Personal Property, assets, accounts or monies owed subject to the unclaimed property laws of any Governmental Entity.

(c)     The Company (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act), and (ii) has not had and does not presently have (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d)     Set forth on Schedule 3.05(d) is a true and complete copy of the financial projections dated February 1, 2016 (the “Company Projections”) that the Company has previously made available to Parent, the Parent Board and the Transaction Committee. The Company Projections were reasonably prepared on a basis reflecting the Company’s management’s best estimates, assumptions and judgments, at the time prepared and as of the date hereof, as to the future financial performance of the Company.

3.06.       Indebtedness.

(a)     The Company does not have any Indebtedness of any type (whether accrued, absolute, contingent, matured, unmatured or other and whether or not required to be reflected in financial statements prepared in accordance with GAAP) that is not fully reflected on Schedule 3.06. Schedule 3.06 lists each item of Indebtedness identifying the creditor including name and address, the type of instrument under which the Indebtedness is owed and the amount of the Indebtedness as of the Business Day immediately prior to the date hereof.

(b)     With respect to each item of Indebtedness, the Company is not in default, no payments are past due, and to the knowledge of the Company, no circumstance exists that, with notice, the passage of time or both, could constitute a default by the Company under any item of Indebtedness. The Company has not received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Indebtedness that has not been fully remedied and withdrawn.

(c)     The consummation of the transactions contemplated by this Agreement or any other Transaction Document to which the Company is a party will not cause a default, breach or an acceleration, automatic or otherwise, of any conditions, covenants or any other terms of any item of Indebtedness.

(d)     The Company is not a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other Person.

3.07.       Litigation. Except as listed on Schedule 3.07, there is no Action pending, or, to the knowledge of the Company, threatened, against the Company, or to the knowledge of the Company is there any basis for any such Action. There is no outstanding Governmental Order against the Company. Schedule 3.07 lists all Actions that the Company has pending or threatened against other Persons.

3.08.       Taxes.

(a)     (i) All Tax Returns which were required to be filed by or with respect to the Company (including, for the avoidance of doubt, Tax Returns filed individually by Anthony Tomasello for periods during which the Company was disregarded as a separate entity for federal and applicable state or local income tax purposes but not any other Tax Returns filed individually by Anthony Tomasello) have been duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items (“Tax Items”) required to be included in each such Tax Return have been so included and all such Tax Items and any other information provided in each such Tax Return is true and complete, (iii) all Taxes owed by the Company, or by Antony Tomasello for periods during which the Company was disregarded as a separate entity for federal and applicable state or local income tax purposes, which are or have become due have been timely paid in full, (iv) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, (v) all Tax withholding and deposit requirements imposed on or with respect to the Company have been satisfied in full in all respects, (vi) there are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, and (vii) the Company is not liable for any Tax as a transferee or successor.

(b)     Schedule 3.08(b) lists all federal, state, local and foreign income Tax Returns filed with respect to the Company (including, for the avoidance of doubt, Tax Returns filed individually by Anthony Tomasello for periods during which the Company was disregarded as a separate entity for federal and applicable state or local income tax purposes but not any other Tax Returns filed individually by Anthony Tomasello) for the five taxable years ending prior to the Closing Date; indicates those Tax Returns that have been audited; indicates those Tax Returns that are currently the subject of audit; indicates those Tax Returns whose audits have been closed; and indicates those for which amendments were filed.

(c)     There is no claim against the Company for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened with respect to any Tax Return of or with respect to the Company.

(d)     Except as set forth on Schedule 3.08(d), there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company.

(e)     There are no Tax allocation, sharing or indemnity agreements or arrangements affecting the Company. No payments are due or will become due by the Company pursuant to any such agreement or arrangement.

(f)     The aggregate amount of the unpaid Tax liabilities of the Company for all Tax periods ending on or before the date of the most recent Financial Statements are reflected on the Financial Statements as of the dates thereof (excluding any reserves for deferred Taxes). The aggregate amount of the unpaid Tax liabilities of the Company for all Tax periods (or portions thereof) prior to and including the Closing Date will not exceed the aggregate amount of the unpaid Tax liabilities of the Company as reflected on such Financial Statements (excluding any reserves for deferred Taxes), as adjusted for the operations and transactions in the Ordinary Course of Business of the Company for the period from the date of the most recent Financial Statements to and including the Closing Date consistent with the past custom and practice of the Company.

(g)     Except as set forth on Schedule 3.08(g), none of the property of the Company is held in an arrangement that has been classified as a partnership for Tax purposes, and the Company does not own any interest in any controlled foreign corporation (as defined in Section 957 of the Code), passive foreign investment company (as defined in Section 1297 of the Code) or other entity the income of which is or could be required to be included in the income of the Company.

(h)     For the period from the formation of the Company through December 31, 2013, the Company was treated as an entity disregarded from Anthony Tomasello for federal and applicable state or local income tax purposes, and for the period January 1, 2014 through the date hereof the Company has been treated as a subchapter S corporation for federal and applicable state or local income tax purposes.

(i)     None of the property of the Company is subject to a safe-harbor lease (pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is “tax-exempt use property” (within the meaning of Section 168(h) of the Code) or “tax-exempt bond financed property” (within the meaning of Section 168(g)(5) of the Code).

(j)     The Company (or the Surviving Entity, as successor to the Company by merger) will not be required to include any amount in income for any taxable period ending after the Closing Date as a result of a change in accounting method for any taxable period beginning on or before the Closing Date or pursuant to any agreement with any Tax Authority with respect to any such taxable period. The Surviving Entity, as successor to the Company by merger, will not be required to include in any period ending after the Closing Date any income that accrued in a prior period but was not recognized in any prior period as a result of the installment method of accounting, the completed contract method of accounting, the long term contract method of accounting or the cash method of accounting.

(k)     The Company does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise. the Company is not and has never been a member of an affiliated, consolidated, combined or unitary group filing for federal or state income tax purposes.

(l)     The Company has not entered into any agreement or arrangement with any Taxing Authority that requires the Company (or any successor by merger) to take any action or to refrain from taking any action. The Company is not a party to any agreement with any Taxing Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.

(m)    To the extent applicable, the Company has properly and in a timely manner documented its transfer pricing methodology in compliance with Section 6662(e) (and any related sections) of the Code, the Treasury regulations promulgated thereunder and any comparable provisions of state, local, domestic or foreign Tax law.

(n)     The Company has not (i) participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b) (and all predecessor regulations); (ii) claimed any deduction, credit, or other tax benefit by reason of any “tax shelter” within the meaning of former Section 6111(c) of the Code and the Treasury Regulations thereunder or any “confidential corporate tax shelter” within the meaning of former Section 6111(d) of the Code and the Treasury Regulations thereunder; or (iii) purchased or otherwise acquired an interest in any “potentially abusive tax shelter” within the meaning of any predecessor to Treasury Regulations § 301.6112-1. The Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law).

(o)     All payments by or to the Company comply with all applicable transfer pricing requirements imposed by any Governmental Entity, and the Company has made available to Parent accurate and complete copies of all transfer pricing documentation prepared pursuant to Treasury Regulation § 1.6662-6 (or any similar foreign statutory, regulatory, or administrative provision) by or with respect to each the Company during the past five years.

(p)     The Company is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a taxing authority, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(q)     There is no material property or obligation of the Company, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable to any state or municipality under any applicable escheatment laws as of the date hereof or that may at any time after the date hereof become escheatable to any state or municipality under any applicable escheatment laws.

3.09.       Title to Property and Assets.

(a)     The Company has good and marketable title to, or valid leasehold interests in, all Personal Property owned, held or used by the Company. Such Personal Property constitutes all Personal Property used to conduct the business of the Company as it is presently conducted. None of such Personal Property is owned by any other Person without a valid and enforceable right of the Company to use and possess such Personal Property. None of such Personal Property is subject to any Lien of any nature whatsoever.

(b)     The Company does not own any Real Property, nor has the Company ever owned any Real Property. Schedule 3.09(b) sets forth a list of all Real Property currently leased by the Company or otherwise used or occupied by the Company (the “Leased Real Property”), the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rent payable under any such lease. The Company has delivered to Parent true and complete copies of all leases, lease guaranties, subleases or other agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to, the Leased Real Property, including all amendments, terminations and modifications thereof (the “Lease Agreements”). Except as listed on Schedule 3.09(b), the consummation of the transactions contemplated by this Agreement or any other Transaction Document to which the Company is a party will not affect the rights of the Company to the continued use and possession of the Leased Real Property. To the knowledge of the Company, the Leased Real Property is in reasonable operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted.

(c)     Schedule 3.09(c) lists all material items of equipment owned or leased by the Company. Such equipment is used for the conduct of the business of the Company as currently conducted and in reasonable operating condition, regularly and properly maintained, subject to normal wear and tear.

(d)     Except as set forth on Schedule 3.09(d), all of the assets of the Company are owned by the Company free and clear of all Liens. The Company has sole and exclusive ownership of, free and clear of any Liens, or the valid right to use, unrestricted by Contract, all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to current and former customers of the Company and their transaction of business with the Company. No Person other than the Company possesses any licenses, claims or rights with respect to the use of any such customer information owned by the Company.

3.10.       Intellectual Property.

(a)     The Company owns, is licensed or otherwise possesses legally transferable and enforceable rights to use all Intellectual Property which is necessary for the conduct of, or used in, the business of the Company as presently conducted, and such rights will not be adversely affected by the consummation of the transactions contemplated by this Agreement or any other Transaction Document to which the Company is a party. Except as set forth on Schedule 3.10(a), the Company has not licensed any of its Intellectual Property, including in source code form, to any party or entered into any exclusive or non-exclusive licenses or agreements relating to any of its Intellectual Property with any party.

(b)     Schedule 3.10(b) sets forth a true and complete list of (i) all computer programs (source code or object code) owned by the Company (collectively, the “Owned Software”), and (ii) all computer programs (source code or object code) licensed to the Company by any third party (other than any off-the-shelf computer program that is so licensed under a shrink wrap or similar form of license) that is material to the business of the Company (collectively, the “Licensed Software” and, together with the Owned Software, the “Software”). The Company has good, marketable and exclusive title to, and the valid and enforceable power and unqualified right to sell, license, lease, transfer, use or otherwise exploit, all versions and releases of the Owned Software and all copyrights thereof, free and clear of all Liens. The Company is in possession of the source code and object code for each computer program included in the Owned Software. The Company is in possession of the object code and user manuals (if any) for each computer program included in the Licensed Software. To the knowledge of the Company, no person other than the Company has any right or interest of any kind or nature in or with respect to the Owned Software or any portion thereof or any rights to sell, license, lease, transfer, use or otherwise exploit the Owned Software or any portion thereof.

(c)     Schedule 3.10(c) sets forth a true and complete list of (i) all patents and patent applications, all registered and unregistered trademarks, tradenames, service marks and copyrights and all maskworks included in the Intellectual Property of the Company, showing the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance or registration has been filed, (ii) all licenses, sublicenses and other agreements to which the Company is a party and pursuant to which any person is authorized to use any Intellectual Property of the Company and (iii) all third-party patents, trademarks or copyrights including Licensed Software (collectively, “Third Party Intellectual Property Rights”) that are incorporated in, are or form a part of any product or service offering of the Company, including products or service offerings that are currently under development, and the Company has entered into legally enforceable licenses, sublicenses or other agreements authorizing the use of such Third Party Intellectual Property Rights by the Company, each of which is listed on Schedule 3.10(c).

(d)     To the knowledge of the Company, there is no, and there never has been any, unauthorized use, disclosure, infringement or misappropriation, or any allegation made thereof, of any Intellectual Property rights of the Company by any third party, including any employee or former employee of the Company. To the knowledge of the Company, there is no, and there never has been any, unauthorized use, disclosure, infringement or misappropriation, or any allegation made thereof, of any Intellectual Property rights of any third party by the Company or by any employee of the Company. To the knowledge of the Company, there is no, and there never has been any, unauthorized use, disclosure, infringement or misappropriation of any Third Party Intellectual Property Rights by the Company or, to the knowledge of the Company, by any employee or former employee of the Company. The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property or Third Party Intellectual Property Rights.

(e)     The Company is not, or as a result of the execution, delivery or performance of this Agreement or any other Transaction Document by the Company or the consummation of any transaction contemplated hereby or thereby, will not be, in material breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

(f)     All patents, registered trademarks, service marks and copyrights held by the Company are valid and subsisting. The Company (i) has not been sued in any action, suit or proceeding that involves, nor has it otherwise been notified of, an objection or claim of infringement of any of its Intellectual Property or any patents, trademarks, service marks or copyrights or violation of any trade secret or other proprietary right of any third party, (ii) has no knowledge that the manufacturing, marketing, licensing or sale of its products or service offerings infringes, or is claimed to infringe, any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party and (iii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

(g)     The Company has secured valid written assignments from all Persons who contributed to the creation or development of the Intellectual Property of the Company of the rights to such contributions that are not already owned by the Company by operation of law.

(h)     The Company has taken all Commercially Reasonable Efforts to protect and preserve the confidentiality of all Intellectual Property of the Company not otherwise protected by patents, patent applications or copyright (collectively, “Confidential Information”). All use, disclosure or appropriation of Confidential Information owned by the Company by or to a third party has been pursuant to the terms of a written agreement between the Company and such third party. All use, disclosure, or appropriation of Confidential Information not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information or is otherwise lawful.

3.11.       Accounts Receivable; Accounts Payable.

(a)     Schedule 3.11(a) sets forth a list of all accounts receivable of the Company as of the date of this Agreement, with a range of days elapsed since the invoice date for each such account receivable, and the aggregate amount of reserves or allowances for doubtful accounts. All such accounts receivable are bona fide, arose in the Ordinary Course of Business and are collectible in the book amounts thereof, less the allowance for doubtful accounts and returns which are adequate and have been determined in accordance with GAAP and consistent with the past practices of the Company as reflected in the Financial Statements. None of such accounts receivable are subject to any material claim of offset or recoupment or counterclaim, subject to allowances and accruals for bad debt as reflected in the Financial Statements, and the Company has no knowledge of any specific facts that would reasonably be expected to give rise to any such claim. No material amount of such accounts receivable is contingent upon the performance by the Company of any obligation which will not have been performed by the Company prior to the Closing. No agreement for deduction or discount with respect to any such accounts receivable has been made with any third party. No Person has any Lien on any of such accounts receivable, and no request or agreement for deduction or discount has been made with respect to any of such accounts receivable.

(b)     The accounts payable of the Company reflected in the Financial Statements or accrued since December 31, 2014 arose from bona fide transactions in the Ordinary Course of Business and have been accounted for in accordance with the Company’s GAAP.

3.12.       Compliance; Permits.

(a)     Compliance. The Company has not received any notice that it is in conflict with, or in default or in violation of, any Applicable Laws. No Action by any Governmental Entity is pending, or to the knowledge of the Company, has been threatened, against the Company. There is no Governmental Order binding upon the Company.

(b)     Permits. The Company holds, to the extent required by Applicable Law, all Permits for the operation of the business of the Company as presently conducted. Schedule 3.12(b) is a complete list of all such Permits. No suspension or cancellation of any such Permit is pending or, to the knowledge of the Company, threatened, and the Company is in compliance in all material respects with the terms of such Permits.

3.13.      Brokers’ and Finders’ Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Document to which the Company is a party or any transaction contemplated hereby or thereby.

3.14.       Restrictions on Business Activities. The Company has not entered into any Contract under which the Company is, or Parent, the Surviving Entity, or any of their Subsidiaries after the Closing would reasonably be expected to be, restricted from conducting business as each is conducting its business on the date hereof, in any geographic area, during any period of time or in any segment of any market.

3.15.       Employment Matters.

(a)     To the knowledge of the Company, no Continuing Employee has any plan or intention to terminate employment with the Company. Schedule 3.15(a) contains a true and complete list of all persons employed by the Company, including the respective dates of hire of each, a description of material compensation arrangements (other than employee benefit plans set forth on Schedule 3.16), a list of other terms of any and all material agreements between the Company and such person affecting such persons, and whether such person is classified as exempt or non-exempt, whether each such person is actively at work or on inactive or leave status, the reason for such inactive or leave status, the date the inactive or leave status started, and the anticipated date of such person’s return to work from such inactive or leave status.

(b)     To the knowledge of the Company, no employees of the Company are party to or are bound by any agreement or commitment, or subject to any restriction, including agreements related to previous employment, containing confidentiality, non-compete or similar restrictive covenants, which now or in the future may adversely affect the business of the Company, the Surviving Entity or the performance by any of the Continuing Employees of their duties for the Surviving Entity.

(c)     None of the employees of the Company is represented by a labor union, and the Company is not subject to any collective bargaining or similar agreement with respect to any of its employees. There is no labor dispute, strike, work stoppage or other labor trouble (including any organizational drive) against the Company pending or, to the knowledge of the Company, threatened.

(d)     Neither the Company nor, to the knowledge of the Company, any employee or representative of the Company has committed or engaged in any unfair labor practice in connection with the conduct of the business of the Company, and there is no action, suit, claim, charge or complaint against the Company pending or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee of the Company, including charges of unfair labor practices or discrimination complaints.

(e)     To the knowledge of the Company, none of the Continuing Employees has, within the last five years, been convicted of or plead guilty to any crime constituting a felony or involving dishonesty, false statement, theft, fraud, or sexual misconduct.

3.16.       Employee Benefit Plans.

(a)     Schedule 3.16 lists each Employee Benefit Plan that the Company or any ERISA Affiliate maintains or to which the Company or any ERISA Affiliate contributes or is a participating employer (collectively, the “Company Benefit Plans”). With respect to each Company Benefit Plan, the Company has delivered to Parent true and complete copies of the plan documents and summary plan descriptions, the most recent determination letter (or opinion letter) received from the Internal Revenue Service, the most recent Form 5500 Annual Report, the most recent actuarial reports (including any estimates of retiree medical liabilities), the most recent PBGC Form 1 and all related trust agreements, insurance contracts and other funding agreements associated with such Company Benefit Plan.

(b)     With respect to each Company Benefit Plan (and each related trust, insurance contract or fund), no event has occurred and there exists no condition or set of circumstances, in connection with which the Company or any ERISA Affiliate would be subject to any material liability under ERISA, the Code or any other Applicable Law.

(c)     Each Company Benefit Plan (and each related trust, insurance contract or fund) has been administered and operated in material compliance with the terms of the applicable controlling documents and with the applicable provisions of ERISA, the Code and all other Applicable Laws. Each Company Benefit Plan (including any material amendments thereto) that is capable of approval by, or registration for or qualification for special tax status with, the appropriate taxation, social security or supervisory authorities in the relevant jurisdiction has received such approval, registration or qualification or there remains a period of time in which to obtain such approval, registration or qualification retroactive to the date of any material amendment that has not previously received such approval, registration or qualification.

(d)     Except as set forth on Schedule 3.16(d), all required reports, descriptions and disclosures have been filed or distributed appropriately with respect to each Company Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code have been met with respect to each Employee Welfare Benefit Plan that is a group health plan.

(e)     All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been paid to each Company Benefit Plan (or related trust or held in the general assets of the Company or one or more ERISA Affiliates or accrued, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each Company Benefit Plan or accrued in accordance with the past custom and practice of the Company and the ERISA Affiliates. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Company Benefit Plan that is an Employee Welfare Benefit Plan.

(f)     Each Company Benefit Plan that is an Employee Pension Benefit Plan and that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code meets such requirements and has either received or applied for (or has time remaining to apply for) a favorable determination letter (or, in the case of a prototype plan, an opinion letter) from the Internal Revenue Service within the applicable remedial amendment periods and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way that would adversely affect such qualified status.

(g)     The Company has no obligations with respect to any Company Benefit Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA and no Company Benefit Plan sponsored, maintained or contributed to by the Company or any ERISA Affiliate within the six years prior to the Closing is or has been subject to Title IV of ERISA.

(h)     Each trust intended to be exempt from federal income taxation pursuant to Section 501 (c)(9) of the Code that is part of any Company Benefit Plan satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way that would adversely affect such exempt status.

(i)     Neither the Company nor any ERISA Affiliate maintains or contributes to, nor has the Company or any ERISA Affiliate ever maintained or contributed to, any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code) that cannot be unilaterally terminated by the Company or an ERISA Affiliate.

(j)     Neither the Company nor any ERISA Affiliate, nor to the knowledge of the Company, any Representative of the Company or any ERISA Affiliate, has made any oral or written representation or commitment with respect to any aspect of any Company Benefit Plan that is not in accordance with the written or otherwise preexisting terms and provisions of such Company Benefit Plan. Neither the Company nor any ERISA Affiliate has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other employee representative body or any number or category of its employees that would prevent, restrict or impede the implementation of any lay-off, redundancy, severance or similar program within its or their respective workforces (or any part of them).

(k)     There are no unresolved claims or disputes under the terms of, or in connection with, any Company Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any such claim or dispute.

(l)      With respect to each Company Benefit Plan that the Company or any ERISA Affiliate maintains or ever has maintained or to which any of them contributes or has ever contributed:

(i)     There have been no Prohibited Transactions with respect to any such Company Benefit Plan that would subject the Company or any ERISA Affiliate to a material tax or penalty imposed pursuant to Section 4975 of the Code or Section 502(c), (i) or (l) of ERISA.

(ii)     Neither the Company nor any ERISA Affiliate (by way of indemnification, directly or otherwise) nor, to the knowledge of the Company, any Fiduciary has any liability for breach of fiduciary duty or any failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan.

(iii)    No Action with respect to the administration or the investment of the assets of any Company Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, there is no basis for any such Action.

(iv)     Neither Parent nor the Company has or will have after the Closing Date any liability relating to any Employee Benefit Plan maintained by an ERISA Affiliate except the Company Benefit Plans.

(m)     Neither the Company nor any ERISA Affiliate contributes to or has ever contributed to any multiple employer plan or Multiemployer Plan or has any liability (including withdrawal liability) under any Multiemployer Plan.

(n)     Except as set forth on Schedule 3.16(n), the execution of this Agreement and any other Transaction Document by the Company and the consummation of the transactions contemplated hereby or thereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of the Company or any ERISA Affiliate. There is no contract, agreement, plan or arrangement with an employee to which the Company or any ERISA Affiliate is a party that, individually or collectively and as a result of the transactions contemplated by this Agreement or any other Transaction Document to which the Company is a party (whether alone or upon the occurrence of any additional or subsequent events), would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

3.17.       Environmental Matters.

(a)     To the knowledge of the Company, the Company is and has at all times been in compliance with all Environmental Laws in all material respects, and no Action has been made, given, filed or commenced (or, to the knowledge of the Company, threatened) by any person against the Company alleging any failure to comply with any Environmental Law or seeking contribution towards, or participation in, any remediation of any contamination of any property or thing with Hazardous Materials. The Company has obtained, and is and has at all times been in compliance in all material respects with all of the terms and conditions of, all permits, licenses and other authorizations that are required under any Environmental Law and has at all times complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables that are contained in any applicable Environmental Law.

(b)     To the knowledge of the Company, no physical condition exists on or under any property that may have been caused by or impacted by the operations or activities of the Company that could give rise to any investigative, remedial or other obligation under any Environmental Law or that could result in any kind of liability to any third party claiming damage to person or property as a result of such physical condition.

(c)     All properties and equipment used in the business of the Company are and have been free of Hazardous Materials, except for batteries, computers and other items normally found in an office.

(d)     The Company has provided to Parent true and complete copies of all internal and external environmental audits and studies in its possession or control relating to the Company and all correspondence on substantial environmental matters relating to the Company.

3.18.       Material Contracts. Schedule 3.18 sets forth a list of all Material Contracts including the name of the parties thereto, the date of each such Material Contract and each amendment thereto. To the knowledge of the Company, each of the Material Contracts is in full force and effect. Each of the Material Contracts is valid and enforceable against the Company and, to the knowledge of the Company, against each other party thereto. The Company is not in default, no payments or other obligations are past due, and no circumstance exists that, with notice, the passage of time or both, could constitute a default under any Material Contract by the Company or, to the knowledge of the Company, by any other party thereto. The Company has not received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Material Contract that has not been fully remedied and withdrawn. Except as listed on Schedule 3.18, the consummation of the transactions contemplated by this Agreement or any other Transaction Document to which the Company is a party will not affect the enforceability against any Person of any such Material Contract. The Company has provided Parent with true and complete copies of all Material Contracts including all amendments, terminations and modifications thereof.

3.19.       Insurance. The Company has made available to Parent true and complete copies of all policies of insurance of the Company currently in effect, a list of which is attached as Schedule 3.19. All of the policies relating to insurance maintained by the Company (or any comparable policies entered into as a replacement thereof) are in full force and effect and the Company has not received any notice of cancellation with respect thereto. The Company does not have any liability for unpaid premium or premium adjustments for such policies of insurance not properly reflected in the Financial Statements. All claims under any such policy or bond have been duly and timely filed. Schedule 3.19 describes any self-insurance arrangements affecting the Company. Except as set forth on Schedule 3.19, there have been no claims made under any of the Company’s insurance policies at any time during the five year period prior to the date hereof. The Company has not received written notice from any insurer denying, disputing or reserving rights with respect to any claim (or coverage with respect thereto) made by the Company.

3.20.       Transactions with Related Parties; Additional Member Interests.

(a)     Except as listed on Schedule 3.20(a), no employee, officer or director of the Company, any member of the Company Board, or any member of his or her immediate family, is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. None of such Persons has any direct or indirect ownership interest in (a) any Person with which the Company is affiliated or with which the Company has a business relationship or (b) any Person that competes with the Company (other than the ownership of less than five percent (5%) of the outstanding class of publicly traded stock in publicly traded companies that may compete with the Company). Except as set forth on Schedule 3.20(a) (the “Related Party Transactions”), no employee, officer or director of the Company, any member of the Company Board, or any member of his or her immediate family, is, directly or indirectly, a party to or interested in any Contract with the Company or any of its Affiliates. The Related Party Transactions were each entered into on an arm’s-length basis on terms no less favorable to the Company than any Contract entered into by the Company with Persons other than an employee, officer or director of the Company, any member of the Company Board, or any member of his or her immediate family.

(b)     Schedule 3.20(b) sets forth (by individual and by entity) each Person (other than the Company) in which the Company Member or any of his Affiliates has an Equity Interest or serves as an officer, director, executive, member, manager, shareholder, partner, consultant or employee (collectively, the “Additional Member Interests”).  None of the Additional Member Interests are in the business of providing sales or services to casinos or locations providing gaming services or sell, offer to sell or plan to offer to sell services or products which are competitive with those currently sold or proposed to be sold by the Company, Parent, Merger Sub or the Surviving Entity.

3.21.       Books and Records. The Company maintains accurate records of all meetings and other limited liability company actions of the Company Member and Company Board. The equity ledger of the Company is complete and reflects all issuances, transfers, repurchases and cancellations of Equity Interests of the Company. True and complete copies of the minute books and the equity ledger of the Company have been made available to Parent and will be delivered to Parent at the Closing.

3.22.       Absence of Changes. Except as listed on Schedule 3.22, since December 31, 2014, the Company has conducted its business in the Ordinary Course of Business and, without limiting the generality of the foregoing, there has not been any Company Material Adverse Effect since such date, and, to the knowledge of the Company, no fact or condition specific to the Company exists since such date which would reasonably be expected to have a Company Material Adverse Effect. Additionally, since December 31, 2014, to the knowledge of the Company, there has not occurred, and the Company has not incurred or suffered, any event, circumstances or fact that materially impairs the Company’s assets.

3.23.       Product Warranties; Services. Schedule 3.23 sets forth (a) a description of the written warranties, if any, with respect to the products or services of the Company, (b) a description of each outstanding warranty claim that has been made (and not satisfied) by any of the Company’s customers with respect to products or services provided to such customer by the Company prior to the date of this Agreement, and (c) the status of any work performed by the Company to satisfy any such claims. The Company has no knowledge of any specific facts that would reasonably be expected to give rise to any warranty liabilities in the future. All warranties of the Company with respect to the products and services provided by the Company are set forth on Schedule 3.23, and the Company has made no oral warranties.

3.24.       Customers and Suppliers.

(a)     Schedule 3.24(a) lists the Company’s top twenty customers for the most recent fiscal year ended prior to the date of this Agreement and sets forth opposite the name of each such customer the dollar amount of sales attributable to such customer for such period. The Company has a fully executed Contract or other evidence of agreement to material terms with each such customer. Except as set forth on Schedule 3.24(a), the Company is not engaged in any material dispute with any current customer, to the knowledge of the Company, no event or condition exists which would reasonably be likely to result in such a dispute, and no such customer has notified the Company within the past 12 months that it intends to terminate or reduce its business relations with the Company.

(b)     Schedule 3.24(b) lists the Company’s top twenty vendors for the most recent fiscal year ended prior to the date of this Agreement and sets forth opposite the name of each such vendor the dollar amount of spend attributable to such vendor for such period. Except as set forth on Schedule 3.24(b), the Company is not engaged in any material dispute with any current vendor, to the knowledge of the Company, no event or condition exists which would reasonably be likely to result in such a dispute, and no such vendor has notified the Company in the past 12 months that it intends to terminate or reduce its business relations with the Company.

3.25.       Bank Accounts; Letters of Credit. Schedule 3.25 set forth a true and complete list of (a) each bank or financial institution in which the Company has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all Persons authorized to draw thereon or to having signatory power or access thereto, and (b) each letter of credit, surety or performance bond, or other similar obligations, together with any deposits with third parties (including landlords) of the Company if funded to secure future performance obligations of the Company. Each such letter of credit, surety or performance bond or other obligation or deposit was established in the Ordinary Course of Business and no funding claim has been made with respect thereto.

3.26.       Assets Used in the Business. The assets of the Company as of the Closing constitute all of the assets (real or personal), properties, licenses, rights and agreements which are used in the conduct of the business of the Company, as presently conducted, and include all assets, properties, licenses, rights and agreements reasonably necessary to conduct the business of the Company in substantially the same manner as it has been historically conducted and conducted as of the date hereof.

3.27.       Dissenter’s or Appraisal Rights. No Applicable Law providing dissenters’, appraisal or similar rights to the Company Member with respect to the Existing Company Interests shall apply or be incorporated into this Agreement, any Transaction Document or the transactions contemplated hereby or thereby.

3.28.      Disclosures. The Company and the Company Member have made available to Parent and Merger Sub all the information reasonably available to the Company and the Company Member that Parent and Merger Sub have requested for deciding whether to enter into this Agreement. No representation or warranty of the Company or the Company Member contained in this Agreement (including any Exhibit or Schedule hereto) or any other Transaction Document, as qualified by the Company Disclosure Schedule, and no certificate furnished or to be furnished by the Company or the Company Member to Parent and Merger Sub at the Closing contains any untrue statement of a material fact or, to the knowledge of the Company, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

Article IV.

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company that the statements contained below are true and correct, except as set forth in the Parent Disclosure Schedule or in any Parent SEC Filing (as defined below), on the date hereof and at the Effective Time.

4.01.       Organizational Matters.

(a)     Organization, Standing and Power to Conduct Business. Each of Parent and Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b)     Constituent Documents. True and complete copies of the Constituent Documents of Parent and Merger Sub, in each case as amended to date and currently in effect, are set forth on Schedule 4.01(b). There has been no violation of any of the provisions of such Constituent Documents.

(c)      No Subsidiaries. Parent does not have any Subsidiaries, other than Merger Sub.

4.02.       Authority and Due Execution.

(a)     Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and the other Transaction Documents and, subject to, in the case of the consummation of the Merger and payment of the Merger Consideration, Parent Stockholder Approval, to consummate the transactions contemplated by this Agreement and the Transaction Documents. The execution and delivery of this Agreement and the other Transaction Documents by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub is necessary to authorize the execution and delivery of this Agreement, the other Transaction Documents or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of the consummation of the Merger and payment of the Merger Consideration, to the receipt of Parent Stockholder Approval.

(b)     Due Execution. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the other parties hereto, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the effect of any applicable Enforceability Exceptions. When each other Transaction Document to which Parent or Merger Sub is or will be a party has been duly executed and delivered by Parent or Merger Sub (as applicable), and assuming due execution and delivery by the other party(ies) thereto, such Transaction Document will constitute a legal, valid and binding obligation of Parent and/or Merger Sub, enforceable against each of the them in accordance with its terms, subject to the effect of any applicable Enforceability Exceptions.

4.03.       Non-Contravention and Consents.

(a)     The execution and delivery of this Agreement and each other Transaction Document by Parent and Merger Sub does not, and the performance of this Agreement and each other Transaction Document by Parent and Merger Sub will not, (i) conflict with or violate the Parent’s or Merger Sub’s Constituent Documents, in each case as amended to date and currently in effect, or (ii) conflict with or violate any Applicable Laws or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of Parent or Merger Sub or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Parent’s or Merger Sub’s assets or properties pursuant to, any obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub may be bound.

(b)     Except as set forth on Schedule 4.03(b), no Consent under any agreement to which Parent or Merger Sub is a party is required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by Parent or Merger Sub or the consummation of the transactions contemplated hereby or thereby.

(c)     Except for the filing of the Merger Filings or as set forth on Schedule 4.03(c), no Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or any other Transaction Document by Parent or Merger Sub or the consummation of the transactions contemplated hereby or thereby.

4.04.       Litigation. As of the Closing Date, there is no Action pending or, to the knowledge of Parent or Merger Sub, threatened in writing against Parent or Merger Sub relating to the transactions contemplated by this Agreement or any other Transaction Document to which Parent or Merger Sub is a party.

4.05.       Parent Common Stock.

(a)     The authorized capital stock of Parent consists of 25,000,000 shares of Parent Common Stock, of which 11,668,395 shares are issued and outstanding as of December 31, 2015. The outstanding shares of Parent Common Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance with all applicable federal and state securities laws and (iii) have not been issued in violation of, nor are they subject to, preemptive rights of any Parent stockholder.

(b)     The shares of Parent Common Stock to be issued as Merger Consideration, when issued in accordance with the terms of this Agreement, (i) will be duly authorized, validly issued, fully paid and nonassessable, (ii) will not be subject to preemptive rights of any Person, (iii) will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Transaction Documents and applicable state and federal securities laws, and (iv) assuming the accuracy of the representations of the Company Member set forth in the Investment Letter executed by such Company Member, substantially in the form attached hereto as Exhibit C (the “Investment Letter”) and subject to filings made pursuant to Regulation D of the Securities Act and applicable state securities laws, which have been made or will be made by Parent in a timely manner after Closing, will be issued in compliance with all applicable federal and state securities laws.

(c)     No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act is applicable to Parent or, to the knowledge of Parent or Merger Sub, any covered Person of Parent under such rule, except for such a disqualifying event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable.

(d)     Parent makes no representation or warranty as to whether Parent Common Stock will continue to be listed on the NYSE MKT or any other market or exchange or that Parent will meet any listing requirements for Parent Common Stock on NYSE MKT or any other market or exchange.

4.06.       Brokers’ and Finders’ Fees. Except for the fees, expenses and costs of Innovation Capital, for which Parent shall be solely responsible, neither Parent nor Merger Sub has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Document to which Parent or Merger Sub is a party or any transaction contemplated hereby or thereby.

4.07.       Parent SEC Filings.

(a)     Parent has timely made all filings required to be made by it with the SEC since December 31, 2014 (such filings, the “Parent SEC Filings”). As of their respective dates, the Parent SEC Filings complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be.

(b)     The consolidated financial statements of Parent (including any related notes and schedules thereto) included in the Parent SEC Filings complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(c)     Parent (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Parent Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

4.08.       Opinion of Financial Advisors. The Parent Board and the Transaction Committee has received the written opinion of a financial advisor to the effect that, as of the date of such opinion and based upon and subject to various limitations, assumptions, factors and matters set forth therein, the payment of the Merger Consideration by Parent is fair to the stockholders of Parent from a financial point of view, in light of the rights and benefits accruing to Parent as a result of the consummation of the transactions contemplated by this Agreement, and a copy of such opinion will be delivered to Parent within two days of the date of this Agreement.

4.09.       Net Operating Loss Carry Forwards. As of December 31, 2015, Parent’s financial statements reflect an excess of $10,000,000 of net operating loss carry forwards for both federal and state income tax reporting purposes and Parent will provide a letter to such effect at the Closing Date.

4.10.        Working Capital. As of the Closing Date, the Parent Working Capital shall be no less than $1,000,000.

4.11.       Trailing Twelve Months Financial Performance. As of the date of this Agreement, the gross revenues for the trailing twelve months of Parent shall be a minimum of $6,500,000 and there shall be a minimum of a 25% gross profit margin with respect to such gross revenues of Parent.

4.12.       Title to Property and Assets. Parent and Merger Sub each have good and marketable title to, or valid leasehold interest in, all Personal Property owned, held or used by Parent and Merger Sub. Such Personal Property constitutes all Personal Property used to conduct the business of Parent and Merger Sub as presently conducted. None of such Personal Property is owned by any other person without a valid and enforceable right of Parent or Merger Sub, where applicable, to use and possess such Personal Property. None of such Personal Property is subject to any lien of any nature whatsoever.

4.13.       Real Property. Parent and Merger Sub do not currently own any Real Property or, except with respect to the lease of property in McCook, Illinois which, to the knowledge of Parent and Merger Sub will expire or be terminated in April 2016, and leases for properties in Nevada, New Jersey and Florida, lease any Real Property.

4.14.       Equipment. Schedule 4.14 lists all material items of equipment owned or leased by Parent and Merger Sub. Such equipment is used for the conduct of the business of Parent and Merger Sub as currently conducted and in reasonable operating condition, regularly and properly maintained, subject to normal wear and tear.

4.15.       Assets. All of the assets of Parent and Merger Sub are owned by Parent or Merger Sub, where applicable, free and clear of all Liens. Parent and Merger Sub have sole and exclusive ownership of, free and clear of any Liens, or the valid right to use, unrestricted by Contract, all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to current and former customers of Parent and Merger Sub and their transaction of business with Parent and Merger Sub. No Person other than Parent and Merger Sub possesses any licenses, claims or rights with respect to the use of any such customer information owned by Parent or Merger Sub.

4.16.       Compliance. Neither Parent nor Merger Sub has received any notice that either is in conflict with, or default or in violation of, any Applicable Law. No Action by any Governmental is pending, or to the knowledge of Parent or Merger Sub, has been threatened, against either Parent or Merger Sub. There is no Governmental Order binding upon Parent or Merger Sub.

4.17.       Permits. Parent and Merger Sub hold, to the extent required by Applicable Law, all Permits for the operation of the business of Parent and Merger Sub as presently conducted. No suspension or cancellation of any such Permit is pending or, to the knowledge of Parent or Merger Sub, threatened, and Parent and Merger Sub are in compliance in all materials respects with the terms of such permits.

Article V.

COVENANTS

5.01.       Conduct of Business Prior to the Closing; Notice of Certain Events.

(a)     From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Parent or the Company, as applicable (which consent shall not be unreasonably withheld or delayed), each of Parent and the Company shall (i) conduct its business in the Ordinary Course of Business; and (ii) use Commercially Reasonable Efforts to maintain and preserve intact the current organization, business and franchise of its business and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with Parent or the Company, as applicable.

(b)          Without limiting the foregoing, for greater certainty, from the date hereof until the Closing Date, the Company shall:

(i)     not amend or propose to amend the Company Constituent Documents;

(ii)     not (x) split, combine or reclassify any Existing Company Interests, (y) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Existing Company Interests, or (z) enter into any Contract with respect to the voting of, any Existing Company Interests;

(iii)     not issue, sell, pledge, dispose of or encumber any Existing Company Interests;

(iv)     not, except as required by Applicable Law or by any Company Benefit Plan or Contract in effect as of the date of this Agreement, increase the compensation payable or that could become payable by the Company to its employees, other than increases in compensation made in the Ordinary Course of Business;

(v)     not acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances or capital contributions to or investments in any Person;

(vi)     not (x) transfer, license, sell, lease or otherwise dispose of any assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise), provided that the foregoing shall not prohibit the Company from transferring, licensing, selling, leasing or disposing of obsolete equipment or assets being replaced, in each case in the Ordinary Course of Business, or (y) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(vii)     preserve and maintain all of its Permits;

(viii)    comply in all material respects with all Applicable Laws; and

(ix)     not take or permit any action that would cause any of the changes, events or conductions described in Section 3.22.

For greater certainty, nothing in this Section 5.01 shall prohibit the Company from making any Closing Distributions.

(c)           From the date hereof until the Closing, the Company shall promptly notify Parent in writing of:

(i)     any fact, circumstance, event or action the existence, occurrence or taking of which (x) has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (y) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company or the Company Member hereunder not being true and correct or (z) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.01 or Section 6.02 to be satisfied;

(ii)     any material deviation to the Company Projections or any fact, circumstance, event or action the existence, occurrence or taking of which could reasonably be expected to cause, individually or in the aggregate, a material deviation to the Company Projections;

(iii)    any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iv)     any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(v)     any Actions commenced or, to the knowledge of the Company’s, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.07 or that relates to the consummation of the transactions contemplated by this Agreement.

Parent’s receipt of information pursuant to this Section 5.01 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or the Company Member in this Agreement and shall not be deemed to amend or supplement the Company Disclosure Schedules.

(d)          Without limiting the foregoing, for greater certainly, from the date hereof until the Closing Date, Parent and Merger Sub shall:

(i)     not acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances or capital contributions to or investments in any Person;

(ii)     not (x) transfer, license, sell or lease or otherwise dispose of any assets outside of the Ordinary Course of Business (whether by way of merger, consolidation, sale of stock or assets, or otherwise), provided that the foregoing shall not prohibit Parent or Merger Sub from transferring, licensing, selling, leasing or disposing of obsolete equipment or assets being replaced in each case in the Ordinary Course of Business, or (y) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(iii)     preserve and maintain all of its Permits;

(iv)     comply in all material respects with all Applicable Laws; and

(v)     not take or permit any action that would cause any material change of circumstances of Parent or Merger Sub.

(e)           From the date hereof until the Closing, Parent and Merger Sub shall notify the Company in writing of:

(i)     any fact, circumstance, event or action, the existence, occurrence or taking of which (x) has had, or could reasonably be expected to have, individually or in the aggregate, a Parent or Merger Sub Material Adverse Effect, (y) has resulted in or could reasonably be expected to result in, any representation or warranty made by Parent or Merger Sub hereunder not being true and correct or (z) has resulted in or could reasonably be expected to result in the failure of any of the conditions of this Agreement;

(ii)     any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)     any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(iv)     any actions commenced or, to the knowledge of the Parent or Merger Sub, threatened against, relating to or involving or otherwise affecting Parent or Merger Sub that, if pending on the date of this Agreement, would have been required to have been disclosed or that relates to the consummation of the transactions contemplated by this Agreement.

The Company’s receipt of information pursuant to this Section 5.01 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Parent or Merger Sub in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules of Parent and Merger Sub.

5.02.       Closing Distributions. Each party hereto agrees that, subject to the terms of this Agreement, the Parent Board may authorize, and Parent may make, in each case in its sole discretion (as applicable), and the board of the Company may authorize and the Company may make, in each case in its sole discretion (as applicable) one or more distributions (collectively, the “Closing Distributions”) at any time from the date hereof until the Effective Time (but including the portion of the Closing Date prior to such Effective Time) to the stockholders of Parent or the members of the Company, as the case may be, in accordance with Applicable Law and the Constituent Documents of Parent and the Constituent Documents of the Company.

5.03.       Access to Information.

(a)     From the date hereof until the Closing, each party shall (i) afford the other parties and their Representatives full and free access to and the right to inspect all of the Leased Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to that party; (ii) furnish the other parties and their Representatives with such financial, operating and other data and information related to that party as the other parties or any of their Representatives may reasonably request; and (iii) instruct the officers and employees of that party to cooperate with the other parties in their investigation of the other party. Any investigation pursuant to this Section 5.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the parties. No investigation by a party or other information received by that party shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by a party in this Agreement.

(b)     Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated January 9, 2015 between Parent and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

5.04.       No Solicitation of Other Bids.

(a)     The Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of Equity Interests of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company's properties or assets.

(b)     In addition to the other obligations under this Section 5.04(a), the Company shall promptly (and in any event within three Business Days after receipt thereof by the Company or its Representatives) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)     The Company agrees that the rights and remedies for noncompliance with this Section 5.04(c) shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

5.05.       Board Resolutions and Governance Issues.

(a)     The Company shall deliver herewith the written resolutions of the Company Board and the Company Member (i) resolving that this Agreement and the transactions contemplated herein are advisable and in the best interests of the Company and the Company Member, and (ii) approving and adopting this Agreement and the transactions contemplated herein, including the Merger.

(b)     Parent and Merger Sub shall deliver herewith the written resolutions of Parent Board and the Merger Sub Board (i) resolving that this Agreement and the transactions contemplated herein are advisable and in the best interests of Parent, Parent’ stockholders and Merger Sub (as applicable), (ii) subject to Parent Stockholder Approval, approving and adopting this Agreement and the transactions contemplated herein, including the Merger and (iii) recommending approval of this Agreement and the transactions contemplated hereby, including adoption of the Merger, by the stockholders of Parent.

(c)     After the Closing Date, the Parent Board and Merger Sub Board shall be constituted in a manner that is consistent with the terms of the Voting Agreement, to the extent such agreement remains in effect.

5.06.      Resignations. The Company shall deliver to Parent written resignations, effective as of the Closing Date, of the members of the Company Board and the officers of the Company set forth on Schedule 5.06 at least five Business Days prior to the Closing.

5.07.       Tax Matters.

(a)     It is intended that the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(D) of the Code and that this Agreement shall constitute a plan of reorganization for purposes of Section 368 of the Code.

(b)     Pursuant to Treasury Regulations section 1.381(b)-1(a), the taxable year of the Company will end at the Effective Time, and the Company will be liquidated for federal income tax purposes as of the Effective Time. The Company Member, as sole member of the Company, shall be allocated income or loss with respect to the Company’s short tax year ending at the Effective Time, and shall be liable for any Tax liability with respect to income allocated for such short tax year. The Company Member shall timely prepare and file the final Tax Return of the Company and shall provide Parent with a copy of such final Tax Return 30 days prior to the filing thereof and within five Business Days thereafter.

(c)     Transfer Taxes. The Company Member and the Surviving Entity shall each be responsible for the payment of one-half of the state and local transfer, sales, use, stamp, registration or other similar Taxes (the “Transfer Taxes”) resulting from the transactions contemplated by this Agreement or any other Transaction Document.

5.08.       Tax Documentation. As a condition to the Company Member’s receipt of any of the Merger Consideration, such Company Member shall be required to provide with the transmittal letter a certified tax identification number by furnishing an appropriate Form W-9 (or Form W-8, in the case of a non-U.S. person) (collectively, “Tax Reporting Documentation”). The Company Member understands that if such Tax Reporting Documentation is not provided, Parent or the exchange agent, as applicable, might be required by the Code to withhold a portion of any payment of the Merger Consideration.

5.09.       Company Employees. Except as provided in the Employment Agreement, Parent will offer at-will employment by the Surviving Entity as of and following the Closing Date to each individual listed on Schedule 5.09 (the “Continuing Employees”), subject to satisfying the same conditions and qualifications applicable to all new employees of the Surviving Entity (including but not limited to passing any reasonable criminal background check). Prior to the Effective Time, the Company shall terminate the employment of any employee of the Company who is not listed on Schedule 5.09.

5.10.       Employee Benefit Plans.

(a)     Effective one day prior to the Closing (but contingent on the Closing occurring), the Company Representative and the Company shall adopt such resolutions and take such further corporate actions to terminate all Company Benefit Plans (collectively, the “Employee Benefit Plan Resolutions”). On and after the Closing, the Company Representative shall take all steps necessary or desirable to effectuate such termination of the Company Benefit Plans and distribution of any and all assets, including but not limited to filing for a determination letter for such Employee Pension Benefit Plans with the IRS that such Employee Pension Benefit Plans are qualified on termination and taking all actions required to finalize any such plan that is subject to Title IV of ERISA, and fully funding any Company Benefit Plan.

(b)     As of the Effective Time, except as provided in the Employment Agreement, all Continuing Employees shall become participants in all employee benefit plans and programs maintained by Parent for its and its Affiliate’s employees in the United States, including, without limitation, the health, welfare and other benefits programs of Parent. With regard to such Continuing Employees’ participation in Parent’s benefits programs, such Continuing Employees shall be given credit for their years of service rendered to the Company and its ERISA Affiliates or their predecessors for purposes of eligibility and vesting in the Parent’s benefit programs.

5.11.       Publicity. Parent, Merger Sub, the Company, and the Company Member agree that, except as otherwise required by Applicable Law, they (a) will make no public comment concerning or announcement regarding the Merger and (b) institute procedures to restrict knowledge of the proposed transaction to those who need to know. In addition, the parties acknowledge that Parent, as a publicly-traded company, is subject to certain disclosure requirements under Applicable Law. Accordingly, Parent reserves the right to disclose the Merger, including financial information regarding the Company and the status of negotiations, at any time that such disclosure is required under Applicable Law. Except as otherwise required by Applicable Law and notwithstanding anything in this Agreement to the contrary, so long as this Agreement is in effect, none of Parent, Merger Sub, or the Company shall, or shall permit any of their Subsidiaries, if applicable, to issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party.

5.12.       Tail Insurance. On to the Closing Date, a tail insurance policy may be obtained under the Company’s errors and omissions policy in form and amounts reasonably agreed to by the parties, the premiums for which shall be paid by Parent.

5.13.       Competing Transaction.

(a)          As used in this Agreement, “Parent Competing Transaction” means any of the following:

(i)     a transaction, including any tender offer, exchange offer or share exchange, pursuant to which any third Person or group, or the stockholders of such third Person, directly or indirectly, acquires or would acquire beneficial ownership (as defined in Rule 13d 3 under the Exchange Act) of 40% or more of the outstanding shares of common stock of Parent or of the outstanding voting power of Parent (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such common stock or other securities representing such voting power), whether from Parent or pursuant to a tender offer or exchange offer or otherwise;

(ii)      a merger, share exchange, consolidation or business combination pursuant to which any third Person or group of Persons, or the stockholders of such third Person or Persons, beneficially owns or would beneficially own 40% or more of the outstanding shares of common stock or the outstanding voting power of Parent, or, if applicable, any surviving entity or the parent entity resulting from any such transaction, immediately upon consummation thereof;

(iii)     a recapitalization of Parent or any transaction similar to a transaction referred to in clause (ii) above involving Parent pursuant to which any third person or group of Persons (other than Parent’s Affiliates or any group of which Parent’s Affiliates is a member), or its stockholders, beneficially owns or would beneficially own 40% or more of the outstanding shares of common stock or the outstanding voting power of Parent or, if applicable, the parent entity resulting from any such transaction immediately upon consummation thereof; or

(iv)     any transaction pursuant to which any third Person or group of Persons (other than Parent or any of its Affiliates) directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture or otherwise) acquires or would acquire control of assets of Parent (including any Subsidiary of Parent or the Equity Interests of such Subsidiary) representing 75% or more of the fair market value of all the assets of Parent, taken as a whole, immediately prior to such transaction.

Wherever the term “group” is used in this Section 5.13, it is used as defined in Rule 13d 3 under the Exchange Act;

(b)           As used in the Agreement, “Parent Acquisition Proposal” means any inquiries or proposals regarding any Parent Competing Transaction. As used in the Agreement, “Parent Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement, other than any Alternative Confidentiality Agreement (as defined below), regarding any Parent Acquisition Proposal.

(c)           Parent will notify the Company promptly after Parent has received any Parent Acquisition Proposal or any material modification to any Parent Acquisition Proposal. Such notice to the Company will include the identity of the Person or Persons making the Parent Acquisition Proposal and a copy of the Parent Acquisition Proposal or amendment to a Parent Acquisition Proposal.

(d)           Parent may (i) to the extent necessary, contact any Person or group of Persons that makes a Parent Acquisition Proposal to clarify the terms of such Parent Acquisition Proposal; and (ii) furnish or cause to be furnished information to, and enter or cause to be entered into discussions with, and only with, the Person or group who has made a Parent Acquisition Proposal if the Parent Board or Transaction Committee (A) determines in good faith (after consultation with its outside legal counsel and financial advisor) that such Parent Acquisition Proposal constitutes or is could lead to a Parent Superior Proposal and (B) enters into a confidentiality agreement with such person (an “Alternative Confidentiality Agreement”). Unless such information has been previously provided to the Company, all written information provided by Parent to the Person making such Parent Acquisition Proposal will be promptly provided to the Company.

(e)     As used in this Agreement, “Parent Superior Proposal” means a bona fide written Parent Acquisition Proposal made by a third Person (or group of Persons) to consummate a sale of all or substantially all of the assets of Parent or a merger, consolidation, business combination or other similar transaction involving Parent pursuant to which Parent’s Affiliates and other stockholders would hold less than 50% of the outstanding shares of common stock of, or less than 50% of the outstanding voting power of, Parent, any surviving entity or the parent entity resulting from any such transaction immediately upon consummation thereof that the Parent Board or Transaction Committee (after consultation with its outside legal counsel and its financial advisor or advisors) determines in good faith to be more favorable from a financial point of view to Parent than the transaction contemplated by this Agreement.

(f)     Except as permitted by Section 5.13(g) or Section 5.13(h), neither the Parent Board nor the Transaction Committee will (i) withhold, withdraw or modify in a manner adverse to the Company the approval or declaration of advisability by such board and/or committee of this Agreement and the transactions contemplated hereby or (ii) resolve, agree or propose publicly to take any such actions (each such action set forth in this sentence of this Section 5.13(f) being referred to herein as an “Adverse Recommendation Change”) or approve, adopt or recommend, or cause or permit the entry into or propose publicly to do so with respect to, any Parent Acquisition Agreement (other than an Alternative Confidentiality Agreement).

(g)     Notwithstanding anything to the contrary in this Agreement, if, at any time prior to obtaining Parent Stockholder Approval (i) Parent receives a Parent Acquisition Proposal and (ii) the Parent Board or Transaction Committee determines in good faith after consultation with its outside legal counsel and with its financial advisor that (A) such Parent Acquisition Proposal could constitute a Parent Superior Proposal, and (B) in light of such Parent Acquisition Proposal, failure to make an Adverse Recommendation Change could be inconsistent with the directors’ fiduciary obligations under Applicable Law, the Parent Board or Transaction Committee may, subject to the provisions of Section 5.13(i) and Article VIII, make an Adverse Recommendation Change or terminate this Agreement to enter into a definitive Parent Acquisition Agreement with respect to such Parent Superior Proposal.

(h)     Notwithstanding anything in this Agreement to the contrary, if (i) an Intervening Event occurs or arises after the date of this Agreement and prior to obtaining Parent Stockholder Approval and (ii) the Parent Board or Transaction Committee determines in good faith after consultation with its outside legal counsel and with its financial advisor that in light of the existence of such Intervening Event, failure to make an Adverse Recommendation Change could constitute a breach of the directors’ fiduciary obligations under Applicable Law, then prior to obtaining Parent Stockholder Approval, the Parent Board or Transaction Committee may, subject to the provisions of Section 5.13(i) and Article VIII, make an Adverse Recommendation Change.

(i)     Prior to making any Adverse Recommendation Change as a result of a Parent Superior Proposal or an Intervening Event or terminating this Agreement pursuant to Section 5.13(g), Parent shall deliver to the Company a written notice (a “Change in Recommendation Notice”) stating that the Parent Board or Transaction Committee intends to take such action pursuant to Section 5.13(g) or Section 5.13(h), as the case may be, and, together with such notice, provide a copy of the proposed form of the Parent Acquisition Agreement or a description of the Intervening Event, as applicable.

(j)     No disclosure that the Parent Board or Transaction Committee may determine (after consultation with legal counsel) that it or Parent is required to make under Applicable Law will constitute a violation of this Agreement.

5.14.       Preparation of the Parent Proxy Statement; Parent Stockholders Meeting.

(a)     Provided that this Agreement has not been terminated in accordance with Article VIII, as promptly as practicable after the date hereof, Parent shall prepare and shall cause to be filed with the SEC in preliminary form a proxy statement relating to this Agreement and the transactions contemplated hereby (together with any amendments and supplements thereto and any other required disclosure materials, the “Parent Proxy Statement”). The Company and the Company Member shall furnish all information concerning the Company and its Affiliates, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Parent Proxy Statement.

(b)     After Parent has prepared the Parent Proxy Statement, then Parent shall, as promptly as practicable, (x) establish a record date for and give notice of a meeting of the stockholders of Parent for the purpose of considering and taking action upon this Agreement (the “Parent Stockholders Meeting”) and (y) as promptly as practicable but not later than ten Business Days after the record date, mail to the stockholders of record of Parent and to other stockholders as required by Rule 14a-13 of the Exchange Act, as of the record date established for Parent Stockholders Meeting, the Parent Proxy Statement (the date the Company is required to take such action, the “Proxy Date”). Parent shall duly call, convene and hold the Parent Stockholders Meeting as promptly as reasonably practicable after the Proxy Date; provided, however, that in no event shall such meeting be initially scheduled later than 20 Business Days following the date the Parent Proxy Statement is mailed to the stockholders of Parent.

(c)     If, at any time prior to the Parent Stockholders Meeting, any event occurs with respect to the Company or the Company Member, or any change occurs with respect to other information supplied by the Company or the Company Member for inclusion in the Parent Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Parent Proxy Statement, the Company shall promptly notify Parent of such event in writing, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Parent Proxy Statement and, as required by Applicable Law, in disseminating the information contained in such amendment or supplement to the stockholders of Parent. Nothing in this Section 5.14(c) shall limit the obligations of any party under Section 5.14(a).

(d)     Parent shall, prior to the Parent Stockholders Meeting, keep the Company reasonably informed of the number of proxy votes received in respect of matters to be acted upon at the Parent Stockholders Meeting.

(e)     Parent will provide notice to the Company of the Parent Stockholders Meeting and shall allow Representatives of the Company and its counsel to attend the Parent Stockholders Meeting.

5.15.      Stock Consideration Securities Matters. Each of the parties hereto acknowledge that the shares of Parent Common Stock to be issued to the Company Member pursuant to this Agreement are intended to be issued pursuant to the “private placement” exemption from registration under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and the Company and the Company Member agree to fully cooperate with Parent in its efforts to ensure that such shares of Parent Common Stock may be issued pursuant to such private placement exemption, including, but not limited to executing the Investment Letters and delivering them to Parent at Closing.

5.16.       Release.

(a)     The Company Member, on his own behalf and, to the greatest extent permitted by Applicable Law, on behalf of the Company Member’s successors, assigns and Affiliates (collectively with the Company Member, the “Company Releasors”), effective as of the Closing, forever releases, discharges, remises and acquits each of the Company, the Surviving Entity and Parent, each of their Affiliates, each of their respective successors, assigns and past, present and future directors, managers, officers and employees, and each of their respective heirs, successors and assigns, in each case in their capacity as such (collectively, the “Parent Releasees”), jointly and individually, of and from any and all Actions, Contracts and liabilities or obligations arising on or prior to the Closing out of or in any manner related to (i) the direct or indirect ownership of the Existing Company Interests and the status of the Company Member as the sole member of the Company, (ii) the termination of the Company Member’s status as a member of the Company as a result of the consummation of the transactions contemplated by this Agreement, (iii) actions taken by the Company Board or the Company’s officers, employees, agents, attorneys, accountants and representatives in connection with the negotiation, authorization, approval and recommendation of the terms of the transactions contemplated by this Agreement and the Transaction Documents and (iv) any rights to revenue, options, or warrants of, or dividends or other distributions in respect of Equity Interests of, the Company.  The Company Member, for himself and the other Company Releasors, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, distributing or causing to be commenced, any Action of any kind against any Parent Releasees, based on any of the foregoing.  Notwithstanding anything to the contrary contained herein, nothing in this Section 5.16(a) or any other provision of this Agreement will waive, or preclude the Company Member from exercising, any of his rights, if any, (A) to receive and be paid the Merger Consideration payable under, and subject to the terms and conditions set forth in, this Agreement, or (B) under this Agreement or any other Transaction Document.

(b)     The Surviving Entity and Parent, on their own behalf and, to the greatest extent permitted by Applicable Law, on behalf of the successors and assigns of the Surviving Entity and Parent (collectively, the “Parent Releasors”), effective as of the Closing, forever release, discharge, remise and acquit the Company Member and each of his respective heirs, successors and assigns, in each case in their capacity as such (collectively, the “Company Releasees”), jointly and individually, of and from and against any and all Actions, Contracts and liabilities or obligations of the Surviving Entity or Parent arising on or prior to the Closing with respect to (i) any undisclosed claims, causes of action or liabilities of the Parent Releasors against the Company Releasees and (ii) any actions taken by the Parent Board or the officers, employees, agents, attorneys, accountants and representatives of either the Surviving Entity or Parent in connection with the negotiation, authorization, approval and recommendation of the terms of the transactions contemplated by this Agreement and the Transaction Documents. Notwithstanding anything to the contrary contained herein, nothing in this Section 5.16(b) or any other provision of this Agreement will waive, or preclude the Parent Releasors from exercising, any of its/their rights under this Agreement or any other Transaction Document.

5.17.      Regulatory Matters. The parties hereto shall cooperate with each other and use Commercially Reasonable Efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger); for the avoidance of doubt, the foregoing shall apply to any and all applications, notices, petitions and filings, made by parent and Merger Sub, in their sole discretion, to any Governmental Entity that regulates the gaming industry and investigation or change in control approval process arising therefrom. The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to Applicable Laws relating to the exchange of information, all the information relating to the Company, Parent or Merger Sub, as the case may be, which appear in any filing made with or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all Consents of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Parent (or Merger Sub as the case may be) and the Company shall promptly furnish each other with copies of written communications received by Parent, Merger Sub, and the Company, as the case may be, from or delivered by any of the foregoing to or from, any Governmental Entity in respect of the transactions contemplated hereby.

5.18.      Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof.

5.19.       Further Assurances. At and after the Effective Time, the officers, managers and directors of the Surviving Entity shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.

Article VI.

CONDITIONS TO CLOSING

6.01.       Conditions to Obligations of All Parties. The respective obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement and effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)     Parent Stockholder Approval. This Agreement will have been duly adopted with Parent Stockholder Approval.

(b)     No Injunctions, Restraints or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Applicable Laws or Governmental Orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

(c)     Consents. The Company shall have received all Consents set forth forth on Schedule 6.01(c)-1, and Parent shall have received all Consents set forth on Schedule 6.01(c)-2, in each case, in form and substance reasonably satisfactory to Parent and the Company, respectively, and no such Consent shall have been revoked.

6.02.      Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement and effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)     Representations and Warranties. Other than the representations and warranties of the Company and the Company Member contained in Sections 3.01, 3.02, 3.03 and 3.13, the representations and warranties of the Company and the Company Member contained in this Agreement, the Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Company Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Company Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Company and the Company Member contained Sections 3.01, 3.02, 3.03 and 3.13 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)     Performance of Covenants. Each of the Company and the Company Member shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Company and the Company Member shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)     No Actions. No Action shall have been commenced against Parent, Merger Sub, the Company or the Company Member, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Entity, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)     Closing Distributions. The Closing Distributions shall have been made.

(e)     No Material Deviation to Company Projections. From the date of this Agreement, there shall not have occurred any material deviation to the Company Projections, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a material deviation to the Company Projections.

(f)     No Company Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Company Material Adverse Effect.

(g)     Closing Deliverables. The Company and the Company Member shall have delivered each of the following at or prior to the Closing:

(i)      resignations of the Persons listed on Schedule 5.06;

(ii)     the Investment Letter, duly executed by the Company Member receiving Stock Consideration;

(iii)     a letter of transmittal reasonably required by Parent or its exchange agent, duly executed by the Company Member receiving Closing Stock Consideration;

(iv)     the Parent Note, duly executed by the Company Member;

(v)     an employment agreement, substantially in the form attached hereto as Exhibit D (the “Employment Agreement”), duly executed by Anthony Tomasello;

(vi)     a voting agreement, substantially in the form attached hereto as Exhibit E (the “Voting Agreement”), duly executed by the Company Member receiving Stock Consideration;

(vii)    a copy of the Employee Benefit Plan Resolutions and evidence of fully funding the Company Benefit Plans;

(viii)    a certificate, dated the Closing Date and signed by the Company Member and a duly authorized officer of the Company, certifying that each of the conditions set forth in Section 6.02(a), Section 6.02(b), Section 6.02(e) and Section 6.02(f) have been satisfied;

(ix)     a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that (x) attached thereto are true and complete copies of (A) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby and (B) resolutions of the Company Member approving the Merger and adopting this Agreement, (y) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (z) attached thereto is a true and complete list of the Unpaid Company Transaction Expenses;

(x)     a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

(xi)     a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Entity of the jurisdiction under the Applicable Laws in which the Company is organized and qualified to do business;

(xii)     payoff letters, termination statements and releases satisfactory to Parent with respect to the release of all Liens on the Existing Company Interests and assets of the Company, including a payoff letter, termination statement and release from Fulton Bank of New Jersey and any other holder of Indebtedness reflected on Schedule 3.06; and

(xiii)    such other documents or instruments as Parent or Merger Sub reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement (including, but not limited to, duly executed Merger Filings).

6.03.       Conditions to Obligations of the Company and the Company Member. The obligations of the Company and the Company Member to consummate the transactions contemplated by this Agreement and effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)     Representations and Warranties. Other than the representations and warranties of Parent and Merger Sub contained in Section 4.01 and Section 4.02, the representations and warranties of Parent and Merger Sub contained in this Agreement, the Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Parent or Merger Sub Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Parent or Merger Sub Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Parent and Merger Sub contained in in Section 4.01 and Section 4.02 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)     Performance of Covenants. Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Transaction Documents to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Parent and Merger Sub shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)     No Actions. No Action shall have been commenced against Parent, Merger Sub, the Company or the Company Member, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Entity, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)     Closing Deliverables. Parent and Merger Sub shall have delivered each of the following at or prior to the Closing:

(i)     the Investment Letter, duly executed by Parent;

(ii)     the Parent Note, duly executed by Parent;

(iii)     the Employment Agreement, duly executed by Parent or the Surviving Entity, as applicable;

(iv)     the Voting Agreement, duly executed by Parent;

(v)     a certificate, dated the Closing Date and signed by a duly authorized officer of Parent and Merger Sub, certifying that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied; and

(vi)     a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent certifying the names and signatures of the officers of Parent and Merger Sub authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder; and

(vii)     the resolutions of the Parent Board (including the configuration of the Parent Board as of the Effective Time as set forth in this Agreement) and such other documents or instruments as the Company or the Company Member reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement (including, but not limited to, duly executed Merger Filings).

Article VII.

INDEMNIFICATION

7.01.       Survival.

(a)     Representations and Warranties of the Company and Company Member. Subject to the limitations and other provisions of this Agreement, the representations and warranties made by the Company and the Company Member in this Agreement shall survive the Closing and shall remain in full force and effect until the date that is eighteen months from the Closing Date; provided, that the representations and warranties in:

(i)     Section 3.01, Section 3.02, Section 3.03 and Section 3.13 (collectively, the “Company Member Fundamental Representations”) shall survive indefinitely; and

(ii)     Section 3.08, Section 3.16 and Section 3.17 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

(b)          Representations and Warranties of Parent and Merger Sub. Subject to the limitations and other provisions of this Agreement, the representations and warranties made by Parent and Merger Sub in this Agreement shall survive the Closing and shall remain in full force and effect until the date that is eighteen months from the Closing Date; provided, that the representations and warranties in Section 4.01, Section 4.02, Section 4.03 and Section 4.06 shall survive for the full period of all applicable statutes of limitations (giving effect to any wavier, mitigation or extension thereof) plus sixty (60) days.

(c)          Covenants Made by the Parties. All covenants and agreements of the parties contained herein that contemplate performance after the Closing shall survive the Closing indefinitely or for the period explicitly specified therein.

(d)          Time for Submission of Claims. Any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the aggrieved party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty or covenant, and such claims shall survive until finally resolved.

7.02.       Indemnification.

(a)          Obligations of the Company Member. The Company Member shall indemnify and agree to defend and hold harmless Parent and the Surviving Entity (and their respective Affiliates, officers, directors, employees, representatives and agents) (“Parent Indemnified Persons” and, singularly, a “Parent Indemnified Person”) against and in respect of any and all Damages, by reason of or otherwise arising out of:

(i)     Parent Indemnified Taxes;

(ii)     any claim by the Company Member or a former Company Member of the Company, or any other Person, against the Company or any of its Affiliates, officers, directors, managers, employees or agents, based upon any rights of such Company Member (other than the right of the Company Member to receive the Merger Consideration pursuant to this Agreement), including appraisal rights (to the extent greater in amount than the consideration payable under this agreement to any such Person) under the applicable provisions of any option, preemptive rights or rights to notice or to vote;

(iii)     any Unpaid Company Transaction Expenses and Unpaid Company Indebtedness not reflected and satisfied through application of the Post-Closing Adjustment;

(iv)     any liabilities, obligations or expenses of the Company or the Company Member resulting from or arising with respect to incidents occurring before the Effective Time, regardless of when the claim is made;

(v)     a breach of a representation or warranty contained in this Agreement made by the Company or the Company Member; or

(vi)     a breach of a covenant contained in this Agreement made by the Company or the Company Member.

(b)          Effect of Investigation. The liability of the Company Member for indemnification under this Article VII by reason of or arising out of any breach by the Company or Company Member of any representation, warranty or covenant shall not be modified, waived or diminished by any examination or investigation conducted by Parent of the books, records or operations of the Company.

(c)          Satisfaction of Indemnification Obligations. The parties agree that all indemnifiable Damages due to a Parent Indemnified Person hereunder shall be satisfied as follows, in any order, at the discretion of a Parent Indemnified Person:

(i)     By means of a set off to:

(A)     reduce all or any amount of the Parent Common Stock to which the Company Member would otherwise be entitled hereunder as First Earn-out Stock Consideration or Second Earn-out Stock Consideration, using the volume weighted-average per share price of the Parent Common Stock on NYSE MKT, as reported for the ten consecutive trading days ending on the last full trading day preceding the date Parent applies such set off;

(B)     reduce all or any amounts of principal and interest due or payable in the future under the Parent Note; and/or

(C)     reduce all or any amounts otherwise due to Company Member under this Agreement or otherwise.

(ii)     Against the Company Member, individually.

Neither the exercise of nor failure to exercise any such right of set off shall constitute an election of remedies or limit Parent in any manner in the enforcement of other remedies available to it hereunder, and the exercise by Parent of the right of set off against any Merger Consideration payable by Parent pursuant to this Agreement or the Transaction Documents shall not be the sole or exclusive remedy of Parent for recovery of any amounts owed by such Person to Parent pursuant to this Agreement.

(d)          No Limitation in Event of Fraud. Notwithstanding any other provision hereof, nothing in this Article VII or otherwise shall limit, in any manner, any remedy at law or equity, to which any party may be entitled as a result of fraud.

(e)          Employee Benefit Indemnification. Notwithstanding any other provision hereof, the Company Member shall indemnify and agree to defend and hold harmless any Parent Indemnified Person on a dollar for dollar basis, not subject to any cap, basket, deductible, setoff or limitation, in time or otherwise, for any and all claims, demands, suits, proceedings, judgments, losses, charges, Taxes, penalties and fees, costs and expenses (including reasonable attorneys’ fees and expenses) sustained, suffered or incurred of any kind associated with, related to or arising out of (i) the termination of any Company Benefit Plan and (ii) the failure to provide health insurance to any Company Employees prior to the Closing.

(f)          Obligations of Parent and Merger Sub. Parent and Merger Sub shall jointly and severally indemnify and agree to defend and hold harmless the Company Member (and his respective Affiliates, officers, directors, employees, representatives and agents) (“Company Member Indemnified Persons” and singularly, a “Company Member Indemnified Person”) against and in respect of any and all Damages by reason of or otherwise arising out of the breach of a representation, warranty or covenant contained in this Agreement made by Parent or Merger Sub.

7.03.       Limitations on Indemnification.

(a)          Threshold.

(i)     The Company Member shall not be required to indemnify any Parent Indemnified Person pursuant to, and shall not have any liability under, Section 7.02(a)(v) until the aggregate amount of all Damages for which the Company Member would, but for this Section 7.03(a)(i), be liable under Section 7.02(a)(v) exceeds on a cumulative basis an amount equal to $75,000 (the “Threshold”), in which case, the Company Member shall become liable for all of such Damages (i.e., if such cumulative Damages exceed the Threshold, this Section 7.03(a)(i) shall be without effect in respect thereof); provided, however, that the Threshold shall not apply to any Damages related to any inaccuracy or breach of any Company Member Fundamental Representation, or of Section 3.08 (Taxes), Section 3.16 (Employee Benefit Plans) or Section 3.17 (Environmental Matters), or any claim based on fraud or intentional misrepresentation or intentional breach.

(ii)     Parent and Merger Sub shall not be required to indemnify any Company Member Indemnified Person pursuant to, and shall not have any liability under Section 7.02(f), until the aggregate amount of all Damages for which Parent and Merger Sub would, but for this Section 7.03(a)(ii), be liable under Section 7.02(f) exceeds on a cumulative basis an amount equal to the Threshold, in which case, Parent and Merger Sub shall become liable for all of such Damages (i.e., if such cumulative Damages exceed the Threshold, this Section 7.03(a)(ii) shall be without effect in respect thereof); provided, however, that the Threshold shall not apply to any Damages related to any claim based on fraud or intentional misrepresentation or intentional breach.

(b)           Cap.

(i)     The Company Member shall not be required to indemnify any Parent Indemnified Person pursuant to, and shall not have any further liability under, Section 7.02(a)(v) once the aggregate amount of all payments made by or on behalf of the Company Member, collectively, in respect of the indemnification obligations under Section 7.02(a)(v) equals $3,000,000 (the “Cap”); provided, that this Section 7.03(b)(i) shall not apply to any Damages related to any inaccuracy or breach of any Company Member Fundamental Representation, or of Section 3.08 (Taxes), Section 3.16 (Employee Benefit Plans) or Section 3.17 (Environmental Matters), or any claim based on fraud or intentional misrepresentation or intentional breach of any of the provisions of this Agreement, and no such amounts shall be counted towards the Cap.

(ii)     Parent and Merger Sub shall not be required to indemnify any Company Member Indemnified Person pursuant to, and shall not have any further liability under, Section 7.02(f) once the aggregate amount of all payments made by or on behalf of Parent or Merger Sub in respect of the indemnification obligations under Section 7.02(f) equals the Cap; provided, that this Section 7.03(b)(ii) shall not apply to any Damages related to any claim based on fraud or intentional misrepresentation or intentional breach of any of the provisions of this Agreement, and no such amounts shall be counted towards the Cap.

7.04       Punitive Damages. No party hereto will be liable to any other party for any punitive damages; provided, however, that the limitations contained in this sentence shall not apply to any punitive damages recovered or recoverable by or payable with respect to a Third Party Claim or proceeding against an Indemnified Party.

7.05.       Claim Notice; Third Party Claim Procedures.

(a)          Claim Notice. An Indemnified Party shall give each Indemnifying Party from whom indemnification is sought prompt written notice (a “Claim Notice”) of any claim, demand, action, suit, proceeding or discovery of fact upon which the Indemnified Party intends to base the claim for indemnification under this Article VII, which shall contain (i) a description and a good faith estimate of the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VII for such Damages, and (iii) a demand for payment, provided, however, that no failure to give such Claim Notice shall excuse any Indemnifying Party from any obligation hereunder except to the extent the Indemnifying Party is materially and actually prejudiced by such failure.

(b)          Procedure.

(i)     The Indemnified Party will tender the exclusive defense of a Third Party Claim (subject to the provisions of this Section 7.05(b)) to the Indemnifying Party. If (i) the defense of a Third Party Claim is so tendered and within 30 days thereafter such tender is accepted without qualification (or reservation of rights) by the Indemnifying Party; or (ii) within 30 days after the date on which written notice of a Third Party Claim has been given pursuant to this Section 7.05(b), the Indemnifying Party shall acknowledge in writing to the Indemnified Party and without qualification (or reservation of rights) its indemnification obligations as provided in this Article VII; then, except as hereinafter provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third Party Claim. The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party provided that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as herein provided.

(ii)     The Indemnifying Party shall lose its right to defend and settle the Third Party Claim if it shall fail to reasonably contest, defend, litigate and settle the Third Party Claim as provided herein. So long as the Indemnifying Party has not lost its right to defend, litigate and settle and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the right, upon receiving the prior written approval of the Indemnified Party (which shall not be unreasonably withheld unless such settlement does not fulfill the conditions set forth in the following sentence and which shall be deemed automatically given if a response has not been received within the 30 day period following receipt of the proposed settlement by the Indemnified Party), to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable.

(iii)     Notwithstanding anything to the contrary herein contained, in connection with any settlement negotiated by an Indemnifying Party, no Indemnified Party or Indemnifying Party (as the case may be) that is not controlling the defense and or settlement of the Third Party Claim (the “Non-Control Party”) shall be required by an Indemnifying Party controlling the litigation to (and no such Indemnifying Party shall) (x) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Non-Control Party of a release from all liability in respect of such claim or litigation, (y) enter into any settlement that attributes by its terms liability to the Non-Control Party or which may otherwise have a material adverse effect on the Indemnified Party’s business, or (z) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice. All expenses (including attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party.

(iv)     No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Article VII shall relieve it of such obligations to the extent they exist.

(v)     If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume, the defense of a Third Party Claim pursuant to this Article VII, or if, in accordance with the foregoing, the Indemnifying Party does not have the right or shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least 20 days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to this Section 7.05(b), the Indemnified Party so contests, defends, litigates or settles a Third Party Claim, for which it is entitled to indemnification hereunder as provided herein, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of defending, contesting, litigating and/or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys’ fees and other expenses.

(vi)     The Indemnified Party or the Indemnifying Party, as the case may be, shall furnish such information in reasonable detail as it may have with respect to a Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) to the other party if such other party is assuming defense of such claim, and make available all records and other similar materials which are reasonably required in the defense of such Third Party Claim and shall otherwise cooperate with and assist the defending party in the defense of such Third Party Claim.

Article VIII.

TERMINATION

8.01.       Termination. This Agreement may be terminated at any time prior to the Closing:

(a)     by the mutual written consent of the Company and Parent;

(b)     by Parent by written notice to the Company if:

(i)     neither Parent nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company or the Company Member pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure has not been cured by the Company and the Company Member within ten days of the Company's receipt of written notice of such breach from Parent;

(ii)     any of the conditions set forth in Section 6.01 or Section 6.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the date that is 120 days after the date hereof (the “Drop Dead Date”), unless such failure unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(iii)     prior to obtaining Parent Stockholder Approval:

(x) at any time following an Adverse Recommendation Change by the Parent Board or the Transaction Committee, or

(y) if after the date of this Agreement, a Parent Acquisition Proposal is publicly announced or disclosed (or any Person shall have publicly announced an intention (whether or not conditional) to make such Parent Acquisition Proposal) and the Parent Board or Transaction Committee fails to affirm the recommendation of such board and committee within five Business Days after receipt of a written request from the Company to do so with respect to such Parent Acquisition Proposal (provided, however, that in no event will the Parent Board or Transaction Committee be required to affirm the recommendation of the Parent Board or Transaction Committee more than once with respect to any particular Parent Acquisition Proposal or more than once with respect to a material amendment thereof); or

(iv)     Parent is doing so in accordance with the terms of Section 5.13(g).

(v)     In the event that Parent or Merger Sub terminates this Agreement pursuant to the terms of Section 8.01(b)(iii) and such Parent Acquisition Proposal is consummated, Parent and Merger Sub shall pay to the Company the amount up to $150,000 in documented third party out of pocket expenses and in certified or other same-day funds (the “Break-Up Fee”). In the event that the Company or Company Member terminate this Agreement pursuant to the terms of this Section 8.01 or otherwise does not proceed to Closing other than because of a material breach by the Parent or Merger Sub which after notice and opportunity to cure is not so cured, the Company shall pay to the Parent the Break-Up Fee in certified or other same-day funds as a condition to terminate this Agreement.

(c)     by the Company by written notice to Parent if:

(i)     the Company and the Company Member are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure has not been cured by Parent or Merger Sub within ten days of Parent's or Merger Sub's receipt of written notice of such breach from the Company; or

(ii)     any of the conditions set forth in Section 6.01 or Section 6.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of the Company or the Company Member to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(d)          by Parent or the Company if:

(i)     any Applicable Law makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Entity shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(ii)     the Parent Stockholders Meeting has concluded (including after taking into account any adjournment or postponement thereof), the stockholders of Parent voted and Parent Stockholder Approval shall not have been obtained.

(e)          The party desiring to terminate this Agreement pursuant to clauses (b)-(d) of this Section 8.01 will give written notice of such termination to the other parties specifying the provision of this Agreement pursuant to which such termination is made.

8.02        Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the party of any party hereto except:

(a)          as set forth in this Article VIII, Section 5.03(b) and Article X hereof;

(b)          that nothing herein shall relieve any party hereto from liability for fraud or any willful or intentional breach of any provision hereof; and

(c)          no termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with its terms.

Article IX.

COMPANY REPRESENTATIVE

9.01.      Authorization of Company Representative. By approving this Agreement and the transactions contemplated hereby, the Company Member shall have irrevocably authorized and appointed Company Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and to take any and all actions and make any decisions required or permitted to be taken by Company Representative pursuant to this Agreement. Parent and the Surviving Entity shall be entitled to rely exclusively upon the communications of Company Representative as the communications of the Company Member. Neither Parent nor the Surviving Entity (a) need be concerned with the authority of the Company Representative to act on behalf of the Company Member hereunder, or (b) shall be held liable or accountable in any manner for any act or omission of the Company Representative in such capacity. The grant of authority provided for in this Section 9.01 is coupled with an interest and is being granted, in part, as an inducement to the Company, the Company Member, Parent and Merger Sub to enter into this Agreement and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of the Company Member and shall be binding on any successor thereto.

9.02.       Compensation. The Company Representative shall not be entitled to any fee, commission or other compensation for the performance of its service hereunder.

Article X.

GENERAL PROVISIONS

10.01.    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (postage prepaid, receipt requested); (c) on the date sent by facsimile or e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

(a)     if to Parent, Merger Sub, or the Surviving Entity, to:

AG&E Holdings Inc.

9500 West 55th Street, Suite A

McCook, Illinois 60525

Attn: Special Committee of the Board of Directors c/o Michael Levin

Phone: 847.830.1479

E-mail: m.levin@comcast.net

with a copy (which shall not constitute notice) to:

Thompson Coburn LLP

55 East Monroe, St., Suite 3700

Chicago, IL 60603

Phone: 312.580.2342

Facsimile: 312.782.6962

Email: djkaufman@thompsoncoburn.com

Attention: David J. Kaufman, Esq

(b)     if to the Company (before the Closing) or the Company Member, to:

Advanced Gaming Associates LLC

223 Pratt Street

Hammonton, NJ 08037-1719

Attn: Anthony Tomasello, President/CEO

Phone:     (609) 704-3000

Facsimile: (609) 704-9685

Email:     tony@advancedgamingassociates.com

with a copy (which shall not constitute notice) to:

Cooper Levenson, P.A.

1125 Atlantic Avenue, Third Floor

Atlantic City, New Jersey 08401

Attn: Lloyd Levenson, Esquire

Phone:     (609) 318-3904

Facsimile: (609) 572-7712

Email:     ldlevenson@cooperlevenson.com

(c)     if to the Company Representative, to:

Anthony Tomasello

109 E. Wilmont Avenue

Somers Point, NJ 08244

Mobile:     (609) 839-4813

Email:     tony@advancedgamingassociates.com

10.02.     Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The disclosure schedules and exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

10.03.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.04.    Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

10.05.    Company Disclosure Schedule. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that such information is specifically cross-referenced in another part of the Company Disclosure Schedule. The Company Disclosure Schedule shall be delivered as of the date hereof, and no amendments or modifications thereto shall be made. Any purported update or modification to the Company Disclosure Schedule after the date hereof shall be disregarded.

10.06.     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial; Voluntary Nature of Agreement and Counsel.

(a)     This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction).

(b)     ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF ILLINOIS OR THE COURTS OF THE STATE OF ILLINOIS LOCATED IN COOK COUNTY. EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.06(c).

(d)     THE COMPANY, THE COMPANY MEMBER AND THE COMPANY REPRESENTATIVE ACKNOWLEDGE AND AGREE THAT EACH IS EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY PARENT, MERGER SUB OR ANY OTHER PERSON. THE COMPANY, THE COMPANY MEMBER AND THE COMPANY REPRESENTATIVE FURTHER ACKNOWLEDGE AND AGREE THAT EACH HAS CAREFULLY READ THIS AGREEMENT AND THAT EACH HAS ASKED ANY QUESTIONS AND RECEIVED ANSWERS SUFFICIENT FOR EACH OF THEM TO UNDERSTAND THE TERMS, CONDITIONS, CONSEQUENCES AND BINDING EFFECT OF THIS AGREEMENT AND THE PROPOSED TRANSACTION AND FULLY UNDERSTANDS IT AND THEM, INCLUDING THAT THE PARTIES ARE WAIVING THEIR RIGHT TO A JURY TRIAL. FINALLY, THE COMPANY, THE COMPANY MEMBER AND THE COMPANY REPRESENTATIVE AGREE THAT EACH HAS BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF COUNSEL OF ITS CHOICE BEFORE SIGNING THIS AGREEMENT, HAS ENGAGED COUNSEL OF ITS CHOICE (COOPER LEVENSON, P.A.) AND HAS BEEN PROVIDED WITH SUCH ADVICE PRIOR TO SIGNING THIS AGREEMENT.

10.07.    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is deemed to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.08.    Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

10.09.    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in the courts specified in Section 10.06(b), in addition to any other remedy to which they are entitled at Law or in equity.

10.10.    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, Parent may assign this Agreement and its rights, interests and obligation hereunder, to any party that acquires substantially all of the assets of Parent and provided, further, Parent shall remain responsible for performance of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto and the Company Member any rights or remedies hereunder.

10.11.    Expenses. Regardless of whether the transactions contemplated by this Agreement close, each party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

10.12.    Extension; Waiver. Any agreement on the part of a party hereto to (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver shall nor operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.13.    Amendment.This Agreement may be amended with respect to any of the terms contained herein only by written agreement, signed by each of the parties hereto, provided that no amendment shall be made which by Applicable Law requires further approval by Parent’s stockholders without such further approval.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first above written.

PARENT:

AG&E HOLDINGS INC.

By: /s/ Anthony Spier

Name: Anthony Spier

Title: Chief Executive Officer

MERGER SUB:

American Gaming & Electronics, Inc.

By: /s/ Anthony Spier

Name: Anthony Spier

Title: Chief Executive Officer

COMPANY:

Advanced Gaming Associates LLC

By /s/ Anthony Tomasello

Name: Anthony Tomasello

Title: Managing Member, CEO and President

COMPANY MEMBER:

/s/ Anthony Tomasello

Anthony Tomasello

COMPANY REPRESENTATIVE:

/s/ Anthony Tomasello

Anthony Tomasello

Signature Page to Agreement and Plan of Merger

Exhibit A

Company New Product Revenue

“Company New Product Revenue” is the aggregate dollar amount of sales generated by the Surviving Entity from the following product lines: i-depsys and eConnect, plus any new additional products that were not sold by any of Parent, Merger Sub or the Company prior to the date hereof.

For avoidance of doubt, revenue from the following products will NOT BE INCLUDED in the definition of Company New Product Revenue: 3M, Touch International, Optera, Gaming & Entertainment Touch Technology, WG Technologies, Ceronix, Tatung, JCM, MEI/CPI, Nanoptix, Transact, Future Logic, Pacific Illumination, American Hakko, Breamac, Eiko, Esterline, Gamesman, mSolutions, Poweronix, Setec, Stoner, Supreme Exim, Waldom Electronics or Tektonrics.

Parent and Merger Sub’s vendor list for July 2014 through December 2015 is attached hereto as a supplemental schedule to this Exhibit A.

The Company’s vendor lists for 2014 and for 2015 is attached as a supplemental schedule to this Exhibit A.

Supplemental Schedule 1

to

Exhibit A Company New Product Revenue

(Parent and Merger Sub’s vendor list for July 2014 through December 2015)

Supplemental Schedule 2

to

Exhibit A Company New Product Revenue

(the Company’s vendor lists for 2014 and for 2015)

Exhibit B

Form of Parent Note

(see attached)

PROMISSORY NOTE

FOR VALUE RECEIVED, on [●], [●], subject to the terms and conditions set forth herein, AG&E HOLDINGS INC., an Illinois corporation (“Issuer”), hereby unconditionally promises to pay to the order of Anthony Tomasello (the “Noteholder”, and together with Issuer, the “Parties”), the principal amount of $1,000,000 (as the same may be adjusted or modified as provided herein, the “Principal Amount”), together with all accrued interest thereon, as provided in this Promissory Note (this “Note”).

This Note has been executed and delivered pursuant to, and in connection with the closing of the transactions contemplated by, that certain Agreement and Plan of Merger, dated as of April 12, 2016, entered into by and among Issuer, American Gaming & Electronics, Inc., a Nevada corporation and a wholly-owned subsidiary of Issuer, Advanced Gaming Associates LLC, a Pennsylvania limited liability company, the Noteholder and Anthony Tomasello, in his capacity as the company representative (the “Merger Agreement”).

1.             Definitions. Capitalized terms used herein and not otherwise defined herein or in the Merger Agreement shall have the meanings set forth in this Section 1.

“Applicable Law” means all laws, statutes, constitutions, rules, regulations, principles of common law, resolutions, codes, ordinances, requirements, judgments, orders, decrees, injunctions, and writs of any Governmental Entity.

“Applicable Rate” means the rate equal to 5% per annum.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Chicago, Illinois are authorized or required by Applicable Law to be closed for business.

“Debt” of Issuer, means all: (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, except trade payables arising in the ordinary course of business; (c) obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations as lessee under capital leases; (e) obligations in respect of any interest rate swaps, currency exchange agreements, commodity swaps, caps, collar agreements or similar arrangements entered into by Issuer providing for protection against fluctuations in interest rates, currency exchange rates or commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies; (f) obligations under acceptance facilities and letters of credit; (g) guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss, in each case, in respect of indebtedness set out in clauses (a) through (f) of a Person other than Issuer; and (h) indebtedness set out in clauses (a) through (g) of any Person other than Issuer secured by any Lien on any asset of Issuer, whether or not such indebtedness has been assumed by Issuer.

“Default Rate” means, at any time, the Applicable Rate plus two percentage points (2.0%).

“Event of Default” has the meaning set forth in Section 8.

“First Earn-out Period” means the twelve consecutive months commencing on the first day of the first full month following the date hereof.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time and as consistently applied by Issuer.

“Governmental Entity” means any national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body (e.g., stock exchange) exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Lien” means lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Maturity Date” means the earlier of: (a) fifth anniversary of the date hereof and (b) the date on which all amounts under this Note shall become due and payable pursuant to Section 9.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Entity or other entity.

“Second Earn-out Period” means the twelve consecutive months commencing on the first day following the expiration of the First Earn-out Period.

“Service Revenue” means the aggregate dollar amount of revenue of the Surviving Entity (as defined in the Merger Agreement) following the date hereof, as calculated by Issuer in accordance with GAAP, of the services listed in Exhibit A attached hereto.

2.     Adjustments to the Principal Amount.

2.1     Post-Closing Working Adjustment. The Principal Amount shall be increased or reduced, as applicable, in accordance with the terms of Section 2.08 (Post-Closing Adjustment to Parent Note Amount) of the Merger Agreement.

2.2     Principal Amount Escalators and Procedure.

(a)     Escalators.

(i)     The Principal Amount shall be increased by an additional $1,000,000 (the “First Earn-out Amount”) if the Surviving Entity exceeds $5,000,000 in Service Revenue during the First Earn-out Period (the “First Earn-out Target”).

(ii)     The Principal Amount shall be increased by an additional $1,000,000 (the “Second Earn-out Amount”) if the Surviving Entity exceeds $7,000,000 in Service Revenue during the Second Earn-out Period (the “Second Earn-out Target”).

(iii)     For greater certainty, in no event shall the application of Section 2.2 cause the Principal Amount due under this Note to exceed $3,000,000 (except to the extent such Principal Amount is increased as a result of the application of Section 2.1).

(b)     Procedure. Within 30 days after the end of the First Earn-out Period and Second Earn-out Period, as applicable, Issuer shall prepare and deliver to the Noteholder a statement setting forth its calculation of (x) the Service Revenue earned by the Surviving Entity during the First Earn-out Period or Second Earn-out Period, as applicable and (y) the amount of the resulting increase, if any, to the Principal Amount by virtue of the First Earn-out Target or Second Earn-out Target, as applicable, being satisfied (the “Earn-out Statement”). No increase to the Principal Amount by virtue of the First Earn-out Target or Second Earn-out Target, as applicable, being satisfied shall occur until the date that Issuer receives the Noteholder’s unequivocal acceptance of the applicable Earn-out Statement.

2.3     Issuer’s Set-off Rights. Notwithstanding anything to the contrary in this Note, and without prejudice to any other right or remedy it has or may have, Issuer may set off any amount it owes the Noteholder hereunder against any Damages (as defined in the Merger Agreement) for which the Noteholder is liable to Issuer under Article VII (Indemnification) of the Merger Agreement.

3.            Final Payment Date; Optional Prepayments.

3.1     Monthly Payments. Subject to the terms of Section 9, commencing on the first day of the calendar month immediately subsequent to the date of this Note and continuing on the same day of each calendar month thereafter for the next following sixty (60) months, Issuer shall pay to the Noteholder the principal and interest amount of $29,971 (the “Monthly Payments”). The Monthly Payments may be increased or reduced to account for the Post-Closing Adjustment to the Parent Note Amount.

3.2     Final Payment Date. The aggregate unpaid Principal Amount, all accrued and unpaid interest and all other amounts payable under this Note, shall be due and payable on the applicable Maturity Date.

3.3     Optional Prepayment. Issuer may prepay the Principal Amount, in whole or in part, at any time or from time to time (but if in part only in amounts of $50,000 or integral multiples of $25,000 in excess thereof) at any time upon three (3) Business Days’ written notice to the Noteholder, without penalty or premium by paying the principal to be prepaid together with accrued interest thereon to the date of prepayment. Any partial payments of principal shall not reduce the Monthly Payments, shall be applied to the Monthly Payments last falling due, and no partial prepayment shall postpone or interrupt payments of the Monthly Payments, or the payment of the remaining Principal Amount, all of which shall continue to be due and payable at the time and in the manner set forth herein; provided however the amount of interest accruing shall be so adjusted based on the then outstanding amount of principal due.

4.            Interest.

4.1     Interest Rate. Except as otherwise provided herein, any outstanding Principal Amount shall bear interest at the Applicable Rate from the date such amount was outstanding until such amount is paid in full, whether at maturity, upon acceleration, by prepayment or otherwise; provided that, for greater certainty, the First Earn-out Amount and the Second Earn-out Amount shall not be considered outstanding Principal Amount unless and until the Noteholder is entitled to the First Earn-out Amount and/or the Second Earn-out Amount in accordance with the applicable Earn-out Statement prepared by Issuer, and Issuer receives the Noteholder’s unequivocal acceptance of the applicable Earn-out Statement, in each case in accordance with the Section 2.2.

4.2     Default Interest. If any amount payable hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall bear interest at the Default Rate from the date of such non-payment until such amount is paid in full.

4.3     Computation of Interest. All computations of interest shall be made on the basis of a year of 365 days and the actual number of days elapsed, with monthly compounding.

4.4     Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable hereunder shall exceed the maximum rate of interest permitted to be charged by the Noteholder to Issuer under Applicable Law, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest permitted by Applicable Law shall be deemed a voluntary prepayment of principal by Issuer.

5.             Payment Mechanics.

5.1     Manner of Payments. All payments of interest and principal shall be made in lawful money of the United States of America no later than 1:00 P.M. (prevailing Eastern Time) on the date on which such payment is due by wire transfer of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder in writing to Issuer from time to time.

5.2     Application of Payments. All payments made hereunder shall be applied first to the payment of any costs or expenses incurred by the Noteholder, second to fees or charges (including without limitation late charges) outstanding hereunder, third to accrued interest, and fourth to the payment of principal of the Principal Amount outstanding under the Note.

5.3     Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and each such non-Business Day shall be included for purposes of calculating the amount of interest payable under this Note.

5.4     Rescission of Payments. If at any time any payment made by Issuer under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of Issuer or otherwise, Issuer’s obligation to make such payment shall be reinstated as though such payment had not been made.

5.5     Late Charges. Issuer acknowledges that the failure of Issuer to make any payment of the Monthly Payments, or of the payment due at the applicable Maturity Date, within (3) Business Days after such payments are due and payable, will cause the Noteholder to incur additional expense in servicing the indebtedness evidenced by this Note and will deprive the Noteholder of the use of the monies so due to the Noteholder, the precise measure of which expense and loss is not susceptible to exact determination. Accordingly Issuer agrees that in the event any Monthly Payments, including the payment due at the applicable Maturity Date, shall be overdue for a period in excess of three (3) Business Days, Issuer shall pay to the Noteholder a late charge of five ($0.05) cents for each dollar so overdue, which Issuer acknowledges is a reasonable basis on which to compensate the Noteholder for the additional expense incident to such delinquency. This shall not be construed to obligate the Noteholder to accept any overdue installment nor to limit the Noteholder’s rights and remedies for Issuer’s default, as hereinafter set forth.

6.             Representations and Warranties of Issuer. Issuer hereby represents and warrants to the Noteholder on the date hereof as follows:

6.1     Existence. Issuer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Illinois.

6.2     Power and Authority. Issuer has the power and authority, and the legal right, to execute and deliver this Note and to perform its obligations hereunder.

6.3     Authorization; Execution and Delivery. The execution and delivery of this Note by Issuer and the performance of its obligations hereunder have been duly authorized by all necessary corporate action. Issuer has duly executed and delivered this Note.

6.4     Enforceability. The Note is a valid, legal and binding obligation of Issuer, enforceable against Issuer in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including, without limitation, all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.           Covenants. During such time as any amount is outstanding under this Note, the Noteholder acknowledges and agrees that: (a) Issuer may incur, create or assume any other Debt in its sole discretion; (b) Issuer may incur, create, assume or suffer to exist any Lien on any of its property or assets in its sole discretion; and (c) upon the request of any holder of any such other Debt incurred, created or assumed by Issuer (a “Senior Lender”), the Noteholder shall subordinate its rights to any and all amounts due under this Note to the extent and in the manner required by any Senior Lender (but only up to $5,000,000 of the Debt held by all Senior Lenders), including, without limitation the Noteholder’s entering into and execution of a subordination agreement with such Senior Lender at such time, and on such terms and conditions, as such Senior Lender deems necessary or otherwise requires (a “Subordination Agreement”).

8.             Events of Default. The occurrence and continuance of any of the following shall constitute an Event of Default hereunder:

8.1     Failure to Pay. Issuer fails to make any payment required by this Note, including, without limitation, the Monthly Payments, within (3) Business Days of the due date thereof and such failure continues, and is not cured by Issuer, within 30 days after written notice is made to Issuer of such failure.

8.2     Breach of Representations and Warranties. Any representation or warranty made by Issuer to the Noteholder herein is incorrect in any material respect on the date as of which such representation or warranty was made.

8.3     Bankruptcy.

(a)     Issuer commences any case, proceeding or other action: (i) under any existing or future Applicable Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts; or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Issuer makes a general assignment for the benefit of its creditors;

(b)     there is commenced against Issuer any case, proceeding or other action of a nature referred to in Section 8.3(a) above which: (i) results in the entry of an order for relief or any such adjudication or appointment; or (ii) remains undismissed, undischarged or unbonded for a period of 90 days;

(c)     there is commenced against Issuer any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within 90 days from the entry thereof; or

(d)     Issuer takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 8.3(a), Section 8.3(b) or Section 8.3(c) above.

8.4     Judgments. One or more judgments or decrees (in each case in excess of $250,000) shall be entered against Issuer and all of such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 180 days from the entry thereof.

9.            Remedies. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Noteholder may at its option, by written notice to Issuer: (a) declare the entire outstanding principal under this Note, together with all accrued interest thereon and all other amounts payable hereunder, immediately due and payable; and (b) exercise any or all of its rights, powers or remedies under Applicable Law; provided, however that, if an Event of Default described in Section 8.3 shall occur, the entire outstanding principal under this Note, and all accrued interest thereon and all other amounts payable hereunder, shall become immediately due and payable without any notice, declaration or other act on the part of the Noteholder. Notwithstanding the foregoing, in all cases the Noteholder’s rights under this Section 9 shall be subject to any and all rights of a Senior Lender, including rights of a Senior Lender under a Subordination Agreement with the Noteholder.

10.          Miscellaneous.

10.1     Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (postage prepaid, receipt requested); (c) on the date sent by facsimile or e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth on the signature page hereto (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.1).

10.2     Governing Law. This Note and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Note and the transactions contemplated hereby shall be governed by the laws of the State of Illinois, without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction).

10.3    Submission to Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF ILLINOIS OR THE COURTS OF THE STATE OF ILLINOIS LOCATED IN COOK COUNTY. EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.

10.4     Venue. Each Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note in any court referred to in Section 10.3 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

10.5     Waiver of Jury Trial. EACH OF ISSUER AND THE NOTEHOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

10.6     Counterparts; Integration; Effectiveness. This Note and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note constitutes the entire contract between the Parties with respect to the subject matter hereof and supersedes all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Note.

10.7     Successors and Assigns. Neither Party hereto may assign this Note or any of the rights and obligations hereunder without the prior written consent of the other Party. This Note shall inure to the benefit of, and be binding upon, the Parties and their permitted assigns.

10.8     Waiver of Notice. Issuer hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity and diligence in taking any action to collect sums owing hereunder, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note; liability hereunder shall be unconditional and shall not be affected in any manner by any indulgence, extension, of time, renewal, waiver, or modification granted or consented to by the Noteholder.

10.9     Interpretation. For purposes of this Note: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Note as a whole. The definitions given for any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (y) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

10.10    Amendments and Waivers. No term of this Note may be waived, modified or amended except by an instrument in writing signed by both of the Parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

10.11     Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.

10.12     No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of any Party, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Applicable Law. The failure of the Noteholder to exercise any such right or remedy shall in no event be construed as a waiver or release of any such right or remedy.

10.13     Severability. If any term or provision of this Note is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Note so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed and delivered this Note as of the date above first written above.

ISSUER:		AG&E HOLDINGS INC.

Address for Notices:		By:
9500 West 55th Street, Suite A		Name:
McCook, Illinois 60525		Title:

Attention:	Board of Directors

NOTEHOLDER:		Anthony Tomasello

Address for Notices:
109 E. Wilmont Ave.
Somers Point NJ 08244-2735

Attention:	Anthony Tomasello
E-mail:	tony@advancedgamingassociates.com

Exhibit A

Service Revenue

“Service Revenue” is the aggregate dollar amount of revenue generated by the Surviving Entity (as defined in the Merger Agreement) to install or repair slot machines, video game terminals, video lottery terminals, machine parts, or other similar gaming devices or non-gaming devices installed and used for gaming purposes, performed by a service technician of the Surviving Entity, and maintenance contract revenue for casinos and manufacturers where the work is performed at the casino site or manufacturing sites.

Exhibit C

Form of Investment Letter

(see attached)

Investment Letter

[●], 2016

AG&E Holdings Inc.

9500 West 55th Street, Suite A

McCook, Illinois 60525

Attn: Chairman of the Board of Directors

Dear Sir:

Pursuant to that certain Agreement and Plan of Merger, dated April 12, 2016, by and among AG&E Holdings Inc., an Illinois corporation (“Parent”), American Gaming & Electronics, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Advanced Gaming Associates LLC, a Pennsylvania limited liability company (the “Company”), and Anthony Tomasello, in his capacity as the sole member of the Company and Company Representative (the “Merger Agreement”), Parent will acquire all of the issued and outstanding equity interests of the Company pursuant to the merger (the “Merger”) of the Company with and into Merger Sub. All capitalized terms used herein and not defined herein shall have the meanings given such terms in the Merger Agreement.

As a result of the Merger, the undersigned, the sole holder of outstanding equity interests of the Company at the time of the Merger, will receive, among other merger consideration, the right to receive shares of common stock of Parent, par value $1.00 per share (the “Parent Common Stock”), all in accordance with the terms and condition of the Merger Agreement.

The undersigned, in connection with the receipt of the shares of Parent Common Stock issuable in connection with the Merger (the “Shares”), does hereby represent, warrant and covenant to Parent as follows:

(a)     The Shares have been or will be issued to me by Parent without registration under the Securities Act of 1933, as amended (the “1933 Act”), or any state securities laws, in reliance on the exemption from such registration set forth in Section 4(a)(2) of the 1933 Act, Regulation D promulgated by the Securities and Exchange Commission (the “SEC”) thereunder and related state securities laws (the “Private Placement Exemption”).

(b)     I am a bona fide resident of the State of New Jersey.

(c)     Parent has furnished to me certain financial and other information relating to Parent, including copies of Parent’s Annual Report on Form 10-K for the year ended December 31, 2014, Quarterly Report on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, and the proxy statement for the 2015 annual meeting of Parent’s stockholders, which information I have reviewed to my satisfaction. I have been afforded: (i) the opportunity to ask such questions as I have deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of my investment and the merits and risks of investing in the Shares; (ii) access to information about Parent and its subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable me to evaluate my investment; and (iii) the opportunity to obtain such additional information that Parent possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment in the Shares. I am satisfied with any answers and/or additional information I may have received in response thereto.

(d)     I have independently evaluated the merits of my decision to invest in the Shares, such decision has been independently made by me and I confirm that I have only relied on the advice of my own business and/or legal counsel and not on the advice of any other business and/or legal counsel in making such decision.

(e)     I am capable of evaluating the merits and risks of an investment in the Shares by reason of my knowledge and experience in financial and business matters. I believe that an investment in the Shares will be appropriate and suitable for me in light of my investment objectives, other security holdings and financial situation and needs.

(f)     I am acquiring the Shares for investment for my own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and I have no present intention of selling, granting any participation in, or otherwise distributing such Shares.

(g)     I presently have no contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or entity, or to any other person or entity, with respect to any of the Shares.

(h)     I am an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act due to the fact that:

(i)     I am a natural person whose individual net worth, or joint net worth with my spouse, exceeds $1,000,000; or

For purposes of this paragraph, “net worth” means the excess of total assets at fair market value (including personal and real property, but excluding the estimated fair market value of a person’s primary home) over total liabilities. Total liabilities excludes any mortgage on the primary home in an amount of up to the home’s estimated fair market value as long as the mortgage was incurred more than 60 days before the Shares are purchased, but includes (x) any mortgage amount in excess of the home’s fair market value and (y) any mortgage amount that was borrowed during the 60-day period before the closing date for the sale of Shares for the purpose of investing in the Shares.

(ii)     I am a natural person who had individual income exceeding $200,000 in each of the last two calendar years and I have a reasonable expectation of reaching the same income level in the current calendar year; or

For purposes of this paragraph, “income” means annual adjusted gross income, as reported for federal income tax purposes.

(iii)     I am a natural person who had joint income with my spouse exceeding $300,000 in each of the last two calendar years and I have a reasonable expectation of reaching the same income level in the current calendar year, as defined above.

(i)     No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the 1933 Act is applicable to me, except for such a disqualifying event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable.

(j)     I understand that the Shares are “restricted securities” under applicable federal securities laws and that the 1933 Act and the rules of the SEC provide in substance that I may dispose of the Shares only pursuant to an effective registration statement under the 1933 Act or an exemption therefrom, and I understand that Parent has no obligation or intention to register any of the Shares, or to take action so as to permit sales pursuant to the 1933 Act (including Rule 144 thereunder). Accordingly, I understand that under SEC’s rules, I may dispose of the Shares principally only in “private placements” which are exempt from registration under the 1933 Act, in which event the transferee will acquire “restricted securities” subject to the same limitations as in the my hands. Consequently, I understand that I must bear the economic risks of the investment in the Shares for an indefinite period of time.

(k)     I understand and agree that Parent may (or may direct its stock transfer agent to) enter on its books and records a stop transfer restriction on the Shares noting the restrictions set forth herein, and that Parent may place a legend on the certificate or certificates evidencing the Shares or if issued by book entry, by other appropriate notation, stating that the Shares have not been registered under the 1933 Act in reliance on the Private Placement Exemption and are subject to the further restriction under this letter and setting forth the restrictions.

(l)     I further agree that any dispute or controversy that arises out of this letter agreement or any term, provision or condition hereto, shall comply with and be governed in accordance with the laws of the State of Illinois applicable to agreements made and performed entirely within the State of Illinois and shall be settled by an action in a court located within Chicago, Illinois.

I understand and agree that Parent is issuing the Shares to me in reliance on the representations by me contained in this letter.

Anthony Tomasello

Agreed and Accepted:

AG&E HOLDINGS INC.

By: _______________________________

Name:

Title:

Exhibit D

Form of Employment Agreement

(see attached)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of [●], [●] (the “Effective Date”), by and between AG&E HOLDINGS INC., an Illinois corporation (“Company”), and Anthony Tomasello, an individual resident in the State of New Jersey (“Executive”).

RECITALS

WHEREAS, this Agreement has been executed and delivered pursuant to, and in connection with the closing of the transactions contemplated by, that certain Agreement and Plan of Merger, dated as of April 12, 2016, entered into by and among Company, American Gaming & Electronics, Inc., a Nevada corporation and a wholly-owned subsidiary of Company, Advanced Gaming Associates LLC, a Pennsylvania limited liability company, and Executive (the “Merger Agreement”);

WHEREAS, Company desires to employ Executive as the Interim Chief Executive Officer of Company as of the Effective Date, subject to the terms and conditions of this Agreement; and

WHEREAS, Executive desires to be employed by Company in the aforesaid capacity, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows, effective as of the Effective Date:

AGREEMENT

1.             Employment.

Company hereby agrees to employ Executive, and Executive hereby accepts employment, as Interim Chief Executive Officer of Company, pursuant to the terms of this Agreement. Executive shall have the duties and responsibilities and perform such administrative and managerial services customary to the position of Interim Chief Executive Officer or as shall be reasonably delegated or assigned to Executive by the Board of Directors of Company (the “Board”) from time to time. Executive shall report directly to the Board. Executive shall devote Executive’s full business time and attention to his responsibilities hereunder.

2.             Effective Date and Term.

The term of Executive’s employment by Company under this Agreement shall commence on the Effective Date and shall continue until the first anniversary of the Effective Date (the “Employment Period”). Executive and the Company shall negotiate in good faith, taking into consideration any and all relevant factors, for any extension to such Employment Period.

3.            Compensation and Benefits.

In consideration for the services Executive shall render under this Agreement, Company shall provide to Executive the following compensation and benefits:

3.1     Base Salary. During the Employment Period, Company shall pay to Executive an annual base salary at a rate of $385,000 per annum, subject to all appropriate withholding taxes, which base salary shall be payable in accordance with Company’s normal payroll practices and procedures (but no less frequently than monthly). Executive’s base salary shall be reviewed annually prior to the beginning of each fiscal year of Company during the Employment Period by the Board, and may be adjusted, in the sole discretion of the Board. For purposes of this Agreement, the term “Fiscal Year” shall mean the fiscal year of Company. Executive’s base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

3.2     Bonus. During the Employment Period, Executive shall be entitled to a bonus equal to 2% of the Company’ EBITDA (as calculated by the Company’s chief financial officer) upon the Company exceeding $600,000 in EBITDA for the first 12 calendar months after the Effective Date; provided however if the Company later adopts a bonus program for the Company, such new program shall supersede and replace the bonus program described herein.

3.3     Benefits. During the Employment Period and as otherwise provided hereunder, Executive shall be entitled to the following:

3.3.1     Paid Time-Off. Executive shall be entitled to 28 days per Fiscal Year of paid time-off, such paid time-off not to be cumulative (i.e., paid time-off not taken in any Fiscal Year shall not be carried forward and used in any subsequent Fiscal Year) plus all Company holidays observed.

3.3.2     Participation in Benefit Plans. Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by Company and generally available to Company’s senior executive employees, as in effect from time to time (collectively, “Employee Benefit Plans”) to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion subject to the terms of such Employee Benefit Plan and applicable law.

3.3.3     Perquisites. Executive shall be entitled to such other benefits and perquisites that are generally available to Company’s senior executive employees and as provided in accordance with Company’s plans, practices, policies and programs for senior executive employees of Company.

3.3.4     Indemnification. To the fullest extent permissible under applicable law, Executive shall be entitled to indemnification by the Company and Board and officers’ insurance coverage, to the extent made available to other Board members and senior executives, in accordance with applicable policies and procedures of Company for expenses incurred or damages paid or payable by Executive with respect to a claim against Executive based on actions or inactions by Executive in his capacity as a senior executive or member of the Board of Company.

3.4     Expenses. Company shall reimburse Executive for business expenses incurred by Executive in the performance of his duties under this Agreement from time to time, including, without limitation, reimbursement for travel expenses, automobile expenses, mobile phone devices and data plans, upon Executive’s submission to Company of invoices of such expenses in reasonable detail and subject to all standard policies and procedures of Company with respect to such expenses.

4.             Termination of the Services.

Executive’s employment hereunder and the Employment Period may be terminated for cause at any time as follows (the effective date of such termination hereinafter referred to as the “Termination Date”).

4.1     Termination upon Death or Disability of Executive.

4.1.1     Death. Executive’s employment hereunder and the Employment Period shall terminate immediately upon the death of Executive. In such event, all rights of Executive and/or Executive’s estate (or named beneficiary) shall cease except for the right to receive payment of the amounts set forth in Section 4.5 of this Agreement.

4.1.2     Disability. Company may terminate Executive’s employment hereunder and the Employment Period upon the disability of Executive. For purposes of this Agreement, Executive shall be deemed to be “disabled” if Executive suffers any physical or mental incapacity that renders him unable to engage in any substantial gainful activity by reason of any medically-determinable physical or mental impairment which can either be expected to result in death or can be expected to last for a continuous period of not less than six months, as determined by Company in good faith, in consultation with a qualified medical professional. In the event of a dispute as to whether Executive is disabled, Company may refer Executive to a licensed practicing board certified medical doctor (in the field of dispute) selected by Company and Executive jointly, and Executive agrees to submit to such tests and examination as such medical doctor shall deem appropriate to determine Executive’s capacity to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can either be expected to result in death or can be expected to last for a continuous period of not less than six months. In such event, the parties hereby agree that the decision of such medical doctor as to the disability of Executive shall be final and binding on the parties. Any termination of the Employment Period under this Section 4.1.2 shall be effected without any adverse effect on Executive’s rights to receive benefits under any disability policy of Company, but shall not be treated as a termination without Cause. If the Company and Executive cannot jointly agree on such medical doctor, each shall submit two such qualified medical doctors and such reviewing medical doctor shall be selected by lot.

4.2     Termination by Company for Cause. Company may terminate Executive’s employment hereunder and the Employment Period for Cause (as defined herein) upon written notice to Executive, which termination shall be effective on the date specified by Company in such notice. The Board shall use its commercially reasonable efforts to determine if “Cause” exists, in each such instance using Company’s customary human resource policies and procedures. For purposes of this Agreement, the term “Cause” shall mean Executive:

4.2.1     engaged in any act of material dishonesty, willful malfeasance, gross negligence, or breach of fiduciary duty related to his employment;

4.2.2     indictment for or conviction of, or plea of guilty or nolo contendere to an act of fraud, embezzlement, moral turpitude or constituting a felony, or otherwise engaged in conduct that materially diminishes Executive’s credibility or reputation or is injurious to Company, as reasonably determined by the Board;

4.2.3      refused to perform specific directives from the Board that are consistent with the scope and nature of Executive’s responsibilities

4.2.4     used or been under the influence of illegal drugs or alcohol at the workplace or while performing Company business, or refused to submit for a drug or alcohol test upon Company’s request;

4.2.5     failed to obtain the Board's consent prior to causing Company or any of its subsidiaries to engage in any business with any family members, their affiliates or any entities they work with;

4.2.6     caused, directed or permitted Company to grant incentive equity to any person on terms and conditions not specifically approved by the Board, caused, directed or permitted Company to pay bonuses or grant raises to employees or other service providers of Company not in line with Company’s budget, as approved by the Board; or

4.2.7     after notice and a 10 day opportunity to cure, failed to meet Executive’s other duties and obligations in this Agreement or any policy of Company or any other agreement between Executive and Company, or took or failed to take any action in contravention of the Board charters.

4.3     Termination without Cause; Termination by Executive without Good Reason. Executive may terminate his employment and the Employment Period at any time for any reason upon 90 days’ prior written notice to Company. Company may terminate Executive’s employment and the Employment Period without Cause, upon 30 days’ prior written notice to Executive; provided that, Company shall have the option to provide Executive with a lump sum payment equal to 30 days’ Base Salary in lieu of such notice, which shall be paid in a lump sum within 30 days’ of the date of delivery of such notice of termination to Executive, and for all purposes of this Agreement, Executive’s Termination Date shall be the date on which such notice of termination is delivered to Executive. Upon termination of Executive’s employment with Company for any reason, Executive shall be deemed to have resigned from all positions with Company and its subsidiaries, the Board and any boards of directors or managers of any of Company’s subsidiaries (provided that any such deemed resignations shall not affect Executive’s entitlement (if any) to severance pay and benefits hereunder).

4.4     Termination by Executive for Good Reason.

4.4.1     Executive may terminate Executive’s employment and the Employment Period, in accordance with the process set forth below for Good Reason. For purposes of this Agreement “Good Reason” shall mean the occurrence of any of the following after the Effective Date:

(i)     a failure to pay or material and permanent reduction in the Base Salary (other than an across-the-board salary reduction applicable on a consistent basis to Company’s other senior executive officers) or benefits;

(ii)    a material diminution in or other substantial adverse alteration in the nature or scope of Executive’s authority, duties and responsibilities (including reporting responsibilities) with Company as set forth in this Agreement; provided however for the avoidance of doubt, the hiring of a new chief executive officer or any other senior executive shall not be considered “Good Reason”; or

(iii)     Executive has been asked to relocate his principal place of business to a location that is more than 75 miles from Company’s offices located at 223 Pratt Street, Hammonton, New Jersey.

4.4.2     Upon the occurrence of an event constituting Good Reason, Executive shall have the right to terminate his employment hereunder and receive the benefits set forth in Section 4.5 below, upon delivery of written notice to Company no later than the close of business on the tenth day following the date of the first occurrence of the event or condition that would constitute Good Reason; provided, however, that such termination shall only be effective upon the expiration of 30 days after receipt by Company of such written notice (the “Cure Period”) if Company has not cured such Good Reason within the Cure Period. If Company so effects a cure, the Good Reason notice shall be deemed rescinded and of no force or effect. Executive shall otherwise have been deemed to terminate the Employment Period as a result of a Good Reason no later than five days after the lapse of the Cure Period without the necessity of any action, and the effective date of a Good Reason termination shall be the date of Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)).

4.5     Rights upon Termination. Upon termination of Executive’s employment and the Employment Period, the following shall apply:

4.5.1     Termination by Company Without Cause or for Good Reason. If Company terminates Executive’s employment and the Employment Period without Cause, or if Executive terminates Executive’s employment and the Employment Period for Good Reason, Executive shall be entitled to receive payment of the Accrued Amounts in lump sum form no later than thirty days after the Termination Date. The term “Accrued Amounts” means (A) any Base Salary amounts that have accrued but have not been paid as of the Termination Date and (B) any accrued but unused vacation, reimbursement for any expense reimbursable under this Agreement, and any vested benefits payable to Executive hereunder accrued through the Termination Date. In addition, subject to Section 4.7 and Section 4.10 below, Company shall, subject to Section 6.14, be obligated to pay Executive (or provide Executive with) the following benefits as severance:

(i)     an amount equal to the balance of Executive’s Base Salary as of the Termination Date for the remainder of the Employment Period, payable in equal monthly installments commencing on the Termination Date, with the first installment to be paid on the 30th day following the Termination Date and the remaining installments being paid on the following monthly anniversaries of the Termination Date; and

(ii)     if Executive timely and properly elects continuation coverage under COBRA, Company shall reimburse Executive for the monthly COBRA premium paid by Executive and his dependents, and such reimbursement shall be paid to Executive on the tenth day of the month immediately following the month in which Executive timely remits the premium payment; provided that Executive shall be eligible to receive such reimbursement until the earliest of (A) expiration of the Employment Period; and (B) the date on which Executive becomes eligible to receive similar medical coverage from another employer.

The treatment of any outstanding equity awards shall be determined in accordance with the terms of the equity incentive plan of Company (whether in effect as of the date hereof or hereafter) and the applicable award agreement.

4.5.2     Termination With Cause by Company or Without Good Reason by Executive. If Company terminates Executive’s employment and the Employment Period with Cause, or if Executive terminates Executive’s employment and the Employment Period other than as a result of a Good Reason, Company shall, subject to Section 6.14, be obligated to pay Executive the Accrued Amounts in lump sum form no later than thirty days after the Termination Date.

4.5.3     Termination Upon Death or Disability. If Executive’s employment and the Employment Period are terminated because of the death or disability of Executive, Company shall, subject to Section 6.14, be obligated to pay Executive or, if applicable, Executive’s estate, the Accrued Amounts in lump sum form no later than thirty days after the Termination Date.

4.6     Effect of Notice of Termination. Any notice of termination by Company, whether for Cause or without Cause, may specify that, during the notice period, Executive need not attend to any business on behalf of Company.

4.7     Requirement of a Release; Exclusivity of Severance Payments under this Agreement. As a condition to the receipt of the severance payments to be provided to Executive pursuant to Section 4.5.1, upon termination of Executive’s employment, Executive shall (i) execute and deliver to Company a general release of employment claims against Company and its affiliates in a form reasonably satisfactory to Company within 21 days (the “Release Period”) following the Termination Date and (ii) continue to comply with the restrictive covenants set forth in the Nondisclosure, Intellectual Property, Noncompetition and Non-Solicitation Agreement attached hereto as Exhibit A (the “Restrictive Covenant Agreement”). In the event Executive challenges or threatens to challenge the validity of these covenants or has breached any provision of the Restrictive Covenant Agreement, (i) all severance payments under this Section 4 shall cease immediately, (ii) Executive shall forfeit his right to any future severance payments and (iii) any and all unvested and/or unexercised equity awards made to Executive under any equity incentive plan of the Company (whether in effect as of the date hereof or hereafter), notwithstanding anything to the contrary in the terms and conditions of such plan or the award of such equity compensation to Executive thereunder, shall be forfeited immediately. In addition, the severance payments and termination benefits to be provided to Executive pursuant to this Section 4 upon termination of Executive’s employment shall constitute the exclusive payments in the nature of severance or termination pay or salary continuation which shall be due to Executive upon a termination of employment and shall be in lieu of any other such payments under any severance plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by Company or any of its affiliates.

4.8     Return of Property. Except as otherwise permitted by Company in writing, all property of Company, including, without limitation, records, designs, plans, manuals, guides, computer programs, memoranda, pricing lists, devices, processes, pricing policies or methods and other property used by or delivered to Executive by or on behalf of Company or Company’s clients (including, without limitation, clients obtained for Company by Executive), all records and data compiled by Executive that pertain to the business of Company and all cell phones, computers and other devices owned or leased by Company shall be and remain the property of Company, shall be subject at all times to Company’s discretion and control, and shall be delivered and tendered to Company by Executive without the necessity of Company’s request following the termination of Executive’s employment hereunder; provided however Executive shall retain copies of his personal records and files and any other material necessary to enforce this Agreement. Likewise, all correspondence with clients or representatives, reports, records, charts, files, advertising materials and any data collected by Executive, or by or on behalf of Company or its representatives and in Executive’s possession or control, shall be delivered by Executive promptly to Company without the necessity of Company’s request following the termination of Executive’s employment hereunder.

4.9     Cooperation. Executive agrees that during the Employment Period and for a period during which Executive is being compensated under Section 4.5.1 or otherwise following termination of employment for any reason, Executive shall, at Company’s sole expense, upon reasonable advance notice, reasonably assist and cooperate with Company with regard to any investigation or litigation related to a matter or project in which Executive was involved during Executive’s employment so long as such assistance does not unreasonably interfere with Executive’s time or other responsibilities. Company shall reimburse Executive for all reasonable and necessary out-of-pocket expenses related to Executive’s services under this Section 4.9 within 30 business days after Executive submits to Company appropriate receipts and expense statements.

4.10     Mitigation. If, after termination of Executive’s employment, Executive earns compensation of any kind on account of consulting service or employment with another firm, any severance amounts otherwise payable under this Section 4 to Executive shall be reduced dollar-for-dollar by such compensation of Executive with such other firm.

5.             Restrictive Covenant Agreement.

Executive expressly acknowledges and agrees that, as a condition to Executive’s employment with Company pursuant to this Agreement, Executive shall execute the Restrictive Covenant Agreement attached hereto as Exhibit A and comply with the provisions thereof.

6.             Miscellaneous.

6.1     Valid Obligation. This Agreement has been duly authorized, executed and delivered by Company and has been duly executed and delivered by Executive and is a legal, valid and binding obligation of Company and of Executive, enforceable in accordance with its terms.

6.2     No Conflicts. Executive represents and warrants that the performance by him of his duties hereunder will not violate, conflict with, or result in a breach of any provision of, any agreement to which he is a party. Executive has previously provided to Company the agreements and details regarding Executive’s most recent employment.

6.3     Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Illinois, without reference to Illinois’s choice of law statutes or decisions.

6.4     Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of any other provision. In the event any clause of this Agreement is deemed to be invalid, the parties shall endeavor to modify that clause in a manner which carries out the intent of the parties in executing this Agreement.

6.5     No Waiver. The waiver of a breach of any provision of this Agreement by any party shall not be deemed or held to be a continuing waiver of such breach or a waiver of any subsequent breach of any provision of this Agreement or as nullifying the effectiveness of such provision, unless agreed to in writing by the parties.

6.6     Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (i) personally delivered or (ii) sent in PDF form by electronic mail (with a confirmation copy sent by one of the other methods authorized in this Section), or (iii) by commercial overnight delivery service or certified or registered mail (return receipt requested), to the parties at the addresses set forth below (postage prepaid):

To Company:	AG&E Holdings Inc.
9500 West 55th Street, Suite A
McCook, Illinois 60525
Attn: Chairman of Compensation Committee

To Executive:	At the address, electronic mail or fax number most recently contained in Company’s records.

Notices shall be deemed given upon the earliest to occur of (i) receipt by the party to whom such notice is directed, if hand delivered; (ii) if sent by electronic mail, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent (and if sent via electronic mail, evidenced by an electronic “return receipt” or confirmation reply by the recipient or if sent after 5:00 p.m. Central Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; or (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier if sent by commercial overnight delivery service or the third business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited in the United States mail if sent by certified or registered mail. Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.

6.7     Assignment of Agreement. This Agreement shall be personal to Executive for all purposes and shall not be assigned by Executive. Company may assign this Agreement to any successor to all or substantially all of the business or assets of Company. This Agreement shall inure to the benefit of Company and permitted successors and assigns.

6.8     Entire Agreement; Amendments. Unless specifically provided herein, this Agreement contains the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, including, without limitation, any term sheet between Company or any of its affiliates and Executive. Executive acknowledges that he is not relying upon any representations or warranties concerning his employment by Company except as expressly set forth herein. No amendment or modification to this Agreement shall be valid except by a subsequent written instrument executed by the parties hereto.

6.9     Dispute Resolution and Arbitration. The following procedures shall be used in the resolution of disputes:

6.9.1     Dispute. In the event of any dispute or disagreement between the parties under this Agreement, the disputing party shall provide written notice to the other party that such dispute exists. Executive and the Chairman of the Compensation Committee of the Board of Company will then make a good faith effort to resolve the dispute or disagreement. If the dispute is not resolved upon the expiration of 15 days from the date a party receives such notice of dispute, the entire matter shall then be submitted to arbitration as set forth in Section 6.9.2.

6.9.2     Arbitration. If the dispute or disagreement between the parties has not been resolved in accordance with the provisions of Section 6.9.1 above, then, except for disputes relating to the Restrictive Covenant Agreement described in Section 5, any such controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration to be held in Chicago, Illinois in accordance with the rules of the American Arbitration Association then in effect. Any decision rendered thereby shall be final and binding on each of the parties and judgment may be entered thereon in the appropriate state or federal court. The arbitrators shall be bound to strict interpretation and observation of the terms of this Agreement. Each party shall pay its own costs of arbitration. Each party shall also be responsible for any fees and costs imposed by tribunal in connection with the arbitration, if any.

6.10     Survival. For avoidance of doubt, the provisions of Sections 4.5, 4.7, 5 and 6 of this Agreement shall survive the expiration or earlier termination of the Employment Period.

6.11     Headings. Section headings used in this Agreement are for convenience of reference only and shall not be used to construe the meaning of any provision of this Agreement.

6.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Any executed counterpart returned by facsimile or PDF shall be deemed an original executed counterpart.

6.13     Taxes. Executive shall be solely responsible for taxes imposed on Executive by reason of any compensation and benefits provided under this Agreement and all such compensation and benefits shall be subject to applicable withholding.

6.14     Section 409A of the Code. It is intended that this Agreement will comply with Section 409A of the Internal Revenue Code (and any regulations and guidelines issued thereunder) (the “Code”) to the extent this Agreement is subject thereto, and this Agreement shall be interpreted on a basis consistent with such intent. If an amendment of this Agreement is necessary in order for it to comply with Section 409A of the Code, the parties hereto will negotiate in good faith to amend this Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure by Company in good faith to act, pursuant to this Section 6.14, shall subject Company to any claim, liability, or expense, and Company shall not have any obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes pursuant to Section 409A of the Code.

In addition, notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on the date of his “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (the “Delayed Payments”), such payment shall not be made prior to the earlier of (i) the expiration of the six-month period measured from the date of his “separation from service” and (ii) the date of his death. Any payments due under this Agreement other than the Delayed Payments shall be paid in accordance with the normal payment dates specified herein. In no case will the delay of any of the Delayed Payments by Company constitute a breach of Company’s obligations under this Agreement. For the provision of payments and benefits under this Agreement upon termination of employment, to the extent necessary to comply with Section 409A of the Code, reference to Executive’s “termination of employment” (and corollary terms) with Company shall be construed to refer to Executive’s “separation from service” from Company (as determined under Treas. Reg. Section 1.409A-1(h) with the work threshold of less than 50% of the prior level of services, as uniformly applied by Company) in tandem with Executive’s termination of employment with Company. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.

In addition, to the extent that any reimbursement or in-kind benefit under this Agreement or under any other reimbursement or in-kind benefit plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year, (ii) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit, and (iii) subject to any shorter time periods provided herein or in the expense reimbursement policies of Company, any such reimbursement of an expense or in-kind benefit must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

If the Release Period following a “separation from service” begins in one calendar year and ends in a second calendar year (a “Crossover Release Period”), then any severance payments contingent upon a release and that would otherwise occur during the portion of the Crossover Release Period that falls within the first year will be delayed and paid in a lump sum during the portion of the Crossover Release Period that falls within the second year.

6.15     280G Excise Tax. Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from Company under this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (1) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (2) the Payment or a portion thereof after payment of the applicable Excise Tax, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in such Participant’s receipt, on an after-tax basis, of the greatest amount of the Payment to the Executive. The accounting firm engaged by Company for general audit purposes as of the day prior to the change of control shall perform the foregoing calculations.

[Signatures continued on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written, to be effective at the Effective Date.

EXECUTIVE

Anthony Tomasello

AG&E HOLDINGS, INC.

By:
Title:

Exhibit A

AG&E Holdings, Inc.
Nondisclosure, Intellectual Property, Noncompetition and Nonsolicitation Agreement

THIS NONDISCLOSURE, INTELLECTUAL PROPERTY, NONCOMPETITION AND NONSOLICITATION AGREEMENT (this “Agreement”) is entered into between Anthony Tomasello (“Employee”) and AG&E HOLDINGS, INC. (the “Company”) and is effective as of the Effective Date of the employment agreement entered into by Employee and the Company of even date herewith (the “Employment Agreement”).

WHEREAS, the Company possesses certain valuable confidential, proprietary and trade secret information (collectively, “Confidential Information” as further defined below), and customer relationships, that gives the Company a competitive advantage;

WHEREAS, as a result of being employed by the Company, and as a result of the equity interests paid to Employee in connection with the closing of the transactions contemplated by the Merger Agreement (as defined in the Employment Agreement), Employee will be given access to and will assist in the development of the Company’s Confidential Information and its customer base and relationships, and it is the intent of this Agreement to safeguard the Confidential Information and the Company’s customer relationships both during and after the term of Employee’s employment by the Company; and

WHEREAS, the Company’s reputation and present and future competitive position are largely dependent upon the protection of the Confidential Information and Employee’s performance of the terms of this Agreement.

NOW, THEREFORE, in consideration of the Company’s (i) employing Employee, (ii) providing Employee access to the Company’s Confidential Information and customers and (iii) payment of certain equity interests in the Company under the terms of the Merger Agreement, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1.     Nondisclosure. Employee acknowledges that, during (i) the period of his employment with the Company and (ii) the longer of the period of time he is being paid under the Employment Agreement or 12 months after the termination of Employee’s employment under the Employment Agreement (the “Restricted Period”) and solely by reason of his employment and relationship with the Company, he will have access to and knowledge of, the Company’s services, products and programs, computers, software, source code, object code, program libraries, interface specifications, analyses, tests, notes, designs, diagrams, customer lists, customer contracts, prospects, compiled historic customer information, sales support and end user support practices and procedures, quality assurance, business plans and strategies, tactics, methods, pricing, fees, pricing and profitability factors, marketing materials, training materials, research, marketing strategies, personnel information, including, without limitation, personnel lists, resumes, personnel data, salary information, organizational structure and performance evaluations, other confidential information concerning the Company’s business, and information from or about the Company’s customers that the Company’s customers expressly wish, and may reasonably expect, to be kept confidential (collectively, “Confidential Information”). As used herein, the term “Confidential Information” shall not include any knowledge or information gained without a breach of this Agreement on a non-confidential basis from a person who is not legally prohibited from transmitting the information to Employee, general industry and other knowledge previously known by Employee, information required to be disclosed by Employee because of legal process, subpoena or other similar method or is or becomes publicly known through no wrongful act of the Employee. Employee acknowledges that the Confidential Information including, without limitation, trade secrets, is the property of the Company and is a valuable and unique asset of the Company’s business. Employee also acknowledges that disclosure or misuse of Confidential Information from or about the Company or the Company’s customers may harm the Company and its customers. Therefore, Employee agrees that during the Restricted Period, except as part of his duties and responsibilities as an employee of the Company, he:

(a)     will not, at any time, in whole or in part, directly, divulge or disclose any Confidential Information to any person or entity, unless in response to a subpoena or similar legal process or to discovery proceedings, in each case brought or initiated by a third party concerning a matter in litigation or based upon advice of counsel that such disclosure is necessary under applicable law or regulation; provided, however, that Employee shall promptly notify the Company of any such request and reasonably cooperate with efforts by the Company, at the Company’s sole expense, to obtain an appropriate protective order or other assurance satisfactory to the Company of confidential treatment for the information required to be so disclosed;

(b)     will not, at any time, in whole or in part, directly or indirectly, use any Confidential Information for his own benefit or for the benefit of any other person or entity;

(c)     will take all commercially reasonable steps to safeguard Confidential Information that is within his possession or control and to protect such information against disclosure, misuse, loss or theft;

(d)     will not, at any time, make unauthorized copies of any portion of any Confidential Information;

(e)     will adopt and implement all procedures prescribed from time to time by the Company to prevent unauthorized use or disclosure of Confidential Information; and

(f)     will, upon termination of his employment for any reason, immediately cease to use the Confidential Information, and will return to the Company (or destroy, if so directed by the Company) all Confidential Information (originals and copies including, without limitation, all Confidential Information stored electronically or otherwise) in his possession, custody and/or control; provided however Employee shall retain such information necessary to enforce this Agreement.

2.            Noncompetition and Nonsolicitation; Non-Disparagement.

(a)     Employee covenants and agrees that, during the Restricted Period, he shall not, directly or indirectly, for his own benefit or for the benefit of others, provide the same or similar senior level managerial executive services that he provided to the Company for a Competing Organization in connection with Competing Products or Services anywhere within the Restricted Territory.

(i)     “Competing Products or Services” means products for, or services provided to, casinos, gaming business or other persons, organizations or locations providing gaming products, equipment or services or that are in the gaming or gaming service or gaming products or equipment business.

(ii)     “Competing Organization” means persons or organizations, including, without limitation, the Employee himself, engaged in, or about to become engaged in the marketing, providing or selling of a Competing Product or Service.

(iii)     “Restricted Territory” means within the United States (including its territories) any metropolitan area where Employee conducted business during the term of his employment.

(b)     Employee covenants and agrees that, during the Restricted Period, he will not, directly or indirectly, whether for his own benefit or for the benefit of any other person or entity, solicit, induce, or attempt to induce any customer of the Company with which the Employee had substantive and material contact or supervisory responsibility to stop doing business with the Company.

(c)     Employee further covenants and agrees that, during the Restricted Period, he will not, directly or indirectly, whether for his own benefit or for the benefit of any other person or entity hire, any executive, employee or independent contractor of the Company with whom Employee directly supervised or with whom reported directed to Employee for a Competing Organization.

(d)     Employee covenants and agrees that, during the Restricted Period, he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its senior officers, directors or managers, provided however the recitation of the truth shall not be a violation of this Section.

(e)     The Company covenants and agrees that, during the Restricted Period, it will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning Employee provided however the recitation of the truth shall not be a violation of this Section.

(f)     Employee agrees that in the event a court determines the length of time or the geographic area or activities prohibited under this Section 2 are too restrictive to be enforceable, the court may reduce the scope of the restriction to the extent necessary to make the restriction enforceable, to the extent authorized by applicable law.

3.            Assignment of Intellectual Property.

(a)     Employee agrees to and hereby does grant and assign to the Company any interest in and all rights and title to (including, without limitation, rights to patents, copyrights and all other proprietary interests) any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, software, source code, object code, creations, developments, ideas, or trade secrets that Employee (either alone or with others) makes, creates, conceives, invents, discovers, develops, or reduces to practice during the Employment Period under the Employment Agreement that (i) relates to the business of the Company or the Company’s actual or demonstrably anticipated research or development, (ii) results from any work Employee performed for the Company, or (iii) results from the use of the Company’s time, equipment, supplies, facilities, property, trade secrets or other Confidential Information (“Intellectual Property”). Any such assignment of Intellectual Property shall occur regardless whether or not it is patentable or registrable under copyright or similar statutes or subject to analogous protection. Any such assignment shall be without additional compensation to Employee. Employee acknowledges that he has and shall have no intellectual property or other right, title or interest in or to any such Intellectual Property. Employee will promptly disclose and deliver such Intellectual Property to the Company and, at the request of and without charge to the Company, Employee will do all things deemed by the Company to be reasonably necessary to perfect title to the Intellectual Property in the Company and to assist in obtaining for the Company such patents, copyrights or other protection as may be provided under law and desired by the Company, including, without limitation, executing and signing any and all relevant applications, assignments, or other instruments. Employee further agrees to provide, at the Company’s request, declarations and affidavits and to give testimony, in depositions, hearings, or trials, in support of any of the Company’s rights hereunder. These obligations continue even after any termination of the employment relationship. In the event the Company is unable, after reasonable effort, to secure Employee’s signature on any document or documents needed to apply for or prosecute any patent, copyright or other right or protection, for any reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact to act for and on his behalf to execute and file any such application or other document and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or similar protections thereon with the same legal force and effect as if executed by his.

(b)     Employee acknowledges that all original works of authorship, including, without limitation, software, manuals and documentation, that have been or may be created by Employee during and within the scope of employment are and shall be “works-for-hire” and the sole property of the Company.

(c)     Notwithstanding any provision of this Agreement, Employee understands and agrees that Employee is not being required to assign, and will not be deemed to have assigned, the following:

(i)     any inventions that the Employee developed entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by the Employee for the Company.

(ii)    Inventions, developments and intangible interests and properties (i.e., patents, patent applications, intellectual property, copyrights, trade secrets, and trademarks) that Employee made prior to starting employment with the Company. To avoid any uncertainty, Employee agrees to set forth as an Exhibit to this Agreement, any inventions, developments and intangible interests that he owns or has an interest in at the time of execution of this Agreement.

4.             Prior Employment. The Company does not want, and Employee is not permitted to bring to the Company or use any confidential information of a prior employer or its clients. Employee hereby represents and warrants to the Company that the execution, delivery and performance of this Agreement by Employee does not and shall not conflict with, breach, violate or cause a default under any contract or agreement, to which Employee is a party or by which he is bound. The Company acknowledges receipt of the employment agreement and related terms and conditions of Employee’s current employment.

5.            Remedy for Breach. Employee expressly acknowledges and agrees that any breach or threatened breach of the provisions of this Agreement shall, to the extent permitted by a court with jurisdiction therefor, entitle the Company, in addition to any other legal remedies available to it, to seek injunctive relief, to prevent any violation of this Agreement without the necessity of the Company posting bond or furnishing other security and without proving special damages or irreparable injury. Employee recognizes, acknowledges and agrees that such injunctive relief may be necessary to protect the Company’s legitimate business interests. Employee further acknowledges that the restrictions set forth above in Sections 1 and 2 including, without limitation, the time periods and activity limitations, are reasonable and necessary for the protection of the Company’s legitimate business interests; that such restrictions do not impose an undue hardship on Employee or otherwise preclude Employee from obtaining gainful employment; that irreparable injury will result to the Company if Employee violates such restrictions; and that, in the event of Employee’s actual violation of such restrictions, monetary damages may not be an adequate remedy for any such breach and the Company may have no adequate remedy at law. Employee further acknowledges and agrees that the existence of any claims which Employee may have against the Company, whether under this Agreement or otherwise, will not be a defense to the enforcement by the Company of any of its rights under this Agreement. For the avoidance of doubt, this Agreement is not subject to the arbitration provisions of Section 6.9.2 of the Employment Agreement.

6.             Expenses. In any dispute arising under or related to this Agreement (including an alleged breach thereof) or any proceeding relating to the enforcement of this Agreement, the prevailing party will be entitled to an award of its costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred in such action from the non-prevailing party within 30 days following the final settlement of such dispute.

7.             Tolling of Restrictive Periods. If Employee is found by a non-appealable order by a court in the relevant jurisdiction to have violated any of the restrictions set forth in this Agreement, the time period for such restrictions shall be extended for a period of time equal to the period during which Employee is found to be in violation of this Agreement.

8.             Invalidity of Any Provision. It is the intention of the parties hereto that this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. Further, in the event that any part or provision hereof shall be declared by a court of competent jurisdiction to exceed the maximum time period or restriction such court deems reasonable and enforceable, then the parties expressly authorize the court to modify such part or provision so that it may be enforced to the maximum extent permitted by law.

9.             Applicable Law; Forum. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Illinois, without giving effect to the conflicts laws of such state. Employee and the Company agree that the exclusive venue of any action, proceeding, claim, counterclaim, cross-claim or other litigation arising out of or relating to this Agreement shall be in the Circuit Court of Cook County, Illinois which shall retain jurisdiction over the parties for that purpose, and the parties will consent to the personal jurisdiction of such court for such purpose.

10.           Waiver of Breach. The waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

11.           Successors and Assigns; Meaning of “Company”. This Agreement shall inure to the benefit of and be binding upon Employee and his estate, the Company, its subsidiaries and affiliates, and each of their respective successors and assigns, including any successor to the Company. For purposes of this Agreement, the term “Company” shall include any subsidiary, division, predecessor, successor or assign of the Company.

12.          Entire Agreement. This Agreement contains the entire agreement of the parties. This Agreement may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, changes, modification, extension, or discharge is sought.

13.           Assistance of Counsel. Employee acknowledges that he has read and understands this Agreement in its entirety before signing this Agreement, and that Employee has had an opportunity to consult with counsel of his choice before doing so and has so consulted with such counsel.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

EMPLOYEE:	AG&E HOLDINGS, INC.

By:
Anthony Tomasello
Title:

Date:	Date:

Exhibit E

Form of Voting Agreement

(see attached)

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of [●], [●], is entered into by and between AG&E HOLDINGS INC., an Illinois corporation (the “Company”), and Anthony Tomasello (“Shareholder).

RECITALS

WHEREAS, this Agreement has been executed and delivered pursuant to, and in connection with the closing of the transactions contemplated by, that certain Agreement and Plan of Merger, dated as of April 12, 2016, entered into by and among the Company, American Gaming & Electronics, Inc., a Nevada corporation and a wholly-owned Subsidiary of the Company, Advanced Gaming Associates LLC, a Pennsylvania limited liability company, and Shareholder, both in his individual capacity and in his capacity as the company representative (the “Merger Agreement”).

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

Article I
Definitions

Section 1.01     Definitions.

“Affiliate” means, with respect to any Person, (a) any Controlled Person of such Person, (b) any other Person directly or indirectly controlling, controlled by or under common control with such Person or (c) any Person (and its Subsidiaries) in relation to which such Person or any of its Controlled Persons is required, from time to time, whether alone or as part of a group, to make or maintain a filing with the SEC on Schedule 13D. For the purpose of this definition, the term “control ” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, that in no event, for purposes of this Agreement, shall the Company or any of its Subsidiaries or controlled Affiliates be considered an Affiliate of Shareholder, nor shall Shareholder or any of his Affiliates be considered to be an Affiliate of the Company or any of its Subsidiaries or controlled Affiliates.

“Applicable Law” means all laws, statutes, constitutions, rules, regulations, principles of common law, resolutions, codes, ordinances, requirements, judgments, orders, decrees, injunctions and writs of any Governmental Entity.

“beneficially own” or “beneficial ownership” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; provided that: (a) the words “within 60 days” in Rule 13d-3(d)(1)(i) shall be disregarded for the purposes of this Agreement and (b) a Person shall also be deemed to be the beneficial owner of, without duplication, (i) all Common Shares which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, (ii) all Common Shares which such Person has or shares the right to vote or dispose, and (iii) all Common Shares to which such Person has economic exposure through any derivative transaction that gives such Person the economic equivalent of ownership of an amount of Common Shares due to the fact that the value of the derivative is explicitly determined by reference to the price or value of Common Shares, or which provides such Person an opportunity, directly or indirectly, to profit, or to share in any profit, derived from any increase in the value of Common Shares, in any case without regard to whether (x) such derivative conveys any voting rights in Common Shares to such Person, (y) the derivative is required to be, or capable of being, settled through delivery of Common Shares, or (z) such Person may have entered into other transactions that hedge the economic effect of such beneficial ownership of Common Shares.

“Board” means, subject to Section 1.02(b), the board of directors of the Company.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Chicago, Illinois are authorized or required by Applicable Law to be closed for business.

“Change of Control Transaction” means, subject to Section 1.02(b), (a) a transaction whereby any Person or group would acquire, directly or indirectly, Voting Securities representing more than 50% of the Total Voting Power; (b) the sale of all or substantially all of the consolidated assets of the Company and its Subsidiaries; or (c) a merger, consolidation, recapitalization or reorganization of the Company, unless securities representing more than 50% of the Total Voting Power of the Successor Company are immediately thereafter beneficially owned, directly or indirectly, by the Persons who beneficially owned the Company’s outstanding Voting Securities immediately prior to such transaction.

“Closing” has the meaning ascribed to such term in the Merger Agreement.

“Common Share” means, subject to Section 1.02(b), a share of common stock of the Company.

“Company” has the meaning, subject to Section 1.02(b), in the preamble.

“Company Securities” means, subject to Section 1.02(b), (a) the Common Shares, (b) securities convertible or exercisable into, or exchangeable for, Common Shares, (c) any other Voting Securities, (d) any other equity or equity-linked security issued by the Company, (e) options, warrants or other rights to acquire any of the foregoing, and (f) Subsidiary Securities (in each case whether or not issued by the Company or its Subsidiaries). For the avoidance of doubt, each of the foregoing (a) through (f) shall include any securities exposure to which is held in derivative form.

“Controlled Person” means, with respect to any Person, any other Person controlled by such Person. For the purpose of this definition, the term “control” (including, with a correlative meaning, the term “controlled by”), as used with respect to any Person, means either (a) beneficial ownership, directly or indirectly, of securities of any Person that represent 50% or more of the vote in the election of directors (or equivalent) or otherwise entitle the holder to nominate or designate a majority of the directors (or equivalent), or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Disinterested Directors” means the members of the Board, other than: (a) Shareholder; (b) any Affiliate of Shareholder; (c) any Person who was nominated for election to the Board by Shareholder; and (d) any Person who was proposed by Shareholder to the Nominating and Governance Committee of the Board in accordance with Section 3.02(b) below for nomination for election to the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body (e.g., stock exchange) exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“group” has meaning within the meaning of Section 13(d)(3) of the Exchange Act.

“Merger Agreement” has the meaning in the recitals.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Entity or other entity.

“Qualifying Sale Process Offer” means any bona fide written proposal submitted on a confidential basis to the Board (subject to any mandatory disclosure requirements under applicable securities laws) by Shareholder in connection with an ongoing Sale Process relating to the acquisition (whether by tender offer, merger, consolidation, business combination or otherwise) of all of the outstanding Company Securities and, upon the consummation of which, Shareholder together with his Controlled Persons would acquire: (a) more than 50% of the Total Voting Power and (b) more than 50% of the outstanding Common Shares.

“Recommended Transaction” has the meaning set forth in Section 2.02.

“Sale Process” means:

(a)     a process initiated by a majority of Disinterested Directors pursuant to which the Board, management or one or more financial advisors, representatives or agents appointed by the Company invite, encourage or facilitate the submission of bona fide written proposals from third parties relating to the acquisition (whether by tender offer, merger, consolidation, business combination or otherwise) of all of the outstanding Company Securities or all or substantially all of the assets of the Company; or

(b)     a majority of Disinterested Directors having authorized management or one or more financial advisors, representatives or agents appointed by the Company to negotiate with any Person with respect to a proposal that, if consummated, would result in a Change of Control Transaction (it being agreed that, to the extent that any such Sale Process is initiated in connection with a proposal by Shareholder or any of his Controlled Persons, Shareholder and his Controlled Persons shall not be entitled to make or consummate a proposal pursuant to Section 2.02(b) in connection with such Sale Process).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder” has the meaning in the preamble.

“Standstill Period” has the meaning set forth in Section 2.01.

“Stock Consideration” has the meaning ascribed to such term in the Merger Agreement.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person; provided that none of the Company or any Subsidiary or controlled Affiliate of the Company shall be considered a Subsidiary of Shareholder or any of his Affiliates for purposes of this Agreement.

“Subsidiary Securities” means, subject to Section 1.02(b), (a) the common stock of any Subsidiary of the Company, (b) securities convertible or exercisable into, or exchangeable for, the common stock of any such Subsidiary, (c) any shares of common stock or other voting securities of any such Subsidiary entitled, in the ordinary course, to vote in the election of directors of any such Subsidiary, (d) any other equity or equity-linked security issued by any such Subsidiary and (e) options, warrants or other rights to acquire any of the foregoing (in each case whether or not issued by the Company or any such Subsidiary). For the avoidance of doubt, each of the foregoing (a) through (e) shall include any securities exposure to which is held in derivative form.

“Successor Company” means any entity: (a) that is the issuer of any securities into which any Company Securities or Subsidiary Securities are converted, exchanged, changed or reclassified (including by operation of law); or (b) the securities of which are distributed in respect of Company Securities or Subsidiary Securities (including in connection with a spin off transaction).

“Total Voting Power” means the aggregate number of votes which may be cast by all holders of outstanding Voting Securities in the election of directors.

“Transfer” means, with respect to any Company Securities, (a) when used as a verb, to sell, assign, dispose of, exchange or otherwise transfer such Company Securities or any participation or interest therein, or create or permit a lien, charge or encumbrance with respect to, whether directly or indirectly (including pursuant to a derivative transaction), or agree or commit to do any of the foregoing, and (b) when used as a noun, a direct or indirect sale, assignment, disposition, exchange or other transfer of such Company Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

“Voting Power” means the aggregate number of votes which may be cast by a holder of outstanding Voting Securities in the election of directors.

“Voting Securities” means, subject to Section 1.02(b), Common Shares and all other securities of the Company entitled to vote in the election of directors of the Company.

“5% Transfer” means a Transfer, or series of related Transfers, of Company Securities that would result in or involve: (a) a transferee acquiring a number of such Company Securities that would result in such Person, together with its Affiliates and any Person that is a member of a group with such Person or any of its Affiliates with respect to Company Securities, becoming a beneficial owner of 5% or more of: (i) the Total Voting Power or (ii) the outstanding Common Shares (or having the exposure to 5% or more of the Common Shares in derivative form); (b) the Transfer of Company Securities to any Person who at such time beneficially owns, together with its Affiliates and any Person that is a member of a group with such Person or any of its Affiliates with respect to Company Securities, 5% or more of: (i) the Total Voting Power or (ii) the outstanding Common Shares (or having the exposure to 5% or more of the Common Shares in derivative form); or (c) Company Securities being acquired by an Affiliate of Shareholder or any Person that is a member of a group with such Person or any of its Affiliates with respect to Company Securities.

Section 1.02         Other Definitional and Interpretive Provisions.

(a)           The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are, unless expressly stated otherwise, to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to one gender include all genders. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

(b)           The terms Board, Change of Control Transaction, Common Shares, Company, Company Securities, Subsidiary Securities and Voting Securities shall be deemed to include applicable references to any Successor Company and such terms (including as used in other defined terms) shall be construed accordingly.

Article II
Standstill

Section 2.01          Standstill.

(a)            On and after the date hereof until the second anniversary of the Closing (the “Standstill Period”):

(i)     Shareholder will not, and shall ensure that his Controlled Persons and any Person acting on behalf of, or in concert with, him or any of his Controlled Persons will not, facilitate or encourage any other Person to, directly or indirectly, in any manner, effect any acquisition of ownership (including by operation of law and including the acquisition of the right to vote or direct the voting of any Company Securities) of Company Securities; provided that such prohibition shall not apply to the Stock Consideration initially received by Shareholder under the Merger Agreement; and

(ii)     Shareholder will not, and shall ensure that his Controlled Persons and any Person active on behalf of, or in concert, with him or any of his Controlled Persons will not, Transfer any Company Securities.

(b)           During the Standstill Period, Shareholder will not, and shall ensure that his Controlled Persons and any Person acting on behalf of, or in concert with, him or his Controlled Persons will not, facilitate or encourage any other Person to, directly or indirectly, in any manner:

(i)     effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or otherwise participate in, any tender offer, take-over bid, plan of reorganization, merger, exchange offer, consolidation, business combination, recapitalization, restructuring or other similar transaction involving the Company or any of its Subsidiaries (or any of their respective assets);

(ii)     (A) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or otherwise participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC or other Applicable Law) to vote, or withhold from voting, or seek to advise or influence any Person with respect to the voting, or withholding from voting, of, or conduct any other type of referendum (binding or non-binding) with respect to, any Voting Securities, (B) solicit, knowingly facilitate or knowingly encourage, directly or indirectly, any third party to engage in any such solicitation, (C) make any public statement in support of any such third-party solicitation, (D) form, join or in any way participate in a group with respect to any Voting Securities or (E) seek or propose the election or appointment of, except as permitted by Section 3.02 hereof, any person to, or representation on, or nominate or propose the nomination of any candidate to, the Board, or seek or propose the removal of, except as permitted by Section 3.03 hereof, any member of the Board;

(iii)     (A) call, request the calling of or otherwise seek or assist in the calling of a meeting of the shareholders of the Company, or (B) seek, propose or submit, any proposal or matter of business (whether binding or not) to be considered or voted upon at a meeting of the shareholders of the Company, including pursuant to Rule 14a-8 under the Exchange Act or submit, or participate in, any “shareholder access” proposal;

(iv)     publicly seek or propose to control the management or policies of the Company, except in accordance with the terms of any employment agreement entered into by Shareholder and the Company at the Closing and from time to time thereafter;

(v)     disclose any intention, plan or arrangement prohibited by or inconsistent with the foregoing;

(vi)     request that the Company (or its directors, officers, employees or agents), directly or indirectly, amend or waive any provision of this Section (including this sentence);

(vii)     take any action which would reasonably be expected to result in or require public disclosure regarding any of the types of matters set forth in clauses (i) through (vi); or

(viii)     agree or commit to any of the foregoing.

Section 2.02          Suspension of Standstill. Notwithstanding the Standstill Period and anything to the contrary set forth herein, the provisions of Section 2.01 shall not apply to Shareholder:

(a)           solely to the extent such restrictions would prohibit Shareholder either alone or as part of a group from publicly proposing and consummating a Change of Control Transaction (it being understood that the restrictions contained in Section 2.01 shall continue to apply to Shareholder for all other purposes), from and after the Company entering into a definitive agreement with respect to, or the Board recommending to the Company’s shareholders, a Change of Control Transaction (including, for the avoidance of doubt, pursuant to a tender offer) that has not resulted from any actions taken by Shareholder or any other Person in breach of this Article II (a “Recommended Transaction”); provided that the effect of this Section 2.02(a) shall continue only for so long as a Recommended Transaction is pending; and

(b)           solely to the extent such restrictions would prohibit Shareholder either alone or as part of a group from proposing a Qualifying Sale Process Offer (and, if approved by a majority of the Disinterested Directors, entering into a definitive agreement with the Company providing for such Qualifying Sale Process Offer and thereafter taking actions to consummate, and consummating, such Qualifying Sale Process Offer on the terms and conditions of such definitive agreement) (it being understood that the restrictions contained in Section 2.01 shall continue to apply to Shareholder for all other purposes); provided that the effect of this Section 2.02(b) shall continue to apply only for so long as a Sale Process is pending.

Article III
Voting Arrangements

Section 3.01         Size of the Board. Shareholder agrees to, and shall cause his Controlled Persons to, as applicable, cause the Voting Securities beneficially owned by him and such Persons (other than Voting Securities beneficially owned solely as a result of clause (b)(i) or (b)(iii) of the proviso in the definition of “beneficial ownership”) to be voted to ensure that the size of the Board shall be set and remain at five directors.

Section 3.02          Board Composition.

(a)            Shareholder agrees to, and shall cause his Controlled Persons to, as applicable, cause the Voting Securities beneficially owned by him and such Persons (other than Voting Securities beneficially owned solely as a result of clause (b)(i) or (b)(iii) of the proviso in the definition of “beneficial ownership”) to: (i) be voted to ensure that, at each annual or special meeting of shareholders of the Company at which an election of directors is held or pursuant to any written consent of the shareholders of the Company, the individuals nominated for election by the Nominating and Governance Committee of the Board be elected to the Board; and (ii) be present at any such meeting of shareholders of the Company for quorum purposes.

(b)           The Company agrees that it shall cause the Nominating and Governance Committee of the Board to give due consideration to the nomination of two individuals proposed by Shareholder as the Nominating and Governance Committee’s nominees for election to the Board, provided that such individuals meet the qualifications required of directors of the Company as set forth in the Company’s Articles of Incorporation and Bylaws and are otherwise qualified and independent of the Shareholder and his Controlled Persons.

Section 3.03         Removal of Board Members; Vacancies. Shareholder agrees to, and shall cause his Controlled Persons to, as applicable, cause the Voting Securities beneficially owned by him and such Persons (other than Voting Securities beneficially owned solely as a result of clause (b)(i) or (b)(iii) of the proviso in the definition of “beneficial ownership”) to: (i) be voted to ensure that no director elected in accordance with this Agreement is removed from office unless such removal is for cause and directed or approved by the Board; and (ii) be voted to ensure that any vacancy on the Board created by the resignation, removal or death of a director is filled by the then-remaining persons on the Board with due consideration given to any recommendation of the Nominating and Governance Committee.

Section 3.04         Other Matters. Shareholder agrees to, and shall cause his Controlled Persons to, as applicable, cause the Voting Securities beneficially owned by him and such Persons (other than Voting Securities beneficially owned solely as a result of clause (b)(i) or (b)(iii) of the proviso in the definition of “beneficial ownership”) to: (i) be voted to ensure that, at each annual or special meeting of shareholders of the Company or pursuant to any written consent of the shareholders of the Company, any proposed transaction or other action which otherwise receives majority approval of the Board, including a Change of Control Transaction or other strategic transaction involving the Company, is approved, adopted and not opposed; and (ii) be present at any such meeting of shareholders of the Company for quorum purposes.

Article IV
Other Arrangements

Section 4.01         Agreement to be Bound. After the Standstill Period, no Shareholder or any of his Controlled Persons shall, directly or indirectly, Transfer any Company Securities unless the transferee, at the time of and as a condition to such Transfer, agrees to be bound by the terms of this Agreement as if it were Shareholder by executing and delivering such documents as may be necessary in the reasonable discretion of the Company; provided that this Section 4.01 shall not apply to a Transfer of Company Securities that would not constitute a 5% Transfer.

Section 4.02         Applicability of Insider Trading Policies of Company and other Applicable Law. None of the provisions or restrictions contained herein shall derogate from Shareholder’s obligation to, and Shareholder agrees to (and shall cause his Controlled Persons to, as applicable), fully comply with: (a) all insider trading and other policies established and maintained by the Company with respect to ownership of Company Securities by its directors, officers and other insiders; and (b) the Securities Act, the Exchange Act and any other Applicable Law.

Section 4.03         Consequences of Breach. Upon the occurrence of a breach or threaten breach by Shareholder of this Agreement or any of his Controlled Persons, in addition to any and all other remedies that may be available to any other party, and without any further action by any Person, the rights, benefits and entitlements of Shareholder and his Controlled Persons under this Agreement and any registration rights agreement that Shareholder has entered into with the Company, if any, shall cease and be of no further force or effect; provided that the obligations and agreements of, and restrictions and limitations on, Shareholder shall remain binding upon Shareholder and shall continue in full force and effect.

Section 4.04         Legended Certificates. Any certificate representing Company Securities beneficially owned by Shareholder or any of his Controlled Persons shall be imprinted with a legend that reflects the restrictions and voting arrangements contained in this Agreement.

Section 4.05         Irrevocable Proxy and Power of Attorney. Shareholder hereby constitutes and appoints as the proxies of Shareholder, and hereby grants a power of attorney to, each Disinterested Director, with full power of substitution, with respect to the matters set forth herein, including, without limitation, the voting arrangements described in Article III hereof, and hereby authorizes each of them to represent and vote, if and only if Shareholder (a) fails to vote, or (b) attempts to vote (whether by proxy, in person or by written consent) in a manner which is inconsistent with the terms of this Agreement, all of the Voting Securities of Shareholder and his Controlled Persons pursuant to and in accordance with the terms and provisions of this Agreement. Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and Shareholder in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates pursuant to Article V hereof. Shareholder hereto hereby revokes any and all previous proxies or powers of attorney with respect to any Company Securities and shall not hereafter, unless and until this Agreement terminates pursuant to Article V hereof, purport to grant any other proxy or power of attorney with respect to any Company Securities, deposit any Company Securities into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any Person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any Company Securities, in each case, with respect to any of the matters set forth herein.

Article V
Termination

Section 5.01        Termination. This Agreement shall automatically terminate, without any further action by any Person, upon: (a) the written agreement of each party hereto to terminate this Agreement; or (b) Shareholder’s and his Controlled Persons’ ceasing to have any beneficial ownership of any Company Securities.

Section 5.02        Effect of Termination. Upon any termination of this Agreement in accordance with the provisions of Section 5.01 hereof, this Agreement shall become void and of no further effect; provided that: (i) the provisions of this Section 5.02 and Article VI shall survive any termination pursuant to Section 5.01; and (ii) any breach occurring prior to such termination shall survive such termination.

Article VI
Miscellaneous

Section 6.01         Successors and Assigns.

(a)           This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.

(b)          Except as expressly provided herein, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto pursuant to any Transfer of Company Securities or otherwise.

(c)           Except as expressly set forth in this Agreement, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 6.02         Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (postage prepaid, receipt requested); (c) on the date sent by facsimile or e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth on the signature page hereto (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.02).

Section 6.03         Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law. In no event shall Shareholder be entitled to recover from the Company punitive damages or consequential damages.

Section 6.04        Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction).

Section 6.05         Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF ILLINOIS OR THE COURTS IN THE STATE OF ILLINOIS LOCATED IN COOK COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 6.06         WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.06.

Section 6.07         Specific Performance. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond or other security, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

Section 6.08         Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 6.09         Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties hereto with respect to the subject matter hereof and thereof.

Section 6.10         Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

COMPANY:		AG&E HOLDINGS INC.

Address for Notices:		By:
9500 West 55th Street, Suite A		Name:
McCook, Illinois 60525		Title:

Attention:	Special Committee of the Board of Directors c/o Michael Levin
E-mail:	m.levin@comcast.net

SHAREHOLDER:	Anthony Tomasello

Address for Notices:

Attention:
E-mail: